As filed with the Securities and Exchange Commission on June 20, 2023.

Registration No. 333-262029

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QINHONG INTERNATIONAL GROUP

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7380	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

Block 1, Unit 2, Suite 1705, Poly Center

7 Consulate Road, Wuhou District

Chengdu, Sichuan, China 610000
Tel: +86 28-81403245

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

 With a copy to:

Richard I. Anslow, Esq. Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300 Fax: (212) 370-7889	Ralph V. De Martino, Esq. Cavas Pavri, Esq. ArentFox Schiff LLP 17171 K Street, NW Washington, DC 20006 Tel: (202) 724-6848 Fax: (202)778-6460

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED JUNE 20, 2023

3,750,000 Ordinary Shares

QINHONG INTERNATIONAL GROUP

This is the initial public offering of ordinary shares of QinHong International Group, a Cayman Islands exempted company. We are offering 3,750,000 ordinary shares, par value $0.0001 per share. We expect the initial public offering price of the shares to be in the range of $4.00 to $4.50 per share. Prior to this offering, there has been no public market for our ordinary shares. We have applied to have our ordinary shares listed on the Nasdaq Capital Market (or Nasdaq) under the symbol “QHI.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq; however, we will not complete this offering unless our ordinary shares are so listed.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our securities involves significant risks. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 25 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus and in the other documents that are incorporated by reference into this prospectus.

QinHong International Group is not an operating company but a holding company incorporated in the Cayman Islands with operations conducted by its subsidiaries in the People’s Republic of China, or the PRC or China. When used herein, the references to laws and regulations of “China” or the “PRC” are only to such laws and regulations of mainland China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau. However, the same legal and operational risks associated with operations in China also apply to operations in Hong Kong. As of the date of this prospectus, we have no business operations in Hong Kong.

Investors in our ordinary shares thus are not purchasing any equity interest in our operating entities in China but instead are purchasing equity interest in a Cayman Islands holding company. Unless otherwise indicated or the context otherwise requires, as used in this prospectus, “QinHong,” “we,” “us,” “our,” “our company,” the “Company,” “registrant” or similar terms used in this prospectus refer to QinHong International Group, a Cayman Islands exempted company, including its consolidated subsidiaries; “Cayman Islands holding company” means QinHong International Group, a Cayman Islands exempted company; “subsidiaries” means, collectively, QinHong Capital Group Limited, a limited liability company formed under the laws of Hong Kong, Chengdu Xiyuan Supply Chain Management Co., Ltd., a PRC limited liability company (“WFOE”), Sichuan QinHong Technology Co., Ltd., a PRC limited liability company and one of our operating entities (“QinHong Technology”), Sichuan QinHong Enterprise Management Co., Ltd., a PRC limited liability company and one of our operating entities (“QinHong Management”), and Chengdu QinHong Business Information Consulting Co., Ltd., a PRC company with limited liability and one of our operating entities. QinHong Technology and QinHong Management used to be controlled by us as variable interest entities (“VIEs”) through a series of contractual arrangements (the “VIE Agreements”). We terminated the VIE Agreements with QinHong Technology in March 2022 and with QinHong Management in April 2022 and completely unwound the VIE structure, as a result of which we hold 100% of the equity interests of both QinHong Technology and QinHong Management.

In addition, as substantially all of our operations are conducted through our subsidiaries in China, the legal and operational risks associated with having substantially all of our operations in China, including risks related to the legal, political and economic policies of the PRC government, the relations between PRC and the United States and PRC or United States regulations, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and/or cause the value of our Cayman Islands holding company’s ordinary shares to significantly decline or become worthless.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. For example, PRC regulators have been increasingly focused on regulation in areas of data security and data protection and the PRC regulatory requirements regarding cybersecurity are constantly evolving. Various regulatory bodies in China, specifically the Cyberspace Administration of China (the “CAC”), have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. As advised by our PRC counsel, Beijing DOCVIT Law Firm, as of the date of this prospectus, we are not directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior and our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. Should these statements or regulatory actions apply to us, our ability to conduct our business in China or list on a U.S. or other overseas exchange may be restricted. We also face uncertainties regarding the interpretation and implementation of these laws and regulations in the future and if the recent PRC regulatory actions on data security or other data-related laws and regulations were to apply to us, we could become subject to certain cybersecurity and data privacy obligations, including the potential requirement to conduct a cybersecurity review for our public offerings at a foreign stock exchange, and the failure to meet such obligations could result in penalties and other regulatory actions against us and may materially and adversely affect our ability to conduct its business, accept foreign investments, or list on an U.S. or other foreign exchange.

China Securities and Regulatory Commission (the “CSRC”) released the Tentative Measures for Administration of the Overseas Issuance and Listing of Securities by Domestic Enterprises (the “Tentative Measures”) on February 17, 2023, which became effective on March 31, 2023. The Tentative Measures lay out the filing regulation arrangement for both direct and indirect overseas listing by PRC domestic companies, and clarify the determination criteria for indirect overseas listing in overseas markets. As advised by our PRC legal counsel, Beijing DOCVIT Law Firm, since our registration statement on the Form F-1 has not been declared effective by the Securities and Exchange Commission (the “SEC”) and we have not obtained the Nasdaq approval of this offering prior to March 31, 2023, we are required to comply with the filing requirements under the Tentative Measures in connection with this offering. In addition, any future securities offerings and listings outside of mainland China by our Company, including but not limited to follow-on offerings, secondary listings and going private transactions, will be subject to the filing requirements with the CSRC under the Tentative Measures, and we cannot assure you that we will be able to comply with such filing requirements in a timely manner, or at all. See “Risk Factors” beginning on page 25 of this prospectus for a discussion of these legal and operational risks and information that should be considered before making a decision to purchase our ordinary shares.

Furthermore, as more stringent criteria have been imposed by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) recently, our securities may be prohibited from trading if our auditor cannot be fully inspected. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list did not include our auditor, Wei, Wei & Co., LLP. Our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. In the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause our securities to be delisted from the stock exchange. The Holding Foreign Companies Accountable Act (the “HFCAA”), which was signed into law on December 18, 2020, requires a foreign company to submit that it is not owned or manipulated by a foreign government or disclose the ownership of governmental entities and certain additional information, if the PCAOB is unable to inspect completely a foreign auditor that signs the company’s financial statements. The Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was enacted on December 29, 2022, has decreased the number of non-inspection years from three years to two, thus reducing the time period before our ordinary shares may be prohibited from trading or delisted. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law. The Consolidated Appropriations Act contains, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. If the PCAOB is unable to inspect or investigate completely the Company’s auditors or for a period of two consecutive years, our securities may be prohibited from trading and Nasdaq may determine to delist the Company’s securities. See “Risk Factors — Risks Related to Doing Business in China — Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the AHFCAA amends the HFCAA and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” on page 28.

We will rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us.

As of the date of this prospectus, our subsidiaries have not made any dividends or distributions to their parent company or our Cayman Islands holding company, and no dividends or distributions have been made by the Cayman Islands holding company to its shareholders, including U.S. investors, except that QinHong Technology paid dividends of RMB 4.0 million (approximately $0.6 million) to WFOE in April 2022, and QinHong Management made a dividends of RMB 4.0 million (approximately $0.6 million) to WFOE in June 2022. During six months ended December 31, 2022, QinHong Technology and QinHong Management paid additional dividends of $0.50 million and $0.43 million, respectively, to WFOE. For the six months ended December 31, 2022 and the fiscal years ended June 30, 2022 and 2021, there was no cash transferred from the Cayman Islands holding company to its subsidiaries. Cash flow among the subsidiaries primarily consists of transfers for working capital purposes. For the six months ended December 31, 2022, QinHong Technology made an interest-free loan of approximately $82,400 to WFOE and WFOE repaid approximately $17,900 to QinHong Technology. For the six months ended December 31, 2022, QinHong Management did not make any interest-free loan to WFOE and WFOE repaid approximately $57,300 to QinHong Management. During the fiscal year ended June 30, 2022, QinHong Technology made an interest-free loan of approximately $100,700 to WFOE and WFOE repaid approximately $77,500 to QinHong Technology. During the fiscal year ended June 30, 2022, QinHong Management made an interest-free loan of approximately $62,000 to WFOE and WFOE repaid approximately $15,500 to QinHong Management. The transfer of funds among companies are subject to the Provisions of the Supreme People's Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the "Provisions on Private Lending Cases"), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Beijing DOCVIT Law Firm, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary's operations. We have not been notified of any other restriction which could limit our PRC subsidiaries' ability to transfer cash between them. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our PRC subsidiaries via capital contribution or shareholder loans, as the case may be. See our financial statements and the accompanying notes starting on page F-3.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting fee and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)

The underwriting discount is 7% of the public offering price provided that in the event and to the extent that purchasers are introduced to the underwriters by us, the discount shall be 6.5%.  Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, payable to the representative of the underwriters, as well as reimbursement of certain expenses of the underwriters. In addition to the underwriting discounts listed above and the non-accountable expense allowance described in the footnote, we have agreed to issue to the representative of the underwriters upon the closing of this offering a warrant exercisable for a period of five years from the effective date of this registration statement entitling the representative to purchase up to 5% of the number of shares sold in this offering at a per share exercise price equal to 100% of the public offering price. The registration statement of which this prospectus is a part also covers such warrants and the shares issuable upon the exercise thereof.  See “Underwriting” of this prospectus for additional information regarding the compensation to be received by the underwriters and our arrangements with the underwriters.

We have also granted the representative of the underwriters a 45-day option to purchase up to an additional 562,500 ordinary shares solely to cover over-allotments, if any.

The underwriters expect to deliver the ordinary shares against payment on or about [●], 2023.

THE BENCHMARK COMPANY LLC                  AXIOM CAPITAL MANAGEMENT, INC.

The date of this prospectus is [●], 2023.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We have not taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of the prospectus outside the United States.

 Unless otherwise indicated, data contained in this prospectus concerning the markets relevant to our operations are based on information from various public sources. Although we believe that this data is generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

Trademarks

We have proprietary or licensed rights to trademarks used in this prospectus, including “QinHong.” Solely for our convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

Industry and Market Data

This prospectus contains estimates, projections and other information concerning our industry, our business, the markets for our services. We obtained the statistical data, market data and other industry data and forecasts described in this prospectus from market research, publicly available information and industry publications.

The content of the above sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. Information that is based on estimates, forecasts, projections, market research, scientific research, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe that the data we use from third parties are reliable, we have not independently verified the accuracy or completeness of the data. You are cautioned not to give undue weight to any such information, projections, and estimates. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus. In addition, such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Presentations of third-party information regarding the size of the markets in which we competed and originally quoted in RMB are presented in U.S. dollars based upon the exchange rate in effect on June 30, 2022, which is $1.00 to RMB 6.6964, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board.

Certain Definitions

Unless otherwise indicated or the context otherwise requires, the following terms as used in this prospectus have the following meanings:

●	“accounts receivable” means the proceeds or payments which a company will receive from its customers who have purchased good or services;

●	“BA bills” means banker’s acceptance bills;

●	“Cayman Islands holding company” means QinHong International Group, a Cayman Islands exempted company;

●	“China” or “PRC” means the People’s Republic of China and the term “Chinese” has a correlative meaning for the purpose of this prospectus;

●	“GAAP” or “U.S. GAAP” means the accounting principles generally accepted in the United States of America;

●	“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Macao” means the Macao Special Administrative Region of the People’s Republic of China;

●	“mainland China” means the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and the Macao Special Administrative Region of the People’s Republic of China;

●	“negotiable instruments” means the documents which promise payment to the assignee or a specified person, which generally include bills of exchange, promissory notes, checks and other notes stipulated by the People’s Bank of China;

●	“PRC subsidiaries” means the Company’s subsidiaries that were incorporated in China, including WFOE, QinHong Technology, QinHong Management and QinHong Consulting;

●	“QinHong,” “we,” “us,” “our,” “our Company,” the “Company,” “registrant” or similar terms used in this prospectus refer to QinHong International Group, a Cayman Islands exempted company, including its consolidated subsidiaries, unless the context otherwise indicates;

●	“QinHong Consulting” means Chengdu QinHong Business Information Consulting Co., Ltd., a limited liability company formed under the laws of the PRC and a wholly owned subsidiary of WFOE;

●	“QinHong Management” means Sichuan QinHong Enterprise Management Co., Ltd., a limited liability company formed under the laws of the PRC and a wholly owned subsidiary of WFOE;

●	“QinHong Technology” means Sichuan QinHong Technology Co., Ltd., a limited liability company formed under the laws of the PRC and a wholly owned subsidiary of WFOE;

●	“RMB” or “Renminbi” means the legal currency of the People’s Republic of China;

●	“RTPs” means negotiable instruments, accounts receivable and other rights to payment;

●	“share” and “ordinary shares” means our ordinary shares of par value US$0.0001 per share;

●	“share capital” or “shares in the capital of” or similar expressions mean shares in a company that does not have share capital under its governing law, but which is authorized to issue a maximum or unlimited number of shares;

●	SMEs refers to small-to-medium size enterprises to which we offer our services.

●	“subsidiaries” means QinHong Capital Group Limited, a limited liability company formed under the laws of Hong Kong and our WFOE, Chengdu Xiyuan Supply Chain Management Co., Ltd., a limited liability company formed under the laws of the PRC;

●	“$”, “dollars,” “USD” or “U.S. dollars” means the legal currency of the United States;

●	“variable interest entities” or “VIEs” means variable interest entity whose financial statements were included in our consolidated financial statements as a result of a series of agreements based upon which, under U.S. GAAP, we were considered the primary beneficiary of QinHong Technology and QinHong Management for accounting purposes before they became our wholly owned subsidiaries; and

●	“WFOE” refers to our wholly owned subsidiary, Chengdu Xiyuan Supply Chain Management Co., Ltd., a Chinese company with limited liability.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

When used herein, the references to laws and regulations of “China” or the “PRC” are only to such laws and regulations of mainland China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau. However, the same legal and operational risks associated with operations in China also apply to operations in Hong Kong. As of the date of this prospectus, we have no business operations in Hong Kong.

On February 21, 2023, the Company’s Board of Directors approved a share surrender of an aggregate of 2,750,000 issued ordinary shares by all existing shareholders on a pro rata basis. No cash or other consideration was paid for the shares. The surrender resulted in 6,000,000 ordinary shares issued and outstanding. Unless otherwise provided in this prospectus, all share and per share numbers relating to our ordinary shares prior to the share surrender have been adjusted to give effect to such share surrender.

Certain monetary amounts, percentages, and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

PROSPECTUS SUMMARY

Investors are cautioned that you are not directly buying shares of a China-based operating company but instead are buying shares of a holding company issuer with no material operations of its own that conducts substantially all of its operations through its subsidiaries in China.

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors” beginning on page 25. We note that our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Overview

QinHong International Group is a holding company incorporated in the Cayman Islands. As a holding company with no material operations of its own, our Cayman Islands holding company conducts a substantial majority of its operations through its operating entities established in China. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company. The approval of PRC regulatory agencies may be required in connection with this offering under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we may not be able to obtain such approval. For a description of our corporate structure, see “Corporate Structure.”

Our Business

We are an emerging provider of financial facilitation and referral services in Sichuan Province, People’s Republic of China (which we refer to herein as the PRC or China) with operations conducted through our subsidiaries in China. We offer our clients, primarily small-to-medium enterprises (or SMEs) and financial institutions, a variety of services in connection with the monetization of negotiable instruments, accounts receivable and other rights to payment, all of which we collectively refer to as RTPs.

Our operating subsidiaries commenced operations in July 2017 and have since built a network of SMEs, commercial banks, factoring companies and other financial and non-financial institutions which enables us to effectively and efficiently help our SME clients to obtain greater cash flows at lower costs through disposition of their RTPs and assist our financial institution clients in finding diversified investment opportunities with attractive returns by referring to them SMEs with RTP financing requirements.

Through the extensive experience of our founders in the transfers of negotiable instruments, we strategically focus on the facilitation of transfers of banker’s acceptance bills (or BA bills), which is a type of negotiable instrument commonly used in trades in China), typically with an aggregate face value of more than RMB10 million (approximately $1.55 million) per transaction. Such transactions bring us higher revenue per transaction with relatively lower operating costs than transactions that trade other types of negotiable instruments as we can focus our resources on servicing fewer clients with higher transaction value. As of December 31, 2022, we had facilitated transfers of negotiable instruments, all of which were BA bills for our SME clients with an aggregate face value of approximately RMB 13.3 billion (approximately $2.0 billion) over the past five and half fiscal years.

Leveraging on our expanding network of SMEs and financial institutions, in August 2019, we started offering referral services to one financial institution whose business is to purchase low risk RTPs at a discount. We presently service one third-party factoring company based in Shenzhen City, China and had successfully referred 33 RTP holders to this client and facilitated its purchase of RTPs in the aggregate amount of approximately RMB 133.8 million (approximately $20.0 million) as of December 31, 2022.

We receive service fees for our facilitation and referral services, which generally range from 0.2% to 0.3% of the face value of RTPs for SME clients and 0.1%-3% of proceeds for referral services. For the six months ended December 31, 2022, we generated revenue of approximately $0.4 million, of which approximately $0.2 million was derived from our facilitation services (before deducting sales taxes) to our SME clients. For the fiscal years ended June 30, 2022 and 2021, we generated revenue of approximately $1,438,000 and $2,132,000, respectively, among which approximately $1,271,000 and $1,294,000 were derived from our facilitation services (before deducting sales taxes) to our SME clients.

Classification of and Market for Negotiable Instruments in China

Pursuant to the Negotiable Instruments Law of the PRC, negotiable instruments include bills of exchange, promissory notes and checks. There are two types of bills of exchange: bank drafts and commercial drafts. Commercial drafts include commercial acceptance bills and BA bills. For a commercial acceptance bill, a non-financial entity agrees to pay the amount indicated on the draft to the beneficiary or bearer at the request of the drawer without any condition; while for a BA bill, the bank promises to pay the amount indicated on the draft to the beneficiary or bearer at the request of the drawer without any condition.

The negotiable instrument market in China includes both a primary market and a secondary market. The primary market is where the negotiable instruments are issued, while the secondary market is where those instruments are traded. In the primary market, negotiable instruments mainly serve as credit vouchers and payment and settlement instruments and the transactions in the primary market consist of the issuance and acceptance of negotiable instruments.

In the secondary market, negotiable instruments may be endorsed and transferred, discounted, interbank discounted and rediscounted. As a consulting service provider, we facilitate our clients with transfer of negotiable instruments (BA bills) by endorsement to financial institutions or discounting of instruments to commercial banks. There are a large number of sole proprietors providing similar services in the negotiable instrument market. There are no public records or market statistics about these sole proprietors.

Negotiable instruments may be used as a payment method or financing tool. Due to the rapid growth and wide usage of electronic payment methods in China, the payment function of negotiable instruments has become less prominent and negotiable instruments have been primarily used as a financing tool.

According to statistics issued by the Shanghai Commercial Paper Exchange, in 2020, the negotiable instrument market was RMB148.24 trillion (approximately $22.93 trillion), representing a 12.8% increase from the previous year. In 2020, the total face value of BA bills issued was RMB18.47 trillion (approximately $2.86 trillion), representing a 6.43% increase from the previous year. A total of 7,819 companies consummated transactions for an aggregate of $46.98 billion via electronic commercial drafts in 2020. In 2020, the commercial draft acceptance market in China was RMB3.62 trillion (approximately $0.56 trillion), which represents an increase of 19.8% over the previous year.

As all of the BA bills we facilitate are issued and transferred electronically through the People’s Bank of China (“PBOC”) system, we believe the exposure to any risk of bill fraud has been minimized due to the electronic and instant nature of the PBOC system, as opposed to BA bills in paper form. There have been some instances of internal fraudulent activities within certain PRC commercial banks while processing the BA bills electronically and any damages caused by those activities are generally indemnified by the commercial banks. We conduct due diligence for our own information and records only; however, we do not verify the authenticity or validity of the RTPs. See “Business – Risk Management.”

Our Strengths

We believe that the following strengths differentiate us from our competitors and provide us with advantages for realizing the potential of market opportunity:

●	Our focus on monetization of RTPs with high profit margins,

●	Trusted relationship with our clients,

●	Our expeditious and seamless services that address clients’ needs, and

●	An experienced management team.

Our Strategies

We believe our dedicated and efficient services are attracting increasing numbers of SMEs and financial institutions to work with our company. To gain competitive advantages, we plan to implement the following strategies:

●	Invest in human capital to expand facilitation and referral services to our clients;

●	Build a scalable platform for the transfer of negotiable instruments; and

●	Pursue formation or acquisition of a factoring business (although as of the date of this prospectus, we have not identified or engaged in any material discussions regarding any potential factoring business acquisition)

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus, including our subsidiaries.

On November 18, 2019, WFOE entered into a series of agreements (the “VIE Agreements”) separately with each of QinHong Technology, QinHong Management and their respective shareholders. On March 7, 2022, all of the VIE Agreements with QinHong Technology were terminated, and on April 7, 2022, all of the VIE Agreements with QinHong Management were terminated. On April 7, 2022, WFOE entered into an equity transfer agreement with QinHong Management and the shareholders of QinHong Management. Pursuant to the equity transfer agreement, each of the shareholders of QinHong Management transferred to WFOE their respective equity interests in QinHong Management for no consideration. As a result, we hold 100% of the equity interests of both QinHong Technology and QinHong Management.

As of the date of this prospectus, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions only include business licenses. The following table provides details on the licenses and permissions held by our PRC subsidiaries.

Company	License/Permission	Issuing Authority	Validity
WFOE	Business License	Administration For Market Regulation of Chengdu	Long-term
QinHong Technology	Business License	Administration For Market Regulation of Chengdu	Long-term
QinHong Management	Business License	Administration For Market Regulation of Chengdu Jinniu District	Long-term
QinHong Consulting	Business License	Administration For Market Regulation of Chengdu Wuhou District	Long-term

The following table sets forth the summary consolidated balance sheets data as of December 31, 2022 and June 30, 2022 and 2021 of (i) the parent company, QinHong International Group, (ii) its subsidiary, which is QinHong Capital Group Limited, (iii) WFOE, which is Chengdu Xiyuan Supply Chain Management Co., Ltd., and (iv) QinHong Technology, QinHong Management and QinHong Consulting, all three of which are subsidiaries of WFOE, and the summary of the consolidated statement of income and cash flows for the six months ended December 31, 2022 and the fiscal years ended June 30, 2022 and 2021. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this information together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Selected Condensed Consolidated Balance Sheets Data

(Expressed in U.S. dollars)

	December 31, 2022

	Parent	Subsidiary	WFOE	WFOE’s subsidiaries	Elimination	Total

Cash and cash equivalents	$—	$—	$3,959	$77,630	$—	$81,589
Accounts receivable	—	—	312,251	780,943	—	1,093,194
Loans receivable	—	—	2,623,835	565,357	—	3,189,192
Total current assets	—	—	2,961,101	1,436,602	—	4,397,703
Investment in WFOE and its subsidiaries	4,081,308	—	—	—	(4,081,308)	—
Property and equipment, net	—	—	3,192	1,329	—	4,521
Total non-current assets	4,081,308	—	3,192	74,616	(4,081,308)	77,808
Amount due from WFOE	—	—	83,354	—	(83,354)	—
Total Assets	$4,081,308	$—	$3,047,647	$1,511,218	$(4,164,662)	$4,475,511

Total current liabilities	$—	$—	$35,485	$336,266	$—	$371,751
Amounts due to WFOE’s subsidiaries	—	—	—	83,354	(83,354)	—
Total Liabilities	—	—	35,485	442,072	(83,354)	394,203
Total Shareholders’ Equity	4,081,308	—	3,012,162	1,069,146	(4,081,308)	4,081,308
Total Liabilities and Shareholders’ Equity	$4,081,308	$—	$3,047,647	$1,511,218	$(4,164,662)	$4,475,511

	June 30, 2022

	Parent	Subsidiary	WFOE	WFOE’s subsidiaries	Elimination	Total

Cash and cash equivalents	$—	$—	$3,750	$12,292	$—	$16,042
Accounts receivable	—	—	133,505	983,514	—	1,117,019
Loans receivable	—	—	2,016,009	1,120,004	—	3,136,013
Total current assets	—	—	2,165,759	2,145,370	—	4,311,129
Investment in WFOE and its subsidiaries	3,930,537	—	—	—	(3,930,537)	—
Property and equipment, net	—	—	2,972	2,045	—	5,017
Total non-current assets	3,930,537	—	2,972	2,045	(3,930,537)	5,017
Amount due from WFOE	—	—	—	134,401	(134,401)	—
Total Assets	$3,930,537	$—	$2,168,731	$2,281,816	$(4,064,938)	$4,316,146

Total current liabilities	$—	$—	$18,411	$367,198	$—	$385,609
Amounts due to WFOE’s subsidiaries	—	—	134,401	—	(134,401)	—
Total Liabilities	—	—	152,812	367,198	(134,401)	385,609
Total Shareholders’ Equity	3,930,537	—	2,015,919	1,914,618	(3,930,537)	3,930,537
Total Liabilities and Shareholders’ Equity	$3,930,537	$—	$2,168,731	$2,281,816	$(4,064,938)	$4,316,146

	June 30, 2021
	Parent	Subsidiary	WFOE	WFOE’s subsidiaries	Elimination	Total

Cash and cash equivalents	$—	$—	$8,220	$64,742	$—	$72,962
Loans receivable	—	—	788,887	2,413,068	—	3,201,955
Total current assets	—	—	868,760	2,554,580	—	3,423,340
Investment in WFOE and other subsidiaries	2,932,238	—	—	—	(2,932,238)	—
Property and equipment, net	—	—	—	4,067	—	4,067
Total non-current assets	2,932,238	—	—	4,067	(2,932,238)	4,067
Amount due from WFOE	—	—	—	69,608	(69,608)	—
Total Assets	$2,932,238	$—	$868,760	$2,628,255	$(3,001,846)	$3,427,407

Total current liabilities	$—	$—	$71,449	$423,720	$—	$495,169
Amounts due to other subsidiaries	—	—	69,608	—	(69,608)	—
Total Liabilities	—	—	141,057	423,720	(69,608)	495,169
Total Shareholders’ Equity	2,932,238	—	727,703	2,204,535	(2,932,238)	2,932,238
Total Liabilities and Shareholders’ Equity	$2,932,238	$—	$868,760	$2,628,255	$(3,001,846)	$3,427,407

Selected Condensed Consolidated Statements of Operations Data

(Expressed in U.S. dollars)

	For the Six Months Ended December 31, 2022
	Parent	Subsidiary	WFOE	WFOE’s subsidiaries	Elimination	Total

Revenues	$—	$—	$221,418	$190,946	$—	$412,364
Share of income of subsidiaries	$262,756	$—	$—	$—	$(262,756)	$—
Net income	$262,756	$—	$111,686	$151,070	$(262,756)	$262,756

	For the Six Months Ended December 31, 2021
	Parent	Subsidiary	WFOE	WFOE’s subsidiaries	Elimination	Total

Revenues	$—	$—	$191,668	$227,443	$—	$419,111
Share of income of subsidiaries	$267,912	$—	$—	$—	$(267,912)	$—
Net income	$267,912	$—	$56,708	$211,204	$(267,912)	$267,912

	For the Fiscal Year Ended June 30, 2022
	Parent	Subsidiary	WFOE	WFOE’s subsidiaries	Elimination	Total

Revenues	$—	$—	$346,663	$1,091,087	$—	$1,437,750
Share of income of subsidiaries	$1,140,963	$—	$—	$—	$(1,140,963)	$—
Net income	$1,140,963	$—	$123,164	$1,017,799	$(1,140,963)	$1,140,963

	For the Fiscal Year Ended June 30, 2021
	Parent	Subsidiary	WFOE	WFOE’s subsidiaries	Elimination	Total

Revenues	$—	$—	$821,054	$1,311,423	$—	$2,132,477
Share of income of subsidiaries	$1,672,426	$—	$—	$—	$(1,672,426)	$—
Net income	$1,672,426	$—	$500,589	$1,171,837	$(1,672,426)	$1,672,426

Selected Condensed Consolidated Cash Flows Data

	For the Six Months Ended December 31, 2022
	Parent	Subsidiary	WFOE	WFOE’s subsidiaries	Elimination	Total

Net cash provided by (used in) operating activities	$—	$—	$660,334	$(450,936)	$—	$209,408
Net cash provided by investing activities	—	—	271,418	515,878	(931,446)	(144,150)
Net cash used in financing activities	—	—	—	(931,446)	931,446	—

	For the Six Months Ended December 31, 2021
	Parent	Subsidiary	WFOE	WFOE’s subsidiaries	Elimination	Total

Net cash provided by (used in) operating activities	$—	$—	$60,175	$(101,497)	$—	$(41,322)
Net cash (used in) provided by investing activities	—	—	(62,204)	45,658	—	(16,546)
Net cash provided by financing activities	—	—	—	—	—	—

	For the Fiscal Year Ended June 30, 2022
	Parent	Subsidiary	WFOE	WFOE’s subsidiaries	Elimination	Total

Net cash provided by (used in) operating activities	$—	$—	$60,914	$(66,597)	$—	$(5,683)
Net cash (used in) provided by investing activities	—	—	(65,258)	1,253,986	(1,239,484)	(50,756)
Net cash provided by financing activities	—	—	—	(1,239,484)	1,239,484	—

	For the Fiscal Year Ended June 30, 2021
	Parent	Subsidiary	WFOE	WFOE’s subsidiaries	Elimination	Total

Net cash provided by operating activities	$—	$—	$658,951	$1,321,113	$—	$1,980,064
Net cash used in investing activities	—	—	(770,149)	(1,729,769)	67,955	(2,431,963)
Net cash provided by financing activities	—	—	67,955	—	(67,955)	—

Recent Government Regulations

We are subject to certain legal and operational risks associated with being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of our subsidiaries, significant depreciation of the value of our ordinary shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, none of the Cayman Islands holding company, our subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, Beijing DOCVIT Law Firm, we are not subject to cybersecurity review with the CAC after the Measures for Cybersecurity Censorship becomes effective, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Measures for Cybersecurity Censorship.

Our PRC subsidiaries are required to have, and each has, a business license issued by the PRC State Administration for Market Regulation and its local counterparts. The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. Although we believe, based on advice of counsel, that CSRC’s approval is not required for the listing and trading of our ordinary shares on Nasdaq in the context of this offering, we cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do.

On July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. See “Risk Factors – Risks Related to Doing Business in China – The approval of the CSRC may be required in connection with this offering under a regulation adopted in August 2006, as amended, and, if required, we cannot predict whether we will be able to obtain such approval.”

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures,” collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”).

On December 28, 2021, CAC published the Measures for Cybersecurity Review which became effective on February 15, 2022, which required that any “network platform operator” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. We do not believe we are a “network platform operator” as mentioned above; however, the definition of “network platform operator” is unclear and it is also unclear on how it will be interpreted and implemented by the relevant PRC governmental authorities.

On February 17, 2023, the CSRC published the Tentative Measures, which became effective on March 31, 2023. The Tentative Measures lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in China appointed by the issuer and such filing obligation shall be completed within three business days after the overseas listing application is submitted. According to the CSRC Answered Reporter Questions (“CSRC Answers”), starting from March 31, 2023, enterprises that have been listed overseas or satisfy all of the following conditions shall be deemed as “Grandfathered Issuers” and are not required to complete the overseas listing filing with the CSRC immediately, but shall complete filings as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC, including that (i) the application for indirect overseas offering or listing has been approved by the relevant overseas regulatory authority or stock exchange prior to March 31, 2023 (as the SEC does not approve or disapprove of an offering, this requirement is interpreted to be the SEC’s declaration of the registration statement to be effective with respect to this offering), (ii) the enterprise is not required to reapply for the approval of the relevant overseas regulatory authority or stock exchange, and (iii) such overseas securities offering or listing has been completed before September 30, 2023. Starting from March 31, 2023, domestic enterprises that have submitted valid applications for overseas offerings and listing but have not obtained the approval from relevant overseas regulatory authority or overseas stock exchange shall complete filings with the CSRC prior to their overseas offering and listings. As advised by our PRC legal counsel, Beijing DOCVIT Law Firm, since our registration statement on the Form F-1 has not been declared effective by the SEC and we have not obtained the Nasdaq approval of this offering prior to March 31, 2023, we are required to comply with the filing requirements under the Tentative Measures in connection with this offering. In addition, any future securities offerings and listings outside of mainland China by our Company, including but not limited to follow-on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Tentative Measures, and we cannot assure you that we will be able to comply with such filing requirements in a timely manner, or at all.

offerings and listing but have not obtained the approval from relevant overseas regulatory authority or overseas stock exchange shall complete filings with the CSRC prior to their overseas offering and listings.

Cash Transfers and Dividend Payments

Our operations are conducted by our subsidiaries in China. Investment in Chinese companies, which are governed by the Foreign Investment Law, and the dividends and distributions from our subsidiaries are subject to regulations and restrictions on dividends and payment to parties outside of China are subject to restrictions. Applicable PRC law permits payment of dividends to us by our WFOE only out of their net income, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in China, up to the amount of net assets held in each operating subsidiary. In contrast, there is presently no foreign exchange control or restrictions on capital flows into and out of Hong Kong. Hence, our Hong Kong subsidiary is able to transfer cash without any limitation to the Cayman Islands under normal circumstances.

As of the date of this prospectus, our subsidiaries have not made any dividends or distributions to their parent company or the Cayman Islands holding company, and no dividends or distributions have been made by the Cayman Islands holding company to its shareholders, including U.S. investors, except that QinHong Technology paid dividends of RMB 4.0 million (approximately $0.6 million) to WFOE in April 2022, and QinHong Management paid dividends of RMB 4.0 million (approximately $0.6 million) to WFOE in June 2022. For the six months ended December 31, 2022 and the fiscal years ended June 30, 2022 and 2021, there was no cash transferred from the Cayman Islands holding company to its subsidiaries. Cash flow among the subsidiaries primarily consists of transfers for working capital purposes and payment of dividends. During the fiscal year ended June 30, 2022, QinHong Technology made an interest-free loan of approximately $0.62 million to WFOE and WFOE repaid $0.57 million to QinHong Technology. During the fiscal year ended June 30, 2022, QinHong Management made an interest-free loan of approximately $1.38 million to WFOE and WFOE repaid $1.37 million to QinHong Management. During six months ended December 31, 2022, QinHong Technology and QinHong Management paid dividends of $0.50 million and $0.43 million, respectively, to WFOE.

Our operating subsidiaries generate and retain cash generated from operating activities and re-invest it in their business. In the future, cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, may be transferred by us through our Hong Kong subsidiary to WFOE via capital contribution and shareholder loans, as the case may be. WFOE then will transfer funds to our operating subsidiaries to meet the capital needs of their business operations.

The transfer of funds among companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is violations of public orders or good morals; or (vi) the lending is in violations of mandatory provisions of laws or administrative regulations. As advised by our PRC counsel, Beijing DOCVIT Law Firm, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. See “Regulations – Regulations Relating to Private Lending.”

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Substantially all of the income of the Cayman Islands holding company and our subsidiaries is received in RMB and shortages in foreign currencies may restrict our ability to transfer cash out of China, pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of the Foreign Exchange (“SAFE”) in mainland China as long as certain procedural requirements are met. Approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. There can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations. See “Risk Factors – PRC regulation of foreign loans to and foreign direct investment in mainland China entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Risk Factors – PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital directly into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.”

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, our PRC subsidiaries can only distribute dividends upon approval of their shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, our PRC subsidiaries are restricted to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. Even though the Company currently does not require any such dividends, loans or advances from our PRC subsidiaries for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends or distributions to the Company’s shareholders.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Risk Factors – We will rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.” As of the date of this prospectus, we have not made any dividends nor distributions to any U.S. investors.

Summary of Risks Affecting Our Company

Our business is subject to numerous risks described in the section titled “Risk Factors” and elsewhere in this prospectus. The main risks set forth below and others you should consider are discussed more fully in the section entitled “Risk Factors” beginning on page 25, which you should read in its entirety. Among the key risks facing our company are:

Risks Related to Doing Business in China

●	As substantially all of our operations are conducted through our subsidiaries in China, the legal and operational risks associated with having substantially all of our operations in China, including risks related to the legal, political and economic policies of the PRC government, the relations between PRC and the United States and PRC or United States regulations, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and/or cause the value of our Cayman Islands holding company’s ordinary shares to significantly decline or become worthless. Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our operations and expansion strategies. See “Risk Factors — Risks Related to Doing Business in China — Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our operations and expansion strategies” beginning on page 25.

●	Uncertainties with respect to the PRC legal system could adversely affect us. There are also risks and uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us” beginning on page 26.

●	The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless” beginning on page 27.

●	The CSRC has published the Tentative Measures for filing regulation arrangement for both direct and indirect overseas listing, including but not limited to initial public offering, follow-on offerings, and secondary listings, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The CSRC has published the Tentative Measures for filing regulation arrangement for both direct and indirect overseas listing, including but not limited to initial public offering, follow-on offerings, and secondary listings, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless.” beginning on page 27.

●	Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act (“HFCAA”) if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”) amends the HFCAA and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law. The Consolidated Appropriations Act contains, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list does not include our auditor, Wei, Wei & Co., LLP. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction or for a period of two consecutive years, then trading in our shares may be prohibited under the HFCAA and such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors — Risks Related to Doing Business in China — Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the AHFCAA amends the HFCAA and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” beginning on page 28.

●	A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition. See “Risk Factors — Risks Related to Doing Business in China — A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition” beginning on page 29.

●	We may be liable for improper use or appropriation of personal information provided by our customers. See “Risk Factors — Risks Related to Doing Business in China — We may be liable for improper use or appropriation of personal information provided by our customers” beginning on page 30.

●

We will rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. See “Risk Factors — Risks Related to Doing Business in China — We will rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business” beginning on page 32.

●	PRC regulation of foreign loans to and foreign direct investment in mainland China entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of foreign loans to and foreign direct investment in mainland China entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” beginning on page 33.

Risks Related to Our Business and Industry

●	We have a limited operating history and are subject to the risks encountered by early-stage companies. See “Risk Factors — Risks Related to Our Business and Industry — We have a limited operating history and are subject to the risks encountered by early-stage companies” beginning on page 39.

●	Our reliance on major clients and any loss of our major clients or changes in their demands for our services would likely have a material adverse effect on our business, results of operations, financial conditions and prospects. See “Risk Factors — Risks Related to Our Business and Industry — Our reliance on major clients and any loss of our major clients or changes in their demands for our services would likely have a material adverse effect on our business, results of operations, financial conditions and prospects” beginning on page 39.

●	None of our service agreements with our clients are on an exclusive basis. See “Risk Factors — Risks Related to Our Business and Industry — None of our service agreements with our clients are on an exclusive basis” beginning on page 40.

●	Our clients are concentrated in the commodity trading industry and economic conditions or other factors negatively impacting the commodity trading industry could adversely affect our business. See “Risk Factors — Risks Related to Our Business and Industry — Our clients are concentrated in the commodity trading industry and economic conditions or other factors negatively impacting the commodity trading industry could adversely affect our business” beginning on page 40.

●	Our current facilitation services involve transfers of negotiable instruments, which are highly regulated and are subject to the changing regulatory environment. If any of our services is deemed to violate the PRC laws and regulations on negotiable instruments, we may need to adjust or even cease our services which may result in a material and adverse impact on our business, financial condition, results of operations and prospects. See “Risk Factors — Risks Related to Our Business and Industry — Our current facilitation services involve transfers of negotiable instruments, which are highly regulated and are subject to the changing regulatory environment. If any of our services is deemed to violate the PRC laws and regulations on negotiable instruments, we may need to adjust or even cease our services which may result in a material and adverse impact on our business, financial condition, results of operations and prospects” beginning on page 40.

●	Our business is subject to natural disasters, extreme weather conditions, health epidemics such as COVID-19 and other catastrophic incidents. See “Risk Factors — Risks Related to Our Business and Industry — Our business is subject to natural disasters, extreme weather conditions, health epidemics such as COVID-19 and other catastrophic incidents” beginning on page 42.

●	We plan to devote substantial resources to develop our digital platform. If we are unable to successfully develop and integrate our digital platform in a timely way, our business, financial condition and results of operations may be materially and adversely affected. With the dissolution of our VIE structure, we may not be able to develop, own or operate the platform as a foreign invested entity under the PRC laws. See “Risk Factors — Risks Related to Our Business and Industry — We plan to devote substantial resources to develop our digital platform. If we are unable to successfully develop and integrate our digital platform in a timely way, our business, financial condition and results of operations may be materially and adversely affected. With the dissolution of our VIE structure, we may not be able to develop, own or operate the platform as a foreign invested entity under the PRC laws” beginning on page 45.

●

We may be subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business. See “Risk Factors — Risks Related to Our Business and Industry — We may be subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business” beginning on page 46.

●	We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations. See “Risk Factors — Risks Related to Our Business and Industry — We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations” beginning on page 47.

Risks Related to Our Ordinary Shares and This Offering

●	An active trading market for our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering— An active trading market for our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly” beginning on page 53.

●	Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities” beginning on page 53.

●	The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors” beginning on page 53.

●	Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares” beginning on page 54.

●	Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution” beginning on page 55.

●	Our principal shareholder has substantial influence over our Company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Our principal shareholder has substantial influence over our Company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions” beginning on page 56.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Foreign Private Issuer Status

We are a “foreign private issuer” within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we will be exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;
●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;
●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;
●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;
●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and
●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Potential investors should take our foreign private issuer status into consideration when deciding whether to purchase our ordinary shares.

Corporate Information

Our principal executive offices are located at Block 1, Unit 2, Suite 1705, Poly Center, 7 Consulate Road, Wuhou District, Chengdu, Sichuan, China 610000, and our telephone number at that address is +86 28-81403245. Our website is www.iqinhong.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at the Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

The Offering

Securities being offered:	3,750,000 ordinary shares on a firm commitment basis.

Initial offering price:	We estimate the initial public offering price for the ordinary shares will be in the range of $4.00 to $5.00 per share.

Number of ordinary shares issued and outstanding before the offering:	6,000,000 ordinary shares.

Number of ordinary shares issued and outstanding after the offering:	9,750,000 ordinary shares, assuming no exercise of the underwriters’ over-allotment option and 10,312,500 ordinary shares, assuming full exercise of the underwriters’ over-allotment option.

Underwriters’ over-allotment option:	We have granted the underwriters an option for a period of up to 45 days to purchase up to 562,500 additional ordinary shares.

Representative’s Warrant:	We have agreed to issue to the underwriters upon the closing of this offering a warrant exercisable for a period of 5 years from the effective date of this registration statement entitling the representative to purchase up to 5% of the number of shares sold in this offering at a per share exercise price equal to 100% of the public offering price.

Use of proceeds:	We intend to use the net proceeds of this offering for expansion of our existing business, development of an online platform facilitating the monetization of negotiable instruments and engaging in the factoring business. For more information on the use of proceeds, see “Use of Proceeds” on page 61.

Lock-up agreements:	We and all of our directors and officers and certain shareholders have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 12 months from the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Indemnification Escrow	Net proceeds of this offering in the amount of $250,000 shall be used to fund an escrow account for a period of 15 months following the closing date of this offering, which account shall be used in the event that we have to indemnify the underwriters pursuant to the terms of the underwriting agreement.

Proposed Nasdaq symbol:	We have applied to have our ordinary shares listed on the Nasdaq under the symbol “QHI.”

Transfer agent and registrar:	VStock Transfer, LLC.

Risk factors:	Investing in our ordinary shares is speculative and involves significant risks. These risks could result in a material change in the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 25.

RISK FACTORS

Investing in our ordinary shares is speculative involves significant risks. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our ordinary shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment. Unless the context otherwise requires, references to laws and regulations of “China” and the “PRC” in this section “Risk Factors” generally refer to such laws and regulations of mainland China.

Risks Related to Doing Business in China

As substantially all of our operations are conducted through our subsidiaries in China, the legal and operational risks associated with having substantially all of our operations in China, including risks related to the legal, political and economic policies of the PRC government, the relations between PRC and the United States and PRC or United States regulations, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and/or cause the value of our Cayman Islands holding company’s ordinary shares to significantly decline or become worthless. Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our operations and expansion strategies.

Substantially all of our operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by legal, political and economic policies of the PRC government, the relations between PRC and the United States and PRC or United States regulations. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs.

The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, leading to a reduction in demand for our services and adversely affecting our competitive position. The Chinese government has implemented various measures to encourage economic growth and to guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. More so, in the past, the Chinese government had implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may have caused a decrease in economic activity in China, which could adversely affect our business and operating results.

In July 2021, the Chinese government provided new guidance on China-based companies raising capital outside of China, including through VIE arrangements. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. As substantially all of our operations are based in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by China based companies could adversely affect our business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, the Chinese government may intervene with our operations and our business in China, as well as the market price of our ordinary shares, may also be adversely affected.

Uncertainties with respect to the PRC legal system could adversely affect us. There are also risks and uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protection afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve with little advance notice, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On December 28, 2021, the CAC published the Measures for Cybersecurity Review (which became effective on February 15, 2022), which required that any “network platform operator” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. We do not believe we are a “network platform operator” as mentioned above, however, the definition of “network platform operator” is unclear and it is also unclear on how it will be interpreted and implemented by the relevant PRC governmental authorities. Thus, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

There are also risks and uncertainties regarding the enforcement of laws and the fact that rules and regulations in mainland China can change quickly with little advance notice.

Furthermore, given the Chinese government’s significant oversight and discretion over the conduct of our business, the Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares. Also, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in mainland-China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless.

We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges; however, if our PRC subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, continue to offer securities to investors, or materially affect the interest of the investors and cause significantly depreciation of our price of ordinary shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in our operations in China.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, our business segments may be subject to various government and regulatory interference in the regions in which we operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we are currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. Recent statements by the Chinese government indicating an intent, and the PRC government may take actions to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in mainland-China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

The CSRC has published the Tentative Measures for filing regulation arrangement for both direct and indirect overseas listing, including but not limited to initial public offering, follow-on offerings, and secondary listings, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless.

On February 17, 2023, the CSRC published the Tentative Measures, which became effective on March 31, 2023.

The Tentative Measures lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in China appointed by the issuer and such filing obligation shall be completed within three business days after the overseas listing application is submitted. The required filing materials for an initial public offering and listing should include at least the following: report, commitment from issuer and securities company, the resolutions, shareholding structure chart and control structure chart, the information of issuer and intermediary project team members, Chinese legal opinion and commitment of Chinese counsel, the Prospectus, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable).

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (4) if, the domestic enterprise is being investigated according to law due to suspected crimes or major violations of laws and regulations, and there is no clear conclusion; (5) if there are material ownership disputes over the equity of the controlling shareholder or shareholders controlled by controlling shareholders and actual controllers. The Tentative Measures defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

As advised by our PRC legal counsel, Beijing DOCVIT Law Firm, since our registration statement on the Form F-1 has not been declared effective by the SEC and we have not obtained the Nasdaq approval of this offering prior to March 31, 2023, we are required to comply with the filing requirements under the Tentative Measures in connection with this offering. In addition, any future securities offerings and listings outside of mainland China by our Company, including but not limited to follow-on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Tentative Measures, and we cannot assure you that we will be able to comply with such filing requirements in a timely manner, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the AHFCAA amends the HFCAA and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such ordinary shares from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on December 29, 2022, the AHFCAA was enacted, which amends the HFCAA and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, a legislation entitled the Consolidated Appropriations Act was signed into law. The Consolidated Appropriations Act contains, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong. This list does not include our auditor, Wei, Wei & Co., LLP. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction or for a period of two consecutive years, then trading in your securities may be prohibited under the HFCAA and such lack of inspection could cause our securities to be delisted from the stock exchange.

Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our ordinary shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor’s registration with the PCAOB became effective in September 2020 and it is currently subject to PCAOB inspections. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCAA and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCAA are uncertain. While we understand that there has been dialogue among the CSRC, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in China, there can be no assurance that we will be able to comply with requirements imposed by U.S. regulators. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted and prohibited from being traded on the national securities exchange earlier than would be required by the HFCAA. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ordinary shares.

Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our ordinary shares on Nasdaq, which could materially impair the market for and market price of our ordinary shares.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

The global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa and over the conflicts involving Ukraine, Syria and North Korea. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes, and the trade disputes between the United States and China. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term.

Economic conditions in China are sensitive to global economic conditions, changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Any severe or prolonged slowdown in the global or PRC economy may materially and adversely affect our business, results of operations and financial condition.

We may be liable for improper use or appropriation of personal information provided by our customers.

Our business involves collecting and retaining certain internal and customer data. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

Further, the revised draft of the Measures for Cybersecurity Review issued by the CAC proposes the following key changes:

●	companies who are engaged in data processing are also subject to the regulatory scope;
●	the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;
●	the network platform operator holding more than one million users/users’ individual information who seeks a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and
●	the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

In December 2021, the CAC, together with other authorities, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022 and replaces its predecessor regulation. Pursuant to the Cybersecurity Review Measures, critical information infrastructure operators that procure internet products and services must be subject to the cybersecurity review if their activities affect or may affect national security. The Cybersecurity Review Measures further stipulates that critical information infrastructure operators or network platform operators that hold personal information of over one million users shall apply with the Cybersecurity Review Office for a cybersecurity review before any public offering at a foreign stock exchange. As of the date of this prospectus, we are not an online platform operator and no detailed rules or implementation rules have been issued by any authority and we have not been informed that we are a critical information infrastructure operator by any government authorities. Under the current circumstance, we do not need to declare to the Office of Cybersecurity Review for cybersecurity review before any public offering. If we start the online platform and are deemed to be a critical information infrastructure operator under the PRC cybersecurity laws and regulations in the future, we may be subject to obligations in addition to what we have fulfilled under the PRC cybersecurity laws and regulations.

As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review in relation to this offering. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of our app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by the Cyber Administration of China or related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. We believe that we are in compliance with the aforementioned regulations and policies that have been issued by the Cyber Administration of China.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which became effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

As of the date of this prospectus, we have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including agreements and contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the State Administration for Market Regulation, formerly known as the State Administration for Industry and Commerce (“SAMR”). We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

We use two major types of chops: corporate chops and finance chops. Chops are seals or stamps used by a PRC company to legally authorize documents, often in place of a signature. We use corporate chops generally for documents to be submitted to government agencies, such as applications for changing business scope, directors or company name, and for legal letters. We use finance chops generally for making and collecting payments, including issuing invoices. Use of corporate chops must be approved by our legal department and administrative department, and use of finance chops must be approved by our finance department. The chops of our subsidiaries are generally held by us so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.

In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of our legal, administrative or finance departments. Our designated legal representatives generally do not have access to the chops. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our subsidiaries, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our subsidiaries with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative’s misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve the matter, while distracting management from our operations, and our business operations may be materially and adversely affected.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

QinHong International Group is an exempted company incorporated under the laws of the Cayman Islands, but we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or upon those located in China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands or many other countries or regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “—Risks Related to Our Ordinary Shares and This Offering— You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

We will rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

QinHong International Group is a Cayman Islands holding company and we will rely principally on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including for services of any debt we may incur. Our PRC subsidiaries’ ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to its shareholders only out of their accumulated profits, if any, determined in accordance with China accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Our WFOE as a foreign-invested enterprise (“FIE”) is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at its discretion. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated, excluding Hong Kong resident enterprises.

In response to the persistent capital outflow in China and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and SAFE promulgated a series of capital control measures in early 2017, including stricter vetting procedures for domestic companies to remit foreign currency for overseas investments, dividends payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

PRC regulation of foreign loans to and foreign direct investment in China entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs, in China, certain capital contributions to our PRC subsidiaries are subject to registration with the Ministry of Commerce (“MOFCOM”) or its local branches and registration with a local bank authorized by the SAFE. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with SAFE or its local branches, and (ii) our PRC subsidiaries may not procure loans which exceed the difference between its total investment amount and registered capital. For the restriction and limitation on the amount of loans, please refer to “Regulation — Regulations on loans to and direct investment in the China entities by offshore holding companies” for details. We may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to complete such registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises (“SAFE Circular 19”), which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“SAFE Circular 16”), effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its nonaffiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund the establishment of new entities in China or its subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, which may adversely affect our business, financial condition and results of operations.

The approval of the CSRC may be required in connection with this offering under a regulation adopted in August 2006, as amended, and, if required, we cannot predict whether we will be able to obtain such approval.

The M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The application of the M&A Rules remains unclear.

According to the Tentative Measures, (i) we shall fulfill the filing requirements with the CSRC within 3 working days after the submission of the application of an initial public offering and listing overseas, and (ii) if we issue additional equity or equity-linked securities to be listed overseas in the future, we are not required to obtain any permissions or approvals from the PRC government authorities other than the requirement to fulfill the filing requirements with the CSRC in connection with such issuance.

However, our PRC counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and the CSRC’s opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules or overseas offering approval. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On December 28, 2021, the CAC published the Measures for Cybersecurity Review, which required that any “network platform operator” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. We do not believe we are a “network platform operator” as mentioned above, however, the definition of “network platform operator” is unclear and also it is unclear on how it will be interpreted and implemented by the relevant PRC governmental authorities. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. For instance, in the event that the CSRC approval or any regulatory approval is required for this offering, or if the CSRC or any other PRC government authorities promulgates any new laws, rules or regulations or any interpretation or implements rules before our listing that would require us to obtain the CSRC or any other governmental approval for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. Any uncertainties or negative publicity regarding such approval requirements could have a material adverse effect on our ability to complete this offering or any follow-on offering of our securities or the market for and market price of our ordinary shares.

Fluctuations in the value of the Renminbi could have a material adverse effect on your investment.

The change in the value of the Renminbi against the U.S. dollar and other currencies is affected by various factors such as changes in political and economic conditions in China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policies may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Any significant appreciation or revaluation of the Renminbi may have a material adverse effect on the value of, and any dividends payable on, our ordinary shares in foreign currency terms. More specifically, if we decide to convert our Renminbi into U.S. dollars, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars that we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount that we receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the Renminbi to the U.S. dollar could materially and adversely affect the price of our ordinary shares in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Governmental control of currency conversion may limit our ability to utilize our operating income effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our operating income in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be converted into foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our Company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside of China, or to make other capital expenditure payments outside of China in a currency other than Renminbi. The PRC government may at its own discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ordinary shares.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the M&A Rules adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National Legislative Body (“NPC”), which became effective in 2008, requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the MOFCOM before they can be completed. In addition, PRC national security review rules which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security, to be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital directly into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles (“SAFE Circular 37”), to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles (“SAFE Circular 75”), which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles (the “SPVs”), will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any Chinese shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Our Chinese shareholders are subject to SAFE regulations, and these shareholders have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these individuals may continue to make required filings or updates on a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such individuals to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company (the “Stock Option Rules”), replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We have not adopted any stock incentive plan as of the date of this prospectus. However, if we adopt an employee stock incentive plan in the future, we and our executive officers and other employees who are PRC citizens or who reside in China for a continuous period of not less than one year will be subject to these regulations when our Company becomes an overseas-listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions, there may be additional restrictions on the ability of them to exercise their stock options or remit proceeds gained from the sale of their stock into the PRC. We also face regulatory uncertainties that could restrict our ability to adopt incentive plans for our directors, executive officers and employees under PRC law.

Our business may be negatively affected by the potential obligations to make additional social insurance and housing fund contributions.

We are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We have historically failed to promptly make social insurance and housing fund contributions in full for our employees. If the relevant PRC authorities determine that we shall make supplemental social insurance and housing fund contributions or that we are subject to fines and legal sanctions in relation to our failure to make social insurance and housing fund contributions in full for our employees, our business, financial condition and results of operations may be adversely affected.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-mainland-China shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, production, personnel, accounts, and properties of an enterprise. In 2009, the State Administration of Taxation (“SAT”), issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe our Company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to the determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our Company is a PRC resident enterprise for enterprise income tax purposes, we will be subject to PRC enterprise income tax on our worldwide income at the rate of 25%. Furthermore, we will be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are nonresident enterprises, including the holders of our ordinary shares. In addition, nonresident enterprise shareholders may be subject to a PRC tax at a rate of 10% on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within China. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of our ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-mainland-China shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our ordinary shares.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (“SAT Bulletin 7”). SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through the offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or another person who is obligated to pay for the transfer) of taxable assets.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Nonresident Enterprise Income Tax at Source (“SAT Bulletin 37”), which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of withholding of nonresident enterprise income tax.

Where a nonresident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the nonresident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and if it was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or another person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, the sale of the shares in our offshore subsidiaries and investments. Our Company may be subject to filing obligations or taxed if our Company is transferor in such transactions, and may be subject to withholding obligations if our Company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our Company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our Company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Business and Industry

We have a limited operating history and are subject to the risks encountered by early-stage companies.

Our PRC subsidiaries started offering facilitation services focusing on transfer of negotiable instruments (BA bills) in July 2017 and launched referral services to clients whose business is to purchase low risk RTPs at a discount in August 2019. As an early-stage company, our business strategies and model are constantly being tested by the market and operating results, and we may adjust our allocation of resources accordingly. As such, our business may be subject to significant fluctuations in operating results in terms of revenues and percentages with respect to our business.

We are, and expect for the foreseeable future to be, subject to all the risks and uncertainties, inherent in a new business and in an industry which is in the early stages of development in China. As a result, we must establish many functions necessary to operate a business, including expanding our managerial and administrative structure, assessing and implementing our marketing program, implementing financial systems and controls and personnel recruitment. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies with a limited operating history. These risks and challenges are, among other things:

●	we operate in an industry that is or may in the future be subject to increasing regulation by various governmental agencies in China;

●	we may require additional capital to develop and expand our operations which may not be available to us on acceptable terms or when we require it;

●	our marketing and growth strategy may not be successful;

●	our business may be subject to significant fluctuations in operating results;

●	we may not be able to attract, retain and motivate qualified employees and professionals; and
●	Our business is subject to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents (including, without limitation, the COVID-19 epidemic).

Our future growth will depend substantially on our ability to address these and the other risks described in this prospectus. If we do not successfully address these risks, our business would be significantly harmed.

Our reliance on major clients and any loss of our major clients or changes in their demands for our services would likely have a material adverse effect on our business, results of operations, financial conditions and prospects.

We currently rely on a limited number of major clients for a significant portion of our revenue and we anticipate that such reliance will remain unchanged in the near future. For the six months ended December 31, 2022 and the fiscal years ended June 30, 2022 and 2021, our top five clients accounted for an aggregate 96.8%, 75.7% and 62.5% of our total revenue, respectively.

We enter into service agreements with our clients on a transaction basis and such agreements are generally completed within an average of three days. Our major clients are not bound by the service agreements to continue to utilize our services. Therefore, there is no assurance that our major clients will continue their business relationship with us, or the revenue generated from dealing with them will be maintained or increased in the future. In particular, if there is any claim against us related to the quality of our services from our major clients, such claim would affect the relationship with our major clients or substantially reduce their demand of our services.

If we are unable to enter into new service contracts with our clients, or there is a reduction or cessation of demands from these clients for whatever reasons and we are unable to enter into service contracts of comparable size and terms in substitution, our business, financial condition and results of operation may be materially and adversely affected. In addition, any deterioration on our clients’ ability to use our services and/or pay for our services in a timely manner will also have a material adverse effect on our business, results of operations, financial condition and prospects.

Although we plan to implement strategies, such as increasing and diversifying our client base, to mitigate risks resulting from our reliance on our major clients, “Business – Clients,” there is no assurance that these strategies will be implemented successfully or, if implemented, will fully mitigate the risks in connection with the loss of one or more major clients.

None of our service agreements with our clients are on an exclusive basis.

None of our service agreements with our clients are on an exclusive basis and our clients can engage other service providers for the provision of facilitation and referral services in addition to or in lieu of us.

Though we believe we have had stable business relationships with our major clients, there is no assurance that our major clients will not engage one or more service providers for the provision of services. We cannot assure you that we can generate the same level of or increased revenue from our major clients as compared to the existing scenario. Use of other services providers by our major clients could therefore have a material adverse impact on our business, financial condition and operating results.

Our clients are concentrated in the commodity trading industry and economic conditions or other factors negatively impacting the commodity trading industry could adversely affect our business.

Revenue from commodity trading companies constituted approximately 46.3%, 88.4% and 60.7% of our total revenue for the six months ended December 31, 2022 and the fiscal years ended June 30, 2022 and 2021, respectively. Given the concentration of our revenue from businesses in the commodity trading industry, economic conditions or other factors that negatively impact the commodity trading industry could impact our revenues. Negative trends, if any, in the Chinese economy may adversely affect its economic conditions and may cause a decrease in domestic demand for certain goods, which may impact the operations of our clients and their need to get financing on their negotiable instruments. Any of such events could impact the returns we realize from our commodity trading clients and could have an adverse effect on our business, financial condition and results of operations.

Our current facilitation services involve transfers of negotiable instruments, which are highly regulated and are subject to the changing regulatory environment. If any of our services is deemed to violate the PRC laws and regulations on negotiable instruments, we may need to adjust or even cease our services which may result in a material and adverse impact on our business, financial condition, results of operations and prospects.

We facilitate transfers of RTPs, primarily negotiable instruments, for our SME clients. We solely provide facilitation services to our clients during the transaction process, and do not engage in any fund transfer or bill discounting activities which are prohibited by law or regulation for non-financial institutions. According to the recent guiding opinions issued by the General Office of the State Council on Promoting the Well-Regulated and Sound Development of the Platform Economy (the “Guiding Opinions”) in August 2019, businesses engaging in provision of financial information intermediary and facilitation services are subject to market entry administration. Since the Guiding Opinions are relatively new, there are uncertainties as to its application and implementation in practice. See “Regulation – Regulations Relating to Banker’s Acceptance Bill Information Consulting Service.”

Other than the Guiding Opinions, we are not aware of any rules and regulations specifically governing our business and industry. Since the commencement of our business operations, we have not been subject to any fine or penalty imposed by any relevant regulatory authority with respect to our current business. However, if our operations or our services are deemed to directly or indirectly violate any relevant laws, regulations or rules by any competent authority, we may face, among other things, regulatory warning, correction orders, fines, suspension of business licenses and potential criminal liability, and our business, financial condition, results of operations and prospects would be materially and adversely affected.

Our operating margin will suffer if we are not able to maintain our service fees, utilize our personnel efficiently or maintain and improve the current mix of services that we deliver.

Our operating margin is largely a function of the fees that we receive for our services and the utilization of our personnel. Our business model is predicated on our ability to objectively quantify the value that we provide to our clients. If we fail to succeed on any of these objectives, we may experience a decline in our current operating margin.

The fees we receive for our services, and our ability to manage our personnel efficiently, are affected by a number of factors, including but not limited to:

●	our clients’ perceptions of our ability to add value through our services;

●	our ability to negotiate on commercial terms with our clients;

●	our ability to objectively differentiate and verify the value we offer to our clients;

●	competition;

●	introduction of new services by us or our competitors;

●	our ability to estimate demand for our services;

●	our ability to control costs and improve the efficiency of our employees; and

●	general economic and political conditions in China.

If we are not able to maintain our service fee rates or utilize our personnel efficiently, our results of operations may be adversely affected.

We lack business diversification. Accordingly, our future operating income and earnings are more susceptible to fluctuations than a more diversified company.

Currently, our primary business activities only include facilitation services to SMEs and referral services to one financial institution. If we are unable to maintain and grow the operating income from our current business or develop additional revenue streams, our future operating income and earnings are not likely to grow and could decline. Our lack of business diversification could inhibit the opportunities for growth of our business and results of operations.

New lines of business or new services may subject us to additional risks, and our failure to successfully manage these risks may have a material adverse effect on our business.

As part of our growth strategy, we have implemented and may continue to implement new lines of business and offer new services within our existing business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where such new lines of business/services are not fully mature. In developing and marketing new lines of business and/or new services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new service. Furthermore, any new line of business and/or new service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new services could have an adverse effect on our business, financial condition and results of operations.

We may not be familiar with new regions or markets we enter and may not be successful in offering new services.

We currently provide services to clients in Sichuan, Shanghai and Shenzhen. We may expand our business and enter other regional markets in the future. However, we may be unable to replicate our current success in new markets. In expanding our business, we may enter markets in which we have limited, or no, experience. We may not be familiar with the local business and regulatory environment and we may fail to attract a sufficient number of clients due to our limited presence in that region. In addition, competitive conditions in new markets may be different from those in our existing markets and may make it difficult or impossible for us to generate income in these new markets. If we are unable to manage these and other difficulties in our expansion into other regions in China, our prospects and results of operations may be adversely affected.

If we are unable to maintain or increase our service fees or if we are unable to retain existing clients or attract new clients, our business and results of operations will be adversely affected.

To maintain and increase our service fees we currently apply, we must continue to engage more professional management and employees, develop our service provision modes, improve our service efficiency, enhance our brand recognition and business reputation, and reduce our internal expenses. If any part of our plan to maintain or increase our service fees is less effective or less efficient than anticipated, or if we lose any of our major clients due to increases of our service fees by adjusting the existing service model, our revenue may decrease accordingly, and our business and results of operations may be materially and adversely affected.

Our results of operations may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations, including our operating revenue, expenses and other key metrics, may vary significantly in the future and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results for any annual or semi-annual period are not necessarily an indication of future performance. Our financial results may fluctuate due to a variety of factors, some of which are outside of our control and, as a result, may not fully reflect the underlying performance of our business. Fluctuations in our operating results may adversely affect the price of our ordinary shares. Factors that may cause fluctuations in our results include:

●	our ability to attract new clients, maintain relationships with existing clients, and expand into new territories in China;

●	the amount and timing of operating expenses related to acquiring clients and the maintenance and expansion of our business and operations;

●	general economic, industry and market conditions in China;

●	our emphasis on client experience instead of near-term growth; and

●	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment, if any, from acquired technologies or businesses.

Our business is subject to natural disasters, extreme weather conditions, health epidemics such as COVID-19 and other catastrophic incidents.

China has in the past experienced significant natural disasters, including earthquakes, extreme weather conditions, as well as health scares related to epidemic diseases, and any similar event could materially impact our business in the future. If a disaster or other disruption were to occur in the future that affects the regions where we operate our business, our operations could be materially and adversely affected due to loss of personnel and damage to property. Even if we are not directly affected, such a disaster or disruption could affect the operations or financial condition of our customers, which could harm our results of operations.

In addition, our business could be affected by public health epidemics, such as the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus or other disease. In late December 2019, a strain of SARS-CoV-2, which causes the COVID-19 disease, was reported to have surfaced in Wuhan, China. On January 30, 2020, the World Health Organization reportedly declared this COVID-19 outbreak a health emergency of international concern. On February 28, 2020, the World Health Organization reportedly increased the assessment of the risk of spread and the risk of impact of COVID-19 to very high at the global level. In March 2020, the World Health Organization declared COVID-19 a pandemic. With an aim to contain the COVID-19 pandemic, the PRC government imposed various strict measures across the PRC including, but not limited to, travel restrictions, mandatory quarantine requirements, and postponed resumption of business operations. Due to the local government lockdown policies in Chengdu in November 2021 and from July 2022 through September 2022, and in Shanghai from March through May 2022, we have experienced a decrease in the revenues generated by referral services. For the six months ended December 31, 2022, referral services contributed revenues of $9,328, as compared with $12,030 for the six months ended December 31, 2021. For the fiscal year ended June 30, 2022, referral services contributed revenues of $0.16 million, as compared with $0.27 million for the fiscal year ended June 30, 2021. Our facilitation services have not been materially adversely affected due to the lockdown because all of the sales of BA bills we facilitate are effected electronically, except that the volume of commercial transactions in general decreased as a result of the lockdowns. Upon the lift of the lockdown policies in Shanghai in June 2022 and in Chengdu in mid-September 2022, our client has resumed their commercial transactions. In December 2022, the PRC government adopted open policies, and we do not expect further lockdowns for COVID-19. We expect an increase in both facilitation and referral transaction volume in the following months.

As COVID-19 has evolved into, and remains to be, a worldwide health crisis, it has adversely affected the global economy and financial markets, such as significant volatility in the global stock markets. If the COVID-19 pandemic is not effectively controlled in a short period of time, our business and results of operations could be adversely affected to the extent the COVID-19 epidemic harms the Chinese or world economy generally. In addition, our business and results of operations could also be adversely affected to the extent the COVID-19 epidemic in China harms the business of our customers, who may experience reduced business volume, delay or suspend procurement of our services, which in turn may have a negative impact on the demands for our services.

The extent to which the COVID-19 epidemic or any future recurrence of COVID-19 impacts our financial condition and results of operations for the future cannot be reasonably estimated at this time and will depend on future developments that currently cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 epidemic, potential recurrences of the epidemic and the actions to contain the COVID-19 epidemic in China, including lockdowns, or treat its impact, and the impact on the economic growth and business of our customers for the foreseeable future, among others. Any future outbreak of public health epidemics may restrict economic activities in affected regions, resulting in reduced business volume, disrupt our business operations and adversely affect our results of operations.

If we are unable to collect our receivables, our results of operations, financial condition and cash flows could be adversely affected.

Our business depends on our ability to successfully receive payment from our clients of the amounts they owe us for work performed. We evaluate the financial condition of our clients and usually bill and collect on relatively short cycles. We grant all customers a credit term of 20 days after the completion of the transfer of RTPs. Once an account is past due, we contact our clients immediately by phone for collection. As affected by the COVID-19 lockdown policy spread over first-tier cities in China, our clients suffered temporary closure of business and slowed down their payments to us. We offered a temporary extension of payment term ranging between six and twelve months to our clients. We expect to continue the extension of payment term until our clients are not affected by the COVID-19 lockdown policy. As of the date of this prospectus, accounts receivable of approximately $0.8 million has been collected.   As of the date of this prospectus, accounts receivable amounting to approximately $0.3 million was still outstanding. We have not established an allowance for losses of receivables. We currently anticipate no losses on client receivables, however, we might be required to establish an allowance for losses in the future.

We might not accurately assess the creditworthiness of our clients. Macroeconomic conditions could also result in financial difficulties for our clients, which, in turn, could cause clients to delay payments to us, request modifications to their payment arrangements that could increase our receivable balances, or default on their payment obligations to us. If we are unable to collect our client receivables timely, our results of operations and cash flows could be adversely affected. In addition, if we experience an increase in the time to bill and collect for our services, our cash flows could be adversely affected.

Adverse publicity associated with our services, our employees, or other companies or entities which engage in similar or the same business as those we operate, could harm our reputation, financial condition and operating results.

The results of our operations may be significantly affected by the public’s perception of our services, and to some extent, by the public’s perception of the reputation of other companies and entities operating in the same industry with us. We expect that our accurate and quality services and our professional service teams may gain us positive public perception.

Adverse publicity concerning any actual or purported failure to comply with applicable laws and regulations regarding service complaints, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our public image and could negatively affect our revenue and ability to generate revenue. In addition, our clients’ perception of the accuracy and quality of our service results as well as similar services provided by other companies or entities can be significantly influenced by media attention, publicized research or findings, widespread service complaints and other public or professional comments concerning our service mode or similar services provided by other companies or entities. Adverse publicity, whether accurate or not, or clients’ negative feedback on whether appropriate use or misuse of any results of our services, or any of the failures of other companies or entities in maintaining goodwill in our industry could negatively impact our reputation or the market demand for our services.

Our service mode may constitute provision of an intermediary service, and our agreements with our clients may be deemed as intermediation contracts under the Civil Code of the PRC.

We assist our SME clients to get financing through transfers of their RTPs and refer SMEs in need of monetizing their RTPs to our financial institution client. Under the Book III (Contracts) of the Civil Code of the PRC, the aforesaid service may fall under the scope of intermediary services, and our service agreements may be deemed as intermediary service contracts. Further, according to relevant provisions of the Civil Code of the PRC, if an intermediary intentionally conceals any material fact or provides false information in connection with the conclusion of the proposed contract, which results in harm to the client’s interests, the intermediary may not make a claim for service fees and shall be liable for the damages caused. Therefore, if any of our employees during the actual service provision intentionally conceals material information or provides false information to our clients and is found to be at fault, or if we fail to identify false information received from SMEs, financial institutions or others and in turn incorporate such information in our service results provided to our clients, we could be held liable for damages caused to our clients as an intermediary pursuant to the Civil Code of the PRC.

Any failure by us or our third-party service providers to comply with applicable anti-money laundering laws and regulations could damage our reputation.

Pursuant to the Anti-Money Laundering Law of the PRC and PBOC, companies that provide business formation, operations and management services falls under the scope of specific non-financial institutions which are subject to anti-money laundering rules and regulations, including adoption of preventive and monitoring measures to establish and improve client identification systems, client identification data and transaction record retention systems, large-value transactions and suspicious transaction reporting systems. As we provide services to facilitate our clients’ operation needs and may in the future engage in commercial factoring businesses, we are likely to be subject to anti-money laundering rules and regulations.

We currently do not have any anti-money laundering policies or programs in place. We cannot assure you that the anti-money laundering policies and procedures we will adopt will be effective in protecting our business from being exploited for money laundering purposes or will be deemed to be in compliance with existing or future anti-money laundering implementing rules. If we or any of our third-party service providers fail to comply with applicable laws or regulations, it could compromise our image, undermine our reputation and we could become subject to regulatory intervention, which could have a material adverse effect on our business, financial condition and results of operations.

Misconduct, fraud, errors and failure to function by our employees could harm our business and reputation.

We are exposed to the risk of misconduct, fraud and errors by our employees. We rely on our sales staff for attracting and maintaining our clients as well as reviewing our clients’ identities. However, it would be impossible for us to have full range of control over our sales staffs’ conduct while sourcing clients and providing daily services. Misconduct and errors by our employees could result in violations of law by us, regulatory sanctions and/or serious reputational or financial harm. We cannot always deter misconduct and errors by our employees, and the precautions we take to prevent and detect these activities may not be effective in all cases. There cannot be any assurance that misconduct and errors by our employees will not lead to a material adverse effect on our business. Any of these occurrences could result in our diminished ability to operate or grow our business, potential liability to third parties, inability to attract or maintain clients, reputational damage, regulatory intervention and financial harm, which could negatively impact our business, financial condition and results of operations.

We operate in a competitive industry. If we do not compete effectively, our operating results could be harmed.

We operate in a competitive industry. Some of our current or potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their services. Their business models may also ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Our current or potential competitors may also have longer operating histories, more extensive client bases, more data and service channels, greater brand recognition, lower service price and brand loyalty and broader partnership relationships than we have. Our competitors may be better at developing new services, responding quickly to new or changing opportunities and client requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. Increased competition could lead to lower revenues and higher costs. There is no guarantee that we will be able to compete effectively with current and future competitors, nor can we ensure that competitors will not actively resort to legal or illegal means which aim at destroying our brand and service quality or affect the confidence and loyalty of our clients. If we are unable to compete with such companies or catch up with innovation or reform in our industry, the demand for our services could stagnate or substantially decline and we could experience reduced operating income, any of which could adversely affect our business, results of operations, financial condition and future growth.

If we fail to promote or maintain our brand recognition, specifically our brand “QinHong,” in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

We believe that brand image plays an important role in influencing clients’ decisions in choosing our services. Our brand and trademarks, specifically “QinHong,” is critical to achieving widespread acceptance of our current and future services and is an important element in our effort to increase our client base. Our business and market position largely depend on our ability to successfully promote our brand and our ability to continue to develop and provide new services under our brand. Besides, our marketing channels include telephone marketing, direct sales and marketing campaigns. If our current marketing efforts and channels are less effective, or if the cost of such channels significantly increases, we may not be able to promote and maintain our brand or reputation. We believe that the importance of brand recognition will increase as competition in our market develops. Some of our potential competitors already have well-established brands in the negotiable instrument information consulting services industry. Successful promotion of our brand will depend largely on our ability to maintain a sizeable and active client base, our marketing efforts and ability to provide reliable and useful services at competitive prices. Brand promotion activities may not directly yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in building our brand. If we fail to successfully market or promote our brand, our brand recognition may be adversely affected and the demand for our services may decline or fail to increase as much as we expect. If our brand is infringed in any manner, we may lose our competitive advantage and our business, financial condition and results of operations may be materially and adversely affected.

We plan to devote substantial resources to develop our digital platform    . If we are unable to successfully develop and integrate our digital platform in a timely way, our business, financial condition and results of operations may be materially and adversely affected. With the dissolution of our VIE structure, we may not be able to develop, own or operate the platform as a foreign invested entity under the PRC laws.

We are in the process of developing our digital platform which is intended to service both holders and acquirers of negotiable instruments. We plan to hire a research and development team of 35 to 40 staff to develop and operate our platform which we estimate will cost approximately from $1.12 million to $1.26 million. We also expect to incur expenses for third party services and purchase of equipment in connection with our research and development efforts, which are estimated to be in the range of $0.21 million to $0.28 million. Once our platform is operational, we plan to promote and market our platform through online marketing, including setting up our official corporate accounts on various social media platforms, such as WeChat and Weibo and marketing through third party websites, such as Sina.com, Weibo.com and Toutiao.com. We plan to spend approximately $1.4 million on the promotion and marketing of our platform.

We might not be successful in implementing the development of our digital platform. There is no guarantee that our digital platform will be successfully integrated into our business. If we are unable to successfully develop and integrate our digital platform in a timely way, our business, financial condition and results of operations may be materially and adversely affected.

In addition, with the dissolution of our VIE structure, we may not be able to develop, own or operate the platform as a foreign invested entity under the PRC laws. There are mainly two types of value-added telecommunications service licenses, (i) ICP (Information Service Business) license for the website operators who publish information online and provide paid business services on the Internet and (ii) EDI (Online Data Processing and Transaction Processing Business) license for the e-commerce platform provider who provide a platform for multiple merchants to transact business and settle payments. There is no restriction on foreign ownership of an EDI license, while the ICP license is subject to foreign ownership limitations. Whether an ICP license or an EDI license is required depends on the specific business of the entity. At this stage, it is unclear to the Company which license would be required for the development and operation of the platform. If the operation of our platform requires us to obtain an ICP license, we cannot control more than 49% of the platform. We may, through the WFOE, invest 49% equity interest in a newly established company, through which we will develop the platform, with the remaining equity interest owned by our existing shareholders in order to have the new company under common control for financial statements consolidation purposes. Alternatively, if only an EDI license is required for the operation of our platform, we will develop and run the platform through a wholly owned subsidiary.

We may be subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business.

After we launch our digital platform, we may generate, collect, store and process transactional, statistical data, including certain sensitive data from our users. We may face risks inherent in handling data and in securing and protecting such data. In particular, we may face a number of data-related challenges related to our business operations, including: (i) protecting the data in and hosted on our system and platform, including against attacks on our system and platform by external parties or fraudulent behavior by our employees; and (ii) addressing concerns related to privacy and sharing, safety, security and other factors.

Although we plan to take steps to protect such data, our security measures could be breached. As of the date of this prospectus, we have not experienced any material breach of our cybersecurity system or measures. As techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our system and platform could cause confidential information to be accessed, stolen and used for illegal or unauthorized purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with customers and vendors could be severely damaged, we could incur significant liability, and our business and operations could be adversely affected.

We will obtain consent from our users to use their information within the scope of authorization, and we will take technical measures to ensure the security of such information and prevent the information from being divulged, damaged or lost. However, since the Cyber Security Law and relevant regulations, rules and measures are relatively new, there are uncertainties as to the interpretation and application of these laws and regulations, and it is possible that our data protection practices are or will be inconsistent with regulatory requirements. Any violation of the provisions and requirements under the Cyber Security Law and other relevant regulations, rules and measures may subject us to warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of business, shutting down of websites or even criminal liabilities. Complying with such requirements could cause us to incur substantial expenses or to alter or change our practice in a manner that could harm our business. Any systems failure or security breach or lapse that results in the unauthorized release of our user data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability.

Our PRC counsel, Beijing DOCVIT Law Firm, has advised us that we are not subject to the cybersecurity review by CAC for this offering, given that: (i) our services are offered not directly to individual users but institutional customers; (ii) we do not possess a large amount of personal information in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus will not be classified as core or important data by the PRC regulatory authorities.

We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all.

In addition, it is uncertain as to how the Draft Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the draft of the Measures for Cybersecurity Review. Given such uncertainties, we may be required to suspend our relevant business, or face other penalties, which could materially and adversely affect our business, financial condition and results of operations.

We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.

We may become subject to a variety of laws and regulations in China and abroad regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous United States federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the CAC and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments. In December 2021, the CAC, together with other authorities, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022 and replaces its predecessor regulation. Pursuant to the Cybersecurity Review Measures, critical information infrastructure operators that procure internet products and services must be subject to the cybersecurity review if their activities affect or may affect national security. The Cybersecurity Review Measures further stipulates that critical information infrastructure operators or network platform operators that hold personal information of over one million users shall apply with the Cybersecurity Review Office for a cybersecurity review before any public offering at a foreign stock exchange. As of the date of this prospectus, we are not an online platform operator and no detailed rules or implementation rules have been issued by any authority and we have not been informed that we are a critical information infrastructure operator by any government authorities. Under the current circumstance, we do not need to declare to the Office of Cybersecurity Review for cybersecurity review before any public offering. If we start the online platform or deemed to be a critical information infrastructure operator under the PRC cybersecurity laws and regulations in the future, we may be subject to obligations in addition to what we have fulfilled under the PRC cybersecurity laws and regulations. On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which has taken effect since September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits. The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results. Although we maintain cybersecurity insurance, we cannot assure you that this insurance will cover or satisfy any claim made against us or adequately cover any defense costs we may incur.

Any failure to protect our own intellectual property rights could impair our brand, negatively impact our business or both.

Our success and ability to compete also depend in part on developing and protecting our own intellectual property. We rely on a combination of trade secrets, trademarks and other rights, as well as confidentiality procedures and contractual provisions to protect our intellectual properties. However, the steps we take to protect our intellectual property rights may be inadequate. Third parties may seek to challenge, invalidate or circumvent our current trademarks or other intellectual property rights. In order to protect our intellectual property rights, we may be required to spend significant resources. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management. Our failure to secure, protect and enforce our intellectual property rights could seriously adversely affect our brand and adversely impact our business.

We may be sued by third parties for alleged infringement of their proprietary rights, which could harm our business.

Our competitors, as well as other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, a third-party provider may claim that we are infringing on their intellectual property rights. We may, however, be unaware of the intellectual property rights that others may claim over some or all of our applications or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, restrict us from conducting our business or require that we comply with other unfavorable terms. We may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management from our business operations.

Our business depends on the continued efforts of our senior management and key personnel. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely affected and/or disrupted.

Our success is, to a certain extent, attributable to the management, sales and marketing, and research and development expertise of key personnel, and they are well experienced and have a deep understanding of our business and operations. While we have not provided more attractive incentives to those people, we cannot assure you that we can continue to retain their services. If one or more of our senior management or key personnel were unable or unwilling to continue in their present positions, we may not be able to replace them in time or at all, our management and operations may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain new management or personnel. In addition, although there are confidentiality and noncompetition provisions in the employment agreements with our management and key personnel, there is no assurance that any member of our management and key personnel will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all. Also, the loss of any of our management or key personnel could have a material adverse effect upon our business, financial condition, and results of operations.

Our executive officers have no prior experience in operating a U.S. public company, and their inability to operate the public company aspects of our business could harm us.

Our executive officers have no experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and share price.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees needed to support our business.

We believe our success will depend on the efforts and talents of our employees, including experienced consultants and staff for operations, IT, marketing and administration. Our future success depends on our continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve clients could diminish, resulting in a material adverse effect on our business.

If labor costs in China increase substantially, our business and costs of operations may be adversely affected.

In recent years, the Chinese economy has experienced inflation and labor cost increases. Average wages are projected to continue to increase. Further, under PRC law, our PRC subsidiaries are required to pay various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that the labor costs of our PRC subsidiaries, including wages and employee benefits, will continue to increase. If they are unable to control their labor costs or pass such increased labor costs on to their clients by increasing the price of the services, our financial condition and results of operations may be adversely affected.

We have identified material weaknesses in our internal accounting controls, and if we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may be unable to accurately report our results of operations or prevent fraud or fail to meet our reporting obligations, and client confidence and the market price of our ordinary shares may be materially and adversely affected.

Prior to this offering, we were a private company based in China with limited accounting personnel and other resources and with limited experience in establishing and maintaining internal accounting controls and procedures in a manner appropriate for a U.S. listed and reporting public company. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the fiscal years ended June 30, 2022 and 2021, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB and other control deficiencies. The material weaknesses identified related to (i) a lack of accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements; and (ii) a lack of independent directors, an audit committee and internal audit function to establish a formal risk assessment process and internal control framework. We are seeking to remediate these material weaknesses, but the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting.

We also plan to remediate the material weakness through the following measures:

●	establishing internal audit function by engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control;

●	hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; and

●	implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel

Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our consolidated financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ordinary shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002, as amended. Section 404 of this Act will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending June 30, 2024. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We may have to bear unanticipated tax liabilities which may cause serious adverse impacts on our financial conditions and business operations.

Our PRC subsidiaries are subject to enterprise income tax, value-added tax, and other taxes in China where they have operations. One of our PRC subsidiaries used to use a related party’s personal bank account to receive its service fees and pay business expenses and dividends for another. The arrangement was terminated and the amounts received through the shareholder’s account were fully returned to our PRC subsidiaries. However, we could face material and adverse tax consequences if the PRC tax authorities determine that the arrangement described above was contemplated in such a way as to avoid and reduce tax liabilities under applicable PRC laws, rules and regulations.

We are not aware of any administrative or criminal actions regarding tax reporting or payments. However, we cannot assure you that the local tax authorities will determine that our operational arrangements are not in violation of current or future tax regulations or rules. If such a violation was determined, we could be exposed to unpredicted tax liabilities which will harm our financial condition and business operations.

Any lack of requisite approvals, licenses or permits applicable to our business may have a material and adverse impact on our business, financial condition and results of operations.

Our business is subject to supervision and regulation by the relevant PRC government authorities. We believe we have obtained all the licenses and approvals required for our current operations and currently we are not aware of any other licenses or approvals. However, some of our planned businesses, including without limitation, the operation of an online platform and commercial factoring services which we plan to engage in the near future might be subject to statutory requirements as to acquiring relevant approvals and licenses, and our future operations might be challenged by relevant regulatory authorities for not holding effective or proper licenses or approvals or any failure to update those approvals timely. There are also uncertainties as to how the PRC regulatory authorities may view or consider the necessity for us to hold or update any required approvals or licenses under the current or future PRC laws and regulations. If we fail in holding or timely updating any requisite approval, license or permit as legally required, it may cause a material and adverse impact on our business, financial condition and operating results.

We do not carry any business or property insurance coverage. Any material loss to our properties or assets will have a material adverse effect on our financial condition and operations.

Insurance companies in China currently do not offer an extensive array of insurance products as insurance companies in more developed economies do. Currently, we do not have any property, business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

From time to time we may evaluate and potentially consummate acquisitions or alliances, which could require significant management attention, disrupt our business, adversely affect our financial results, be unsuccessful or fail to achieve the desired result.

From time to time, we may evaluate and consider strategic transactions, combinations, acquisitions or alliances to enhance our existing business or develop new products and services. For example, we may use a portion of the proceeds from this offering to acquire a factoring company. See “Use of Proceeds” for details. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate the transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such a transaction.

Any acquisition or alliance will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our existing business;

●	difficulties in retaining relationships with clients, employees and suppliers of the acquired business;

●	regulatory risks; and

●	liability for activities of the acquired business before the acquisition, including patent, copyright and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities.

Any future acquisitions or alliances may not be successful. Furthermore, we may not benefit from our business strategy, nor generate sufficient revenue to offset the associated costs or may otherwise not result in the intended benefits. In addition, we cannot assure you that any future acquisition of, or alliance with respect to, new businesses or technology will lead to the successful development of new or enhanced services or that any new or enhanced services, if developed, will achieve market acceptance or prove to be profitable.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

Although our current cash and cash equivalents, anticipated cash flows from operating activities and the proceeds from this offering should be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for at least 12 months following this offering, there is a risk that we may need additional cash resources in the future to fund our growth plans or if we experience adverse changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for new investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. The issuance and sale of additional equity would result in further dilution to our shareholders.

Obtaining credit facilities could result in:

●	default and foreclosure on our assets if our operating revenue is insufficient to repay debt obligations;

●	acceleration of obligations to repay the indebtedness (or other outstanding indebtedness), even if we make all principal and interest payments when due, if we breach any covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	diverting a substantial portion of cash flow to pay principal and interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and

●	creating potential limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate.

The occurrence of any of these risks could adversely affect our operations and/or financial condition.

Certain data and information in this prospectus was obtained from third-party sources and were not independently verified by us.

Information and data relating to the PRC negotiable instrument industry have been derived from independent sources. Any failure of the PRC negotiable instrument industry to grow at the projected rate may have a material adverse effect on our business and the market price of our ordinary shares. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions

We have not independently verified the data and information contained in any third-party publications and reports. Data and information contained in the third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Risks Related to Our Ordinary Shares and This Offering

An active trading market for our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly.

We have applied to list our ordinary shares on the Nasdaq. Prior to the completion of this offering, there has been no public market for our ordinary shares, and we cannot assure you that a liquid public market for our ordinary shares will develop. If an active public market for our ordinary shares does not develop following the completion of this offering, the market price and liquidity of our ordinary shares may be materially and adversely affected. The initial public offering price for our ordinary shares was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a total loss or a significant decrease in the value of their ordinary shares.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny our initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of the Company’s listed securities following the consummation of the offering. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our ordinary shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performance of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, and cash flow related to our clients;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new services and expansion by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our services or our industry;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	potential litigation or regulatory investigations; and

●	negative publicity regarding Chinese listed companies.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares.

In addition to the risks addressed above in “— The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors,” our ordinary shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our ordinary shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our ordinary shares. In addition, investors of our ordinary shares may experience losses, which may be material, if the price of our ordinary shares declines after this offering or if such investors purchase shares of our ordinary shares prior to any price decline.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares may be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ordinary shares, the market price for our ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ordinary shares to decline.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 under the Securities Act and the applicable lock-up agreements. Following the consummation of our initial public offering, there will be 9,750,000 ordinary shares outstanding immediately after this offering, assuming no exercise of the underwriters’ over-allotment option. In connection with this offering, we and each of our directors and officers named in the section “Management,” and certain shareholders have agreed not to sell any ordinary shares for 12 months from the date of this prospectus without the prior written consent of the underwriter, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ordinary shares for return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, meeting our capital reserve requirements, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased our ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for each share than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of $2.40 per share, representing the difference between our net tangible book value per share of $1.85 as of December 31, 2022, after giving effect to this offering and an assumed initial public offering price of $4.25 per share. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We plan to use the net proceeds of this offering primarily for expansion of our existing business, development of an online platform facilitating the monetization of negotiable instruments and engaging in the factoring business. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our ordinary shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produces passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, because we are primary beneficiary of such entities for accounting purposes and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

The amended and restated memorandum and articles of association that we intend to adopt contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares.

Some provisions of our articles of association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders. Under the Companies Act (Revised) of the Cayman Islands, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our Company and for a proper purpose.

Our principal shareholder has substantial influence over our Company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions.

As of the date of this prospectus, Mr. Xu Jiang, our Chief Executive Officer and chairman of our board of directors beneficially owns an aggregate of 67.0% of our issued and outstanding ordinary shares. Upon the completion of this offering, Mr. Jiang will beneficially own approximately 4,020,000 ordinary shares, or approximately 41.2% of our issued and outstanding ordinary shares.

Accordingly, Mr. Jiang could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. Mr. Jiang will also have the power to prevent or cause a change in control. Without the consent of Mr. Jiang, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, Mr. Jiang could violate his fiduciary duties by diverting business opportunities from us to himself or others. The interests of Mr. Jiang may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our ordinary shares. For more information regarding our Mr. Jiang and his affiliated entity, see “Principal Shareholders.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

Our Cayman Islands holding company is an exempted company incorporated under the laws of the Cayman Islands with limited liability. Its corporate affairs are governed by the memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of directors to our Cayman Islands holding company under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our Cayman Islands holding company’s shareholders and the fiduciary duties of its directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our Cayman Islands holding company’s directors have discretion under its articles of association to determine whether or not, and under what conditions, its corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our Cayman Islands holding company’s home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, our Cayman Islands holding company does not plan to rely on home country practice with respect to any corporate governance matter. However, if it chooses to follow its home country practice in the future, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 21 clear days is required for the convening of our annual general shareholders’ meeting and at least 14 clear days’ notice any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of the total outstanding shares carrying the right to vote at a general meeting of our Company. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

Certain judgments obtained against us by our shareholders may not be enforceable.

Our Cayman Islands holding company is a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China via subsidiaries. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our ordinary shares.

We will incur additional legal, accounting and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our ordinary shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriters are required to sell shares in this offering to at least 300 round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares) in order to ensure that we meet the Nasdaq initial listing standards, we have not otherwise imposed any obligations on the underwriters as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriters were to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations (including, without limitation, taking into consideration the impact of the COVID-19 pandemic);

●	the expected growth of the negotiable instrument industry in China;

●	our expectations regarding demand for and market acceptance of our services;

●	our expectations regarding our base of clients;

●	our plans to invest in our online platform;

●	our relationships with our partners;

●	competition in our industry; and

●	relevant government policies and regulations relating to our industry.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. You should not place undue reliance on these forward-looking statements, and we qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

In addition, the new and rapidly changing nature of the negotiable instrument industry in China results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ (perhaps significantly) from the projections based on these assumptions.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $15.9 million after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial offering price of $4.25 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus (excluding any exercise of the underwriters’ over-allotment option).

A $1.00 increase (decrease) in the assumed initial public offering price of $4.25 per share would increase (decrease) the net proceeds to us from this offering by approximately $3.49 million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary share offered by us as set forth on the cover page of this prospectus, provided, however, that in no case would we decrease the initial public offering price to less than $4.25 per share.

Proceeds of this offering in the amount of $250,000 shall be used to fund an escrow account for a period of 15 months following the closing date of this offering, which account shall be used in the event we have to indemnify the underwriters pursuant to the terms of an underwriting agreement with the underwriters.

We intend to use approximately $654,000 (approximately 4.7%) of the net proceeds from this offering to scale up our operations by hiring and training additional employees and increasing marketing activities. We also plan to use $2,757,000 (approximately 19.8%) of the net proceeds to build and operate an online platform to facilitate the monetization of negotiable instruments. See “Business – Our Strategies – Build a Scalable Platform for the Transfer of Negotiable Instruments” for more information. Further, we plan to use approximately $10,512,000 (approximately 75.5%) of the net proceeds from this offering to enter into the factoring business either through registration as a factoring company or acquisition of an existing factoring company (although as of the date of this prospectus, we have not identified or engaged in any material discussions regarding any potential factoring business acquisition). See “Business – Our Strategies – Pursue Formation or Acquisition of a Factoring Business” for more information.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.”

Pending any use described above, we plan to invest all the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

Our intended uses of offering proceeds require remittance of the proceeds to China, which generally takes approximately 7 to 10 business days to complete. We are permitted under PRC laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions and to our PRC subsidiaries only through loans, subject to the record-filing and registration with government authorities and limit on the amount of loans. Subject to satisfaction of the applicable government registration requirements, we may extend inter-company loans to our wholly foreign-owned subsidiary in China or make additional capital contributions to our wholly-foreign-owned subsidiary to fund its capital expenditures or working capital. The registered capital of our WFOE is $150,000. As of the date of this prospectus, we have not made any contribution to our wholly owned subsidiary in China, and we do not intend to make any contribution before the consummation of this offering but we intend to contribute all the net proceeds from this offering, which is estimated to be approximately $13.9 million (taking into account the offering expenses partially prepaid by us), to our wholly owned subsidiary in China immediately following the completion of this offering. If we provide funding to our wholly foreign-owned subsidiary through loans, the total amount of such loans may not exceed the difference between the entity’s total investment as registered with the foreign investment authorities and its registered capital. Such loans must be registered with SAFE or its local branches.

We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of foreign loans to and foreign direct investment in China entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Our board of directors has the discretion regarding whether to declare or pay dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our Company may only pay dividends out of profits or share premium, and provided always that we are able to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our shares. We currently do not have any plans to pay cash dividends after this offering. Rather, we currently intend to retain all of our available funds and any future earnings to operate and grow our business. We will rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation — Regulations on Dividend Distribution” and “Taxation — People’s Republic of China Taxation.”

Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022 as follows:

●	on an actual basis; and

●	on an adjusted basis to reflect the sale of 3,750,000 ordinary shares in this offering, at an assumed initial public offering price of $4.25 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Use of Proceeds,” “Summary Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	December 31, 2022
	Actual	As adjusted

Ordinary shares, par value $0.0001 per share, 500,000,000 ordinary shares authorized, 6,000,000 ordinary shares issued and outstanding on an actual basis, 9,750,000 ordinary shares issued and outstanding on an adjusted basis to reflect the sale of 3,750,000 ordinary shares to be issued in this offering	$600	$975
Additional paid-in capital	14,864	13,937,499
Statutory reserve	685,107	685,107
Retained earnings	3,536,834	3,536,834
Accumulated other comprehensive loss	(156,097)	(156,097)
Total Shareholders’ Equity	4,081,308	18,004,318
Total Capitalization	$4,081,308	$18,004,318

If the underwriters’ over-allotment option to purchase additional shares from us was exercised in full, pro forma (i) ordinary shares would be 10,312,500 shares, (ii) ordinary shares par value would be $1,031, (iii) additional paid-in capital would be $16,160,724 (iv) total shareholders’ equity would be $20,227,599 and (v) total capitalization would be $20,227,599.

DILUTION

If you invest in our ordinary shares, your interest will be immediately diluted by $2.40 per ordinary share, representing the difference between our net tangible book value per share of $1.85 as of December 31, 2022, after giving effect to this offering and an assumed initial public offering price of $4.25 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently issued and outstanding ordinary shares.

Our net tangible book value as of December 31, 2022 was $4.10 million or $0.68 per ordinary share as of that date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the proceeds we will receive from this offering, from the assumed initial public offering price of $4.25 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after December 31, 2022, other than to give effect to the sale of the ordinary shares offered in this offering at the assumed initial public offering price of $4.25 per share, which is based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2022 would have been approximately $18.00 million, or $1.85 per ordinary share. This represents an immediate increase in net tangible book value of $1.17 per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of $2.40 per ordinary share to investors purchasing our ordinary shares in this offering. The following table illustrates such dilution:

Per Ordinary Share
($)
Assumed initial public offering price per ordinary share	4.25
Net tangible book value per ordinary share as of December 31, 2022	0.68
Pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering	1.85
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	2.40

A $1.00 change in the assumed public offering price of $4.25 per ordinary share, which is based on the estimated initial public offering price set forth on the cover page of this prospectus, would increase (decrease), in the case of an increase (decrease), our pro forma as adjusted net tangible book value after giving effect to this offering by approximately $3.49 million, the pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering by $0.35 per ordinary share and the dilution in pro forma as adjusted net tangible book value per ordinary share to new investors in this offering by $0.65 per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2022, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	6,000,000	62%	$—	0%	$0.00
New investors	3,750,000	38%	$15,937,500	100%	$4.25
Total	9,750,000	100%	$15,937,500	100%	$1.63

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, and Beijing DOCVIT Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Enforcement of Judgments/Enforcement of Civil Liabilities

Ogier has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

We have been advised by our PRC counsel, Beijing DOCVIT Law Firm, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

CORPORATE HISTORY AND STRUCTURE

History

QinHong International Group is a holding company incorporated in the Cayman Islands on September 2, 2019.

QinHong International Group has four wholly-owned subsidiaries, including QinHong Capital Group Limited, a limited liability company formed under the laws of Hong Kong and our WFOE, Chengdu Xiyuan Supply Chain Management Co., Ltd., a limited liability company formed under the laws of the PRC, Sichuan QinHong Technology Co., Ltd., a limited liability company formed under the laws of the PRC (“QinHong Technology”), and Sichuan QinHong Enterprise Management Co., Ltd., a limited liability company formed under the laws of the PRC (“QinHong Management”), and Chengdu QinHong Business Information Consulting Co., Ltd., a limited liability company formed under the laws of the PRC (“QinHong Consulting”). .. We began our operations in China in July 2017 and currently conduct our business through QinHong Technology, QinHong Management and QinHong Consulting.

Corporate Structure

The following chart presents our corporate structure.

On November 18, 2019, WFOE entered into a series of VIE Agreements separately with each of QinHong Management and QinHong Technology and their respective shareholders. On March 7, 2022, all of the VIE Agreements with QinHong Technology were terminated, and on April 7, 2022, all of the VIE Agreements with QinHong Management were terminated. On April 7, 2022, WFOE entered into an equity transfer agreement with QinHong Management and the shareholders of QinHong Management. Pursuant to the equity transfer agreement, each of the shareholders of QinHong Management transferred to WFOE their respective equity interests in QinHong Management for no consideration. As a result, we hold 100% of the equity interests of both QinHong Technology and QinHong Management.

As of the date of this prospectus, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions only include business licenses. The following table provides details on the licenses and permissions held by our PRC subsidiaries.

Company	License/Permission	Issuing Authority	Validity
WFOE	Business License	Administration For Market Regulation Of Chengdu	Long-term
QinHong Technology	Business License	Administration For Market Regulation Of Chengdu	Long-term
QinHong Management	Business License	Administration For Market Regulation Of Chengdu Jinniu District	Long-term
QinHong Consulting	Business License	Administration For Market Regulation Of Chengdu Wuhou District	Long-term

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated financial data for the six months ended December 31, 2022 and 2021 and the fiscal years ended June 30, 2022 and 2021 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary consolidated statements of income for the six months ended December 31, 2022 and 2021 and the fiscal years ended June 30, 2022 and 2021.

	For the Six Months Ended December 31,
	2022	2021

Net Revenues	$412,364	$419,111

Operating Expenses:
Salaries and employee benefits	159,058	148,062
Office rental expenses	25,911	26,200
Other operating expenses	51,775	93,195
Total Operating Expenses	236,744	267,457

Income from Operations	175,620	151,654

Interest income	54,699	58,151
Other (expenses) income, net	(487)	385
Income Before Provision for Income Taxes	229,832	210,190

Income tax benefits	32,924	57,722
Net Income	262,756	267,912

	For the Fiscal Years Ended June 30,
	2022	2021

Revenues	$1,437,750	$2,132,477

Operating Expenses
Salaries and employee benefits	267,888	236,754
Office rental expenses	50,296	50,885
Other operating expenses	120,438	60,587
Total Operating Expenses	438,622	348,226

Income from Operations	999,128	1,784,251

Other income	46,479	59,806
Interest income	118,617	61,939
Income before provision for income taxes	1,164,224	1,905,996

Provision for income taxes	(23,261)	(233,570)
Net Income	$1,140,963	$1,672,426

The following table presents our summary consolidated balance sheets data as of December 31, 2022 and June 30, 2022 and 2021.

	December 31, 2022	June 30, 2022	June 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$81,589	$16,042	$72,963
Accounts receivable	1,093,194	1,117,019	111,826
Loans receivable	3,189,192	3,136,013	3,201,955
Other current assets	33,728	42,055	36,596
Total Current Assets	4,397,703	4,311,129	3,423,340

Property and equipment, net	4,521	5,017	4,067
Right of use assets	73,287	—	—
Total Assets	$4,475,511	$4,316,146	$3,427,407

LIABILITIES
Current Liabilities:
Accrued expenses and other liabilities	$209,618	$201,687	$245,795
Income tax payable	118,843	183,922	249,374
Lease liabilities	65,742	—	—
Total Liabilities	$394,203	$385,609	$495,169

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

QinHong International Group is a holding company incorporated in the Cayman Islands. As a holding company with no material operations of its own, our Cayman Islands holding company conducts substantially all of its operations through its operating entities established in China. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company with substantially all of its operations in China.

We are an emerging provider of financial facilitation and referral services in Sichuan Province, China. Our clients are primarily SMEs and one financial institution. We offer our clients a variety of services in connection with the monetization of their “right to payment” (“RTPs”) negotiable instruments. We commenced operations in July 2017 in China and have since built a network of SMEs, commercial banks, factoring companies and other financial and non-financial institutions which enable us to effectively and efficiently help our SME clients obtain greater cash flows at lower costs through disposition of their RTPs and assist our one financial institution client in finding diversified investment opportunities with attractive returns through referral of SMEs with RTP financing needs. We primarily generate revenues from facilitation of the transfer of RTPs from our SME clients to financial institutions and referral of RTPs to our one financial institution client. We occasionally provide consulting services in connection with our SME clients’ bank loan applications and receive revenues from such services since August 2019.

Facilitation Services

As of the date of this prospectus, we facilitated the transfers of RTPs which are all BA bills. Through the extensive experience of our founders in the transfer of negotiable instruments, we strategically focus on the facilitation of transfers of BA bills, which is a type of negotiable instrument commonly used in trades in China, typically with an aggregate face value of more than RMB10 million (approximately US$1.55 million) per transaction.

The flow chart below illustrates the process of our facilitation services.

Because the BA bills are notes issued by banks, which are unconditionally accepted by issuance banks, the transfers of BA bills between our customers and financial institutions can be completed efficiently. We generally complete facilitation services within a week. We receive facilitation services fees, which generally range from 0.2% to 0.3% of the face value, from SME clients. We generally offer a credit term of 20 days to our facilitation service customers, and recognize revenues from facilitation services upon successful transfer of BA bills between SMEs and financial institutions. For the six months ended December 31, 2022 and 2021, we generated facilitation service fees (before deducting sales taxes) of $190,946 and $408,155, respectively. For the fiscal years ended June 30, 2022 and 2021, we generated facilitation service fees (before deducting sales taxes) of $1,271,227 and $1,294,458, respectively. See revenue breakdown in Results of Operations.

Our customers are mainly commodity trading companies that frequently sell non-ferrous metal products and chemical raw materials. Such transactions bring us higher revenue per transaction because the commodities transaction values are higher than other trading businesses, with relatively lower operating costs than transactions that trade other types of negotiable instruments as we can focus our resources on servicing fewer clients with higher transaction value. As of December 31, 2022, we have facilitated transfers of BA bills for our SME clients with an aggregate face value of approximately RMB 13.30 billion (approximately US$1.99 billion). The table below provides a breakdown of the face value of the negotiable instruments transferred through our facilitation, the facilitation service fees recognized and the average fee rate for the six months ended December 31, 2022 and 2021 and the fiscal years ended June 30, 2022, 2021, 2020, 2019 and 2018.

	For the Six Months Ended December 31,		For the Fiscal Year Ended June 30,
	2022	2021	2022	2021	2020	2019	2018
Face value of transferred negotiable instruments through our facilitation	$76,378,539	$168,507,115	$514,603,163	$539,994,286	$398,491,740	$290,567,752	$165,990,409
Facilitation service fees recognized	$190,946	$408,155	$1,271,227	$1,294,457	$799,386	$846,314	$431,498
Average fee rate	0.25%	0.24%	0.25%	0.24%	0.20%	0.29%	0.26%

Referral Services

Leveraging on our expanding network of SMEs and financial institutions, in August 2019, we started offering referral services to one financial institution whose business is to purchase low risk RTPs at a discount.

The flow chart below illustrates the process of our referral services.

The referred RTPs are in the form of receivables due from parties from diversified industries, because our customers, whose businesses are to purchase RPTs, generally take time to perform credit checks on the RPTs. Accordingly it takes a longer time for us to complete the referral services, as compared with facilitation services. We generally complete referral services within a month. We receive referral services fees, which generally range from 0.1% to 3% of referred RTP amounts from financial institution clients. We generally offer a credit term of 20 days to our customers, and recognize revenues after successful referrals of RTPs. For the six months ended December 31, 2022 and 2021, we generated revenues from referral of RTPs (before deducting sales taxes) of $9,328 and $12,030, respectively. For the fiscal years ended June 30, 2022 and 2021, we generated revenues from referral of RTPs (before deducting sales taxes) of $168,237 and $274,708, respectively. See revenue breakdown in Results of Operations.

We presently service one third-party factoring company based in Shenzhen City, China and have successfully referred 33 RTP holders to this client and facilitated its purchase of RTPs in the aggregate amount of approximately RMB 133.8 million (approximately US$20.0 million) from the commencement of referral services through December 31, 2022. Pursuant to the agreement between us and the factoring company, we are obliged to identify and refer end customers who would like to discount their RTPs, and we complete our service commitment upon the RTPs are successfully discounted by the factoring company. Our referral service fee rate varied, depending on comprehensive factors including financial status of the end customers, maturity term of the RTPs and discount rates on RTPs.

Consulting Services

Due to our close relationships with certain banks stemming from our facilitation and referral services, we were asked by our existing SME clients to assist them with their bank loan applications. Our consulting services included gathering information from the clients and preparation of loan documents required by banks. We charge our clients service fees, ranging from 1% to 2.5% of the loan proceeds. For the six months ended December 31, 2022, we generated revenues from consulting services (before deducting sales taxes) of $212,921 and $nil, respectively. For the fiscal year ended June 30, 2021, we generated revenues from consulting services (before deducting sales taxes) of $565,164. See revenue breakdown in Results of Operations. Our consulting services are incidental to our facilitation and referral services and we do not expect to devote resources to develop these services.

Clients

Our clients are mainly SME businesses engaged in trading commodities which generally involves frequent transfers of RPTs through which we earn our facilitation fees.

Since August 2019 when we started offering referral services to clients whose business is to purchase low risk RTPs at a discount, we expanded our client base to include financial institutions. We also provided consulting services upon clients’ request and received revenue for such services for the six months ended December 31, 2022 and for the fiscal year ended June 30, 2021. As a result, our dependence on facilitation services to SME clients decreased.

As of December 31, 2022 and June 30, 2022, the Company had no loans receivable due from facilitation customers for the years ended June 30, 2022 and 2021, and for the six months ended December 31, 2022 and 2021.

For the six months ended December 31, 2022 and 2021

For the six months ended December 31, 2022 and 2021, revenue from commodity trading companies constituted approximately 46.3% and 97.4% of our total revenue, respectively. Below table presented the number and value of RTPs, all of which are BA bills, placed for repeat clients for the six months ended December 31, 2022 and 2021.

	For the Six Months Ended December 31, 2022		For the Six Months Ended December 31, 2021
	Number of transactions	Value of RTPs Placed	Number of transactions	Value of RTPs Placed

Customer A	2	$36,827,926	6	$46,858,879
Customer B	5	$24,934,082	—	$—
Customer C	4	$6,735,068	—	$—
Customer D	—	$—	4	$84,546,601
Customer E	—	$—	4	$9,541,585
Customer F	—	$—	2	$8,597,959

We had 5 and 5 facilitation services customers for the six months ended December 31, 2022 and 2021, among which 3 and 4 were repeat customers, respectively. Repeat customers refers to those customers to whom we provided services for more than one transaction during the year. For the six months ended December 31, 2022 and 2021, we facilitated the transfer of BA bills with an aggregate value of $76,378,539 (approximately RMB 0.53 billion) and $168,507,115 (approximately RMB 1.08 billion), of which $68,497,076 (approximately RMB 0.48 billion) and $149,545,024 (approximately RMB 1.04 billion) were placed by repeat customers, accounting for 90% and 96%, respectively, of the total value of BA bills placed.

For the fiscal years ended June 30, 2022 and 2021

For the fiscal years ended June 30, 2022 and 2021, revenue from commodity trading companies constituted approximately 88.4% and 46.3% of our total revenue, respectively. Below table presented the number and value of RTPs, all of which are BA bills, placed for repeat clients for the fiscal years ended June 30, 2022 and 2021.

	For the Fiscal Year Ended June 30, 2022		For the Fiscal Year Ended June 30, 2021
	Number of transactions	Value of RTPs Placed	Number of transactions	Value of RTPs Placed

Customer A	13	$145,072,897	16	$106,131,695
Customer B	5	$122,399,021	2	$14,324,308
Customer C	4	$58,737,911	6	$59,573,247
Customer D	4	$48,029,996	—	$—
Customer E	4	$43,381,931	—	$—
Customer F	3	$36,099,964	—	$—
Customer G	5	$29,650,371	—	$—
Customer H	6	$21,934,943	8	$52,330,522
Customer I	2	$9,296,128	2	$5,738,361
Customer J	—	$—	8	$97,459,588
Customer K	—	$—	5	$67,458,310
Customer L	—	$—	3	$42,969,632
Customer M	—	$—	4	$17,215,083
Customer N	—	$—	2	$13,890,760

We had 9 and 14 facilitation services customers for the fiscal years ended June 30, 2022 and 2021, among which 9 and 10 were repeat customers, respectively. Repeat customers refers to those customers to whom we provided services for more than one transaction during the year. For the fiscal years ended June 30, 2022 and 2021, we facilitated the transfer of BA bills with an aggregate value of $514,603,162 (approximately RMB 3.32 billion) and $539,994,286 (approximately RMB 3.58 billion), of which $514,603,162 (approximately RMB 3.32 billion) and $477,091,506 (approximately RMB 3.16 billion) were placed by repeat customers, accounting for 100% and 88%, respectively, of the total value of BA bills placed.

Despite the concentration of major clients, we believe our services are flexible and adaptable to serve different clients’ needs, and can be readily transferred to serve other potential new clients in the commodity trading industry and satisfy their needs in the event of deterioration of client relationships between our Company and its current clients. In addition, we believe our network with commercial banks, factoring companies and other financial institutions would enable us to effectively and efficiently identify new clients.

RTPs

All RTPs being placed are current with their respective payment terms. The RTPs are not secured and acquirers of RTPs do not have any recourse options against us or any other parties involved in the placement process while the RTPs being placed in our referral services are secured by either collateral or guaranties provided by the RTP holders, and the acquirer of RTPs (i.e. our client) has recourse against the RTP holders. We do not service the RTPs for the acquirers or provide any guarantee of payment for any of the RTPs being placed.

We do not take contractual possession of the RTPs during the process of our services. None of the RTPs come from the peer-to-peer lending market. We do not plan to provide facilitation or referral services involving the peer-to-peer lending market.

During the six months ended December 31, 2022 and 2021 and the fiscal years ended June 30, 2022 and 2021, all of the RTPs facilitated for SME clients were BA bills, and all of the RTPs for our financial institution client were accounts receivable for services/products sold, which were either secured with bank term deposits or guaranteed by guarantors.

Recent Developments

Reorganization and Termination of VIE Agreements

On March 7, 2022, WFOE entered into an equity transfer agreement with QinHong Technology and the shareholders of QinHong Technology. Pursuant to the equity transfer agreement, each of the shareholders of QinHong Technology transferred to WFOE their respective equity interests in QinHong Technology for no consideration. Upon completion of such transfers, QinHong Technology became a wholly owned subsidiary of WFOE.

On April 7, 2022, WFOE entered into an equity transfer agreement with QinHong Management and the shareholders of QinHong Management. Pursuant to the equity transfer agreement, each of the shareholders of QinHong Management transferred to WFOE their respective equity interests in QinHong Management for no consideration. Upon completion of such transfers, QinHong Management became a wholly owned subsidiary of WFOE.

As a result, our VIE structure is dissolved. Termination of the VIE Agreements does not have any impact on the Company’s consolidated financial position, results of operations and cash flows.

Impact of COVID-19

In late December 2019, a strain of a novel coronavirus, SARS-CoV-2, which causes the COVID-19 disease, was reported to have surfaced in Wuhan, China. On January 30, 2020, the World Health Organization reportedly declared this COVID-19 outbreak a health emergency of international concern. On February 28, 2020, the World Health Organization reportedly increased the assessment of the risk of spread and the risk of impact of COVID-19 to very high at the global level. In March 2020, the World Health Organization declared COVID-19 a pandemic.

With an aim to contain the COVID-19 outbreak, the PRC government imposed various strict measures across the PRC including, but not limited to, travel restrictions, mandatory quarantine requirements, and postponed resumption of business operations. Our headquarters are located in Chengdu, Sichuan Province, China and have been adversely affected by the pandemic. During the government mandated lockdown, we had to extend the holiday period for all our employees and closed our offices in February 2020 when our employees worked remotely. Our employees returned to work in our office in March 2020. Affected by COVID-19, no RTP holders within our network demanded transfer of RTPs for the three months ended March 31, 2020. As a result, we did not generate revenues from referral services during the three months ended March 31, 2020, and we have resumed our referral service since April 2020.

While the outbreak of COVID-19 has come under control in China since the second quarter of 2020, there was a significant rise in COVID-19 cases, including the COVID-19 Delta and Omicron variant cases, in various cities in China in early 2022. The local governments of the affected cities, including Shanghai and Chengdu, have reinstated certain COVID-related measures, including travel restrictions and stay-at-home orders. Affected by the rise of COVID-19, we witnessed a sharp decrease in business orders from our referral services as RTP holders in Shanghai were required to stay at home during April through May 2022. As a result, we generated revenues (before deducting sales taxes) of $168,237 from referral services for the fiscal year ended June 30, 2022, as compared with $274,708 for the same period of 2021 and $9,328 and $12,103 from referral services for the six months ended December 31, 2022 and 2021, respectively.

We facilitated the transfer of RTPs of approximately $514.6 million (approximately RMB 3.32 billion) for SME clients for the fiscal year ended June 30, 2022, a decrease of $25.4 million, or 5% from approximately $540.0 million (approximately RMB 3.58 billion) for SME clients for the fiscal year ended June 30, 2021. In the meantime, we charged facilitation service fees at an average rate of 0.25% on the face value of RTPs for the fiscal year ended June 30, 2022, as compared to 0.24% for the fiscal year ended June 30, 2021. As a result, our facilitation service fees remained stable for the fiscal year ended June 30, 2022 as compared with the fiscal year ended June 30, 2021.

We facilitated the transfer of RTPs of approximately $76.4 million (approximately RMB0.5 billion) for SME clients for the six months ended December 31, 2022, a decrease of $0.9 billion, or 55%, from approximately $1.7 billion (approximately RMB1.1 billion) for SME clients for the six months ended December 31, 2021. In the meantime, we charged facilitation service fees at an average rate of 0.25% on the face value of RTPs for the six months ended December 31, 2022, as compared to 0.24% for the six months ended December 31, 2021. As a result, our facilitation service fees decreased for the six months ended December 31, 2022 as compared with the six months ended December 31, 2021.

In December 2022, the PRC government loosened COVID-19 policies, and COVID-19 was widely spread over China in November 2022 through January 2023. Affected by the spread of disease, we and our customers were infected and had to stay at home. Our facilitation services and referral services were both adversely affected in the six months ended December 31, 2022. We generated revenues (before deducting sales taxes) of $190,946 and $9,328, respectively, from facilitation services and referral services, as compared with $408,155 and $12,030 for the same period ended December 31, 2022.

As affected by the outbreak of COVID-19 in Shanghai and Chengdu, our customers delayed payments to us. We offered a temporary extension of payment term ranging between six and twelve months to our clients. We expect to continue the extension of payment term until our clients are not affected by the COVID-19 lockdown policy. As of the date of this prospectus, a total of $2.6 million of accounts receivable as of December 31, 2022 has been collected. As of the date of this prospectus, accounts receivable amounting to approximately $0.6 million, as of December 31, 2022, was still outstanding. We are actively monitoring the status of our accounts receivable and in frequent contact with our clients so that we can timely collect payments or respond to any delay. Since we have never experienced any significant difficulty in collection even during the COVID-19 epidemic and are not aware of any issues that may impact our clients’ ability to pay, we do not expect to have difficulty in collecting our accounts receivable.

While we and our customers recovered from COVID-19, and we do not expect further lockdowns for COVID-19, we expect an increase in both facilitation and referral transaction volume in the following months. We will continue to invest our efforts in growing our customer base and transaction volume with existing clients. We expect our customers will have continuous demand to cash their RTPs or purchase RTPs. We expect our facilitation services and referral services will recover for the fiscal year ending June 30, 2023.

Key Factors Affecting Our Results of Operations

Growth of Client Transaction Volume and Depth of Our Client Relationships

We focus on offering facilitation services to SME clients who have needs to cash out their RTPs. As a result, our results of operations largely depend on the increase in the clients’ RTP transfer volume, which in turn, is affected by the effectiveness and efficiency of our services.

We will continue to provide high-quality services to meet increasing demands from these clients, which we believe will enable us to increase orders from these clients and is critical to increase our revenue.

We believe that it is vital for us to continue to develop and maintain long-standing relationships with our existing clients. To this end, we strive to understand the evolving needs of our existing and potential clients on an on-going basis and flexibly adjust our services to match their needs. With respect to our existing clients, we proactively communicate with them to collect their feedback periodically through telephone calls and onsite visits.

Diversification of Business Activities

Currently, we primarily generate revenues from facilitation services to SMEs and referral services to one financial institution. Our lack of business diversification could inhibit the opportunities for growth of our business and results of operations.

We plan to launch a digital platform, which allows online information sharing for transfers of negotiable instruments. We have performed certain research work on the platform, including coding of webpages connected to our platform where information regarding our Company, staff, services and latest developments can be found. This platform is currently under design and construction.

In addition, we intend to form or acquire a factoring business to further expand our service offerings, which will add a new line of business to our service offerings. We plan to use approximately 75.5% of the proceeds of this offering for such formation or acquisition. As of the date of this prospectus, we have not identified or engaged in any material discussions regarding any potential factoring business acquisition. For information on the development of our digital platform and formation or acquisition of a factoring business, see “Business – Research and Development” and “Business – Our Strategies – Formation or Acquisition of a Factoring Business,” respectively.

Expansion of Client Base

Revenue from commodity trading companies constituted approximately 88.4% and 60.7% of our total revenue for the fiscal years ended June 30, 2022 and 2021, respectively, and approximately 46.3% and 97.4% of our total revenue for the six months ended December 31, 2022 and 2021, respectively. Given the concentration of our revenue from businesses in the commodity trading industry, economic conditions or other factors that negatively impact the commodity trading industry could impact our revenues.

We believe expanding our client base will support our sustainable growth. Client satisfaction among a growing client base will strengthen our brand and reputation which, in turn, will create opportunities for further expansion. We will strengthen our facilitation services to SME clients primarily through new hires for our operation and management teams.

The ability to expand our client base and deepen relationships with clients depends on various factors, including the success of facilitation services and marketing efforts, competition, the regulatory environment for the industry, and our ability to innovate and improve our services.

Results of Operations for the Six Months Ended December 31, 2022 and 2021

For the six months ended December 31, 2022 and 2021

The following table sets forth a summary of our unaudited condensed consolidated results of operations for the six months ended December 31, 2022 and 2021. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Six Months Ended
	December 31,		Change
	2022	2021	Amount	% of Change

Revenues	$412,364	$419,111	$(6,747)	(2)%

Operating Expenses
Salaries and employee benefits	159,058	148,062	10,996	7%
Office rental expenses	25,911	26,200	(289)	(1)%
Other operating expenses	51,775	93,195	(41,420)	44%
Total Operating Expenses	236,744	267,457	(30,713)	(26)%

Income from Operations	175,620	151,654	23,966	16%

Interest income	54,699	58,151	(3,452)	(6)%
Other income	(487)	385	(872)	(226)%
Income before provision for income taxes	229,832	210,190	19,642	9%

Income tax benefits	32,924	57,722	(24,798)	(43)%

Net Income	$262,756	$267,912	$(5,156)	(2)%

Earnings Per Share*	$0.04	$0.04	$(0.00)	(2)%

*Retroactively restated for effect of share split and share reorganization.

Revenues for the Six Months Ended December 31, 2022 and 2021

For the six months ended December 31, 2022 and 2021, our revenues consisted of (i) facilitation service fees paid by SME clients in connection with the facilitation of transfer of RTPs; (ii) referral service fees paid by one financial institution client for referral of holders of RTPs; and (iii) consulting service fees paid by SME clients for our assistance with their bank loan applications.

Revenues decreased from $419,111 for the six months ended December 31, 2021 to $1,437,750 for the six months ended December 31, 2022. The following table provides a breakdown of our revenue based on the type of services provided:

	For the Six Months Ended December 31,				Change
	2022	%	2021	%	Amount	% of Change
Facilitation service fees	$190,946	46.3%	$408,155	97.4%	$(217,209)	(53)%
Referral service fees	9,328	2.3%	12,030	2.9%	(2,702)	(22)%
Consulting service fees	212,921	51.6%	—	0.0%	212,921	100%
Less: taxes and surcharges	(831)	(0.2)%	(1,074)	(0.3)%	243	(23)%
Total	$412,364	100.0%	$419,111	100.0%	$(6,747)	(2)%

Facilitation service fees

Our revenues from facilitation services decreased slightly by approximately $217,000, or 53% from $408,155 for the six months ended December 31, 2021 to $190,946 for the six months ended December 31, 2022. The decrease was primarily driven by the decrease of $25,391,124 (approximately RMB 254.5 million), or 5%, in the aggregate value of RTPs placed from $168.5 million (approximately RMB 1.08 billion) for the six months ended December 31, 2021 to $76.4 million (approximately RMB 0.53 billion) for the six months ended December 31, 2022 because we were more cautious in selecting customers with good payment ability even affected by the COVID-19, partially offset by an increase in our average service fee rate from 0.24% of the face value of RTPs for the six months ended December 31, 2021 to 0.25% for the six months ended December 31, 2022.

In December 2022, as the PRC government loosened COVID-19 policies, we anticipate a higher demand on cash and more clients to resume operations. With our continuous efforts to strengthen relationships with our existing customers and expand our client base, we expect our facilitation services to recover for the fiscal year ending June 30, 2023.

Referral service fees

We recognize revenues upon successful referral of RTPs to our client, which occurs when our client enters into factoring service agreements with RPT holders.

Our revenues from referral services were $9,328 and $12,030 for the six months ended December 31, 2022 and 2021, respectively. We experienced a decrease in business demand from our customer principally affected by the outbreak of Covid-19. For the six months ended December 31, 2022 and 2021, we referred aggregate value of RPTs of $0.3 million (approximately RMB 2.1 million) and $0.48 million (approximately RMB 3.1 million), respectively.

We are now focusing on referring more RPTs to our existing customer. With our continuous efforts to strengthen the relationship with our existing referral service client and to utilize our network to identify more RTP holders, we expect to provide more referral services for our existing client and generate higher revenues from referral services in the fiscal year ending June 30, 2023.

Consulting service fees

For the six months ended December 31, 2022, we assisted one client with applications to obtain bank loans in the aggregate amount of approximately $6.4 million and recognized revenues of $212,921. For the six months ended December 31, 2021, we did not provide consulting services to clients and did not generate revenues.

Operating Expenses for the Six Months Ended December 31, 2022 and 2021

Salaries and employee benefits

Salaries and employee benefits primarily consisted of salaries and staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare programs, which are government mandated defined contribution plans.

Salaries and employee benefits increased by $10,996, or 7% from $148,062 for the six months ended December 31, 2021 to $159,058 for the six months ended December 31, 2022. The increase was because we employed one more personnel since February 2022.

Office rental expenses

In August 2019, we entered into a new lease agreement with a monthly rent of approximately $3,700. The office rental expenses remained stable for the six months ended December 31, 2022 and 2021.

Other operating expenses

Other operating expenses primarily consist of professional fees, office expenses, utilities, depreciation expenses, entertainment expenses and travel expenses.

Other operating expenses decreased by $41,420, or 44%, from $93,195 for the six months ended December 31, 2021 to $51,775 for the six months ended December 31, 2022. This is mainly due to a decrease of professional consulting expenses by approximately $41,000.

Interest Income for the Six Months Ended December 31, 2022 and 2021

For the six months ended December 31, 2022, the Company earned interest income of $54,699, primarily consisting of interest income of $54,698 from unsecured loans with third parties. For the six months ended December 31, 2021, the Company earned interest income of $58,151, primarily consisting of interest income of $58,570 from unsecured loans with third parties.

For the six months ended December 31, 2022, the Company entered into loan agreements totaling $3,152,585 with two third party customers. The Company made loans to these customers for the purposes of earning higher interest income from idle cash. The loans bear interest of 3.65% to 3.70% per annum.

For the six months ended December 31, 2021, the Company entered into loan agreements totaling $3,545,603 with three third party customers. The loans bear interest of 3.5% to 4.0% per annum.

Income Tax Benefits for the Six Months Ended December 31, 2022 and 2021

Income tax benefits decreased from $57,722 for the six months ended December 31, 2021 to $32,924 for the six months ended December 31, 2022. Income tax benefits were comprised of current income tax benefits only. The decrease in income tax expense was caused by the decrease in taxable income in the six months ended December 31, 2022 as compared with the six months ended December 31, 2021.

The Company recognized current income tax benefits because the Company estimated an annual effective tax rate to calculate the income tax expenses for the six months ended June 30, 2022 and 2021. However, the actual effective tax rate for the twelve months ended December 31, 2022 and 2021 was lower than the estimated amount, leading to a current income tax benefits for the six months ended December 31, 2022 and 2021, respectively.

Three of our subsidiaries in China qualify as small and low profit enterprises in China, and are subject to a preferential effective income tax rate.

For the period from January 1, 2022 through December 31, 2022, the applicable tax rate is 2.5% for the first RMB 1 million of assessable profits and 5% for the second RMB 2 million of assessable profits, and 25% for assessable profits above RMB 3 million for small and low profit enterprises in China.

For the period from January 1, 2021 through December 31, 2021, the applicable tax rate is 2.5% for the first RMB 1 million of assessable profits and 10% for the second RMB 2 million of assessable profits, and 25% for assessable profits above RMB 3 million for small and low profit enterprises in China.

Net Income

As a result of the foregoing, our net income increased from $267,912 for the six months ended December 31, 2021 to $262,756 for the six months ended December 31, 2022.

Results of Operations for the Years Ended June 30, 2022 and 2021

For the fiscal years ended June 30, 2022 and 2021

The following table sets forth a summary of our consolidated results of operations for the fiscal years ended June 30, 2022 and 2021. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Fiscal Years Ended
	June 30,		Change
	2022	2021	Amount	% of Change

Revenues	$1,437,750	$2,132,477	$(694,727)	(33)%

Operating Expenses
Salaries and employee benefits	267,888	236,754	31,134	13%
Office rental expenses	50,296	50,885	(589)	(1)%
Other operating expenses	120,438	60,587	59,851	99%
Total Operating Expenses	438,622	348,226	90,396	26%

Income from Operations	999,128	1,784,251	(785,123)	(44)%

Other income	46,479	59,806	(13,327)	(22)%
Interest income	118,617	61,939	56,678	92%

Income before provision for income taxes	1,164,224	1,905,996	(741,772)	(39)%

Provision for income taxes	(23,261)	(233,570)	210,309	(90)%
Net Income	$1,140,963	$1,672,426	$(531,463)	(32)%

Earnings Per Share*	$0.19	$0.28	$(0.09)	(32)%

*Retroactively restated for effect of share split and share reorganization.

Revenues for the Years Ended June 30, 2022 and 2021

For the fiscal years ended June 30, 2022 and 2021, our revenues consisted of (i) facilitation service fees paid by SME clients in connection with the facilitation of transfer of RTPs; (ii) referral service fees paid by one financial institution client for referral of holders of RTPs; and (iii) consulting service fees paid by SME clients for our assistance with their bank loan applications.

Revenues decreased by $694,727, or 33% from $2,132,477 for the fiscal year ended June 30, 2021 to $1,437,750 for the fiscal year ended June 30, 2022. The following table provides a breakdown of our revenue based on the type of services provided:

	For the Fiscal Years Ended June 30,				Change
	2022	%	2021	%	Amount	% of Change
Facilitation service fees	$1,271,227	88.4%	$1,294,458	60.7%	$(23,231)	(2)%
Referral service fees	168,237	11.7%	274,708	12.9%	(106,471)	(39)%
Consulting service fees	—	—	565,164	26.5%	(565,164)	(100)%
Less: taxes and surcharges	(1,714)	(0.1)%	(1,853)	(0.1)%	139	(8)%
Total	$1,437,750	100.0%	$2,132,477	100.0%	$(694,727)	(33)%

Facilitation service fees

Our revenues from facilitation services decreased slightly by $23,231, or 2% from $1,294,458 for the fiscal year ended June 30, 2021 to $1,271,227 for the fiscal year ended June 30, 2022. The decrease was primarily driven by the decrease of $25,391,124 (approximately RMB 254.5 million), or 5%, in the aggregate value of RTPs placed from $539,994,287 (approximately RMB 3.58 billion) for the fiscal year ended June 30, 2021 to $514,603,163 (approximately RMB 3.32 billion) for the fiscal year ended June 30, 2022 because we were more cautious in selecting customers with good payment ability even affected by the COVID-19, partially offset by an increase in our average service fee rate from 0.24% of the face value of RTPs for the fiscal year ended June 30, 2021 to 0.25% for the fiscal year ended June 30, 2022.

In December 2022, as the PRC government loosened COVID-19 policies, we anticipate a higher demand on cash and more clients to resume operations. With our continuous efforts to strengthen relationships with our existing customers and expand our client base, we expect our facilitation services to recover for the fiscal year ending June 30, 2023.

Referral service fees

We recognize revenues upon successful referral of RTPs to our client, which occurs when our client enters into factoring service agreements with RPT holders.

Our revenues from referral services decreased by $106,471, or 39% from $274,708 for the fiscal year ended June 30, 2021 to $168,237 for the fiscal year ended June 30, 2022. The decrease was primarily driven by the decrease of $3,438,807, or 40%, in the value of referred RTPs to our client, from $8,668,499 for the fiscal year ended June 30, 2021 to $5,229,692 for the fiscal year ended June 30, 2022. The decrease was mainly caused by the decreased business demand from our customer principally affected by the outbreak of COVID-19 in April and May 2022.

We are now focusing on referring more RPTs to our existing customer. With our continuous efforts to strengthen the relationship with our existing referral service client and to utilize our network to identify more RTP holders, we expect to provide more referral services for our existing client and generate higher revenues from referral services in the fiscal year ending June 30, 2023.

Consulting service fees

For the fiscal year ended June 30, 2021, we assisted two different clients with their applications to obtain bank loans in the aggregate amount of approximately $21.7 million and recognized revenues of $565,164. For the fiscal year ended June 30, 2022, we did not provide consulting services to clients and did not generate revenues. As affected by COVID-19, the businesses of SMEs were adversely affected and it became more difficult for SMEs to obtain bank loans. The customer demand for applications to obtain bank loans decreased during the year ended June 30, 2022.

Operating Expenses for the Years Ended June 30, 2022 and 2021

Salaries and employee benefits

Salaries and employee benefits primarily consisted of salaries and staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare programs, which are government mandated defined contribution plans.

Salaries and employee benefits increased by $31,134, or 13% from $236,754 for the fiscal year ended June 30, 2021 to $267,888 for the fiscal year ended June 30, 2022. The increase was attributable to payment of bonuses for the fiscal year ended June 30, 2022 for rewarding employees’ efforts in furtherance our initial public offering. We did not pay any bonuses for the fiscal year ended June 30, 2021.

Office rental expenses

In August 2019, we entered into a new lease agreement with a monthly rent of approximately $4,140. The office rental expenses remained stable for the fiscal years ended June 30, 2022 and 2021.

Other operating expenses

Other operating expenses primarily consist of professional fees, office expenses, utilities, depreciation expenses, entertainment expenses and travel expenses.

Other operating expenses increased by $59,851, or 99%, from $60,587 for the fiscal year ended June 30, 2021 to $120,438 for the fiscal year ended June 30, 2022. This is mainly due to an increase of professional consulting expenses by $52,129, and an increase of entertainment expenses of $9,383.

Interest Income for the Years Ended June 30, 2022 and 2021

For the fiscal year ended June 30, 2022, the Company earned interest income of $118,617, primarily consisting of interest income of $118,421 from unsecured loans with third parties. For the fiscal year ended June 30, 2021, the Company earned interest income of $61,939, primarily consisting of interest income of $31,175 from unsecured loans with third parties, and interest income of $30,976 from loans with a related party.

Interest income from loans to third parties

In September and October 2019, we entered into a series of loan agreements with a factoring company customer to which we provided referral services with an aim to further strengthen our relationship Pursuant to these loan agreements we lent an aggregate of approximately $654,000 to the factoring company. The loans had a fixed interest rate of 6% per annum and were repaid in full in September 2020 through October 2020. The principal and interest were repaid at maturity.

From April 6, 2021 through June 30, 2021, we entered into certain loan agreements totaling approximately $3,211,000 with three customers to which we provided facilitation services. These loans were unsecured and bore fixed interest rates ranging between 3.5% and 4.0% per annum. These loans matured in July 2021 through January 2022. The principal and interest were repaid at maturity.

For the fiscal year ended June 30, 2022, we entered into loan agreements totaling approximately $6,786,000 with three customers to which we provided facilitation services. The loans bear interest rates ranging between 3.5% and 3.9% per annum with maturity dates from November 2022 to December 2022. As of the date of this report, the Company collected principal of approximately $3,533,000.

Interest income from loans to a related party

For the fiscal year ended June 30, 2021, we loaned an aggregate of approximately $1,936,000 to Mr. Jiang, our Chief Executive Officer, to earn interest income from idle capital. The loans carried an annual interest of 3% and were payable on demand. As of June 30, 2021, Mr. Jiang repaid the outstanding loan principal and interests to the Company. For the fiscal year ended June 30, 2021, the Company recognized interest income of $30,976 from these loans. The Company did not make loans to related parties during the fiscal year ended June 30, 2022.

Income Tax Expense for the Years Ended June 30, 2022 and 2021

Income tax expense decreased by $210,309, or 90%, from $233,570 for the fiscal year ended June 30, 2021 to $23,261 for the fiscal year ended June 30, 2022. Income tax expense was comprised of current income tax expense only. The decrease in income tax expense was caused by the decrease in taxable income in the fiscal year ended June 30, 2022 as compared with the fiscal year ended June 30, 2021.

All of our subsidiaries in China qualify as small and low profit enterprises in China, and are subject to a preferential effective income tax rate. For the period from January 1, 2020 through December 31, 2020, the applicable tax rate for the first RMB1 million (approximately $155,000) of assessable profit is 5%, the second RMB2 million (approximately $310,000) of assessable profit is 10%, and assessable profits above RMB3 million (approximately $465,000) will be subject to the rate of 25% for corporations in China.

For the period from January 1, 2022 through December 31, 2022, the applicable tax rate is 2.5% for the first RMB 1 million of assessable profits and 5% for the second RMB 2 million of assessable profits, and 25% for assessable profits above RMB 3 million for small and low profit enterprises in China.

For the period from January 1, 2021 through December 31, 2021, the applicable tax rate is 2.5% for the first RMB 1 million of assessable profits and 10% for the second RMB 2 million of assessable profits, and 25% for assessable profits above RMB 3 million for small and low profit enterprises in China.

Net Income for the Years Ended June 30, 2022 and 2021

As a result of the foregoing, our net income decreased by $531,463, or 32% from $1,672,426 for the fiscal year ended June 30, 2021 to $1,140,963 for the fiscal year ended June 30, 2022.

Discussion of Certain Balance Sheet Items

The following table sets forth selected information from our consolidated balance sheets as of December 31, 2022, June 30, 2022 and 2021. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

	December 31, 2022	June 30, 2022	June 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$81,589	$16,042	$72,963
Accounts receivable	1,093,194	1,117,019	111,826
Loans receivable	3,189,192	3,136,013	3,201,955
Other current assets	33,728	42,055	36,596
Total Current Assets	4,397,703	4,311,129	3,423,340

Property and equipment, net	4,521	5,017	4,067
Right of use assets	73,287	—	—
Total Assets	$4,475,511	$4,316,146	$3,427,407

LIABILITIES
Current Liabilities:
Accrued expenses and other liabilities	$209,618	$201,687	$245,795
Income tax payable	118,843	183,922	249,374
Lease liabilities	65,742	—	—
Total Liabilities	$394,203	$385,609	$495,169

Cash and cash equivalents

Cash and cash equivalents consist of funds deposited with banks and cash on hand, which are highly liquid and are unrestricted as to withdrawal or use. The total balance of cash and cash equivalents was $81,589, $16,042 and $72,963 as of December 31, 2022, June 30, 2022 and 2021, respectively.

The change in the balance of cash and cash equivalents for the six months ended December 31, 2022 was primarily a result of cash of approximately $209,000 provided by operating activities, loans of approximately $3,153,000 made to third parties net of collections of approximately $3,009,000.

The change in the balance of cash and cash equivalents for the year ended June 30, 2022 was primarily a result of loans of approximately $6,786,000 made to third parties net of collections of approximately $6,734,000.

Accounts receivable

As compared with the balance as of June 30, 2022, our accounts receivable as of December 31, 2022 was stable.

As compared with the balance as of June 30, 2021, our accounts receivable as of June 30, 2022 increased by approximately $1,005,000 because we offered a temporary extension of payment terms all of our clients, which suffered temporary closure of business due to the COVID-19 lockdown policy in first-tier cities in China. For the fiscal year ended June 30, 2021, we generally offered credit terms of 20 working days, while for the fiscal year ended June 30, 2022, we offered temporary extension of payment terms ranging between six and twelve months to all of our clients. Such a practice resulted in a significant increase in the balance of accounts receivable as of June 30, 2022.

Loans receivable

We made loans to our customers, for which the Company also provided facilitation services, for the purpose of earning higher interest income than those from financial institutions which offer interest rates ranging between 1.55% and 1.65% per annum for six-month deposits. We generally entered into loan agreements for less than six months with interest rates ranging between 3.5% to 4.0% per annum.

As of December 31, 2022, June 30, 2022 and 2021, we had loans receivable of approximately $3,189,000, $3,136,000 and $3,202,000, respectively. The principal and interest of these loans were fully repaid by our customers when the loans matured.

Accrued expenses and other liabilities

As of December 31, 2022, June 30, 2022 and 2021, we had accrued expenses and other liabilities of approximately $210,000, $202,000 and $246,000, respectively. We did not witness significant changes between the balances as of December 31, 2022, June 30, 2022 and 2021. The breakdown of accrued expenses and other liabilities is as follows.

	December 31, 2022	June 30, 2022	June 30, 2021
Other taxes payable	$151,710	$145,000	$154,000
Accrued payroll and benefits	57,908	57,000	69,000
Accrued professional fees	—	—	23,000
Accrued expenses and other liabilities	$209,618	$202,000	$246,000

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. To date, we have financed our operations primarily through cash flows from operations.

During the six months ended December 31, 2022 and 2021, we generated net income of $262,756 and $267,912, respectively. During the six months ended December 31, 2022 and 2021, we generated net income of $1,140,963 and $1,672,426, respectively.

As of December 31, 2022 and June 30, 2022, we had cash and cash equivalents of $81,589 and $16,042, respectively, and working capital of $4,003,500 and $3,925,520, respectively. We plan to fund our operations through revenue generated from operations and financial support commitments from our existing major shareholders.

This offering is expected to generate gross proceeds of approximately $15.9 million (or net proceeds of approximately $13.9 million), assuming an initial public offering price of $4.25 per share. We intend to use the net proceeds from this offering as described in the section of this prospectus titled “Use of Proceeds”.

We intend to continue to use these funds to grow our business primarily through:

●

Investing in human capital by hiring additional operations staff and management members and provide training and other educational channels to equip our employees with skills for further expansion of facilitation and referral services to our clients, which is estimated to cost RMB 4.4 million (approximately $0.65 million).

●

Building a scalable platform for transfer of negotiable instruments. We expect to incur costs from RMB 17.3 million (approximately $2.58 million) to RMB 19.6 million (approximately $2.93 million) to grow and scale-up the facilitation services business. Specifically, we plan to hire a research and development team of 35 to 40 staff to develop and operate our platform which we estimate will cost approximately from RMB 5.8 million (approximately $0.87 million) to RMB 7.6 million (approximately $1.14 million) for one year. We also expect to incur expenses for third party services and purchase of equipment in connection with our research and development efforts, which are estimated to be in the range of RMB 1.5 million (approximately $0.22 million) to RMB 2 million (approximately $0.30 million). Once our platform is operational, we plan to promote and market our platform through online marketing, including setting up our official corporate accounts on various social media platforms, such as WeChat and Weibo and marketing through third party websites, such as Sina.com, Weibo.com and Toutiao.com. We plan to spend up to approximately RMB 10 million (approximately $1.49 million) on the promotion and marketing of our platform; and

●	Pursuing formation or acquisition of a factoring business. To form a factoring business, at a minimum, we will need RMB 50 million (approximately $7.47 million). According to the PRC regulation, the factoring companies are required to have a minimum of RMB 50 million as paid-in capital. We plan to use an additional RMB 20.4 million (approximately $3.05 million) capital as paid-in capital in the factoring company, as the increase in paid-in capital would increase the chances for the approval of our factoring business formation application. If such application fails, we plan to use such funds to acquire a factoring business (although as of the date of this prospectus, we have not identified or engaged in any material discussions regarding any potential factoring business acquisition).

Cash Flows

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Six Months December 31,		For the Fiscal Years Ended June 30,
	2022	2021	2022	2021

Net cash provided by (used in) operating activities	$209,408	$(41,322)	$(5,683)	$1,980,064
Net cash (used in) investing activities	(144,150)	(16,546)	(50,756)	(2,431,963)
Net cash provided by financing activities	—	—	—	—
Effect of exchange rate changes	289	563	(482)	34,856
Net Increase (Decrease) in Cash and Cash Equivalents	$65,547	$(57,305)	$(56,921)	$(417,043)

Operating Activities

For the six months ended December 31, 2022 and 2021

Net cash provided by operating activities was $209,408 for the six months ended December 31, 2022, which was primarily attributable to net income of $262,756, and a decrease in income taxes payable of $59,010 as a result of payment of income tax liabilities.

Net cash used in operating activities was $41,322 for the six months ended December 31, 2021, which was primarily attributable to net income of $257,797, an increase in accounts receivable of $138,874 as we allowed a temporary extension of credit terms ranging between six and twelve months to our clients affected by stay-at-home orders, for the COVID-related measures by local governments in China, and a decrease in income taxes payable of $109,512 as a result of payment of income tax liabilities.

For the six months ended December 31, 2022 and 2021

Net cash used in operating activities was $5,683 for the fiscal year ended June 30, 2022, which was primarily attributable to net income of $1,140,963, an increase in accounts receivable of $1,046,910 as we allowed a temporary extension of credit terms ranging between six and twelve months to our clients affected by stay-at-home orders, for the COVID-related measures by local governments in China, and a decrease in income taxes payable of $58,960 as a result of payment of income tax liabilities.

Net cash provided by operating activities was $1,980,064 for the fiscal year ended June 30, 2021, which was primarily attributable to net income of $1,672,426, a decrease in accounts receivable of $168,802 as a result of collections, and an increase in income taxes payable of $105,678 as a result of the increase in taxable income.

Investing Activities

For the six months ended December 31, 2022 and 2021

For the six months ended December 31, 2022, we had cash used in investing activities of $144,150, which was principally for the disbursement of loans of $3,152,585 to two third parties, partially offset by repayments of loans of $3,009,286 from the two third parties.

For the six months ended December 31, 2022, we had cash used in investing activities of $16,546, which was principally for the disbursement of loans of $3,545,603 to three third parties, partially offset by repayments of loans of $3,530,052 from the two third parties.

For the six months ended December 31, 2022 and 2021

For the fiscal year ended June 30, 2022, we had cash used in investing activities of $50,756, which was principally for the disbursement of loans of $6,786,174 to three third parties, partially offset by repayments of loans of $6,739,693 from the three third parties.

For the fiscal year ended June 30, 2021, we had cash used in investing activities of $2,431,963, which was principally for the disbursement of loans to three third parties. In addition, we also loaned $2,355,748 to a related party and were paid back in full during the fiscal year ended June 30, 2021.

 Financing Activities

For the six months ended December 31, 2022 and 2021, and for the six months ended December 31, 2022 and 2021, we had no cash flows for financing activities.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition. See “ – Impact of COVID-19” for information on the impact of COVID-19 on our business and operation results.

Research and Development

Research and development expenses consist primarily of salary and welfare expenses for our information technology department employees who work for development of our digital platform, and software expenses incurred for coding of the digital platform framework. Our platform will support efficient data collection, sharing, analysis and matching to facilitate the transfer of negotiable instruments. See “Business – Research and Development” for more information regarding our plan to develop this platform.

During the six months ended December 31, 2022 and 2021, we engaged part-time consultants, including a product manager, a web designer and software engineers to evaluate our platform structures, select program languages and databases as well as construct models. We incurred research and development expenses of $21,130 and $17,520 for the six months ended December 31, 2022 and 2021, respectively.

During the fiscal years ended June 30, 2022 and 2021, we engaged part-time consultants, including a product manager, a web designer and software engineers to evaluate our platform structures, select program languages and databases as well as construct models. We incurred research and development expenses of $42,324 and $34,371 for the fiscal years ended June 30, 2022 and 2021, respectively, among which $nil and $19,753 related to cost of software development services provided by a third party.

We will continue to work on the development of our digital platform. We expect to allocate a portion of the proceeds of this offering for the development that should be sufficient to launch our platform. However, we may need to devote more resources and funds to improve/add functions as our business develops. We plan to fund the further development of our platform through equity and/or debt financing, if cash generated from our operations is insufficient.

Cash Transfers and Dividend Payments

Our operations are conducted by our subsidiaries in China. Investment in Chinese companies, which are governed by the Foreign Investment Law, and the dividends and distributions from our subsidiaries are subject to regulations and restrictions on dividends and payment to parties outside of China are subject to restrictions. Our subsidiaries are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in China, up to the amount of net assets held in each operating subsidiary. In contrast, there is presently no foreign exchange control or restrictions on capital flows into and out of Hong Kong. Hence, our Hong Kong subsidiary is able to transfer cash without any limitation to the Cayman Islands under normal circumstances.

As of the date of this prospectus, our three PRC subsidiaries transferred cash among each other. As of the date of this prospectus, our subsidiaries have not made any dividends or distributions to their parent company or the Cayman Islands holding company, and no dividends or distributions have been made by the Cayman Islands holding company to its shareholders, except that QinHong Technology paid dividends of RMB 4.0 million (approximately $0.6 million) and RMB 3.0 million (approximately $0.4 million), respectively, to WFOE in April 2022 and July 2022, and QinHong Management paid dividends of RMB 4.0 million (approximately $0.6 million), RMB 2.0 million (approximately $0.3 million) and RMB 1.5 million (approximately $0.2 million), respectively, to WFOE in June 2022, October 2022 and February 2023. Our subsidiaries generate and retain cash generated from operating activities and re-invest it in their business. In the future, cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, may be transferred by us through our Hong Kong subsidiary to PRC subsidiaries via capital contribution and shareholder loans, as the case may be.

During each of the six months ended December 31, 2022 and 2021 and the years ended June 30, 2022 and 2021, the Cayman Islands holding company did not make investment in cash to its subsidiaries and no cash was transferred from any of its subsidiaries to the Cayman Islands holding company.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Substantially all of the income of our subsidiaries is received in RMB and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE in China as long as certain procedural requirements are met. Approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. See “Risk Factors – PRC regulation of foreign loans to and foreign direct investment in China entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Risk Factors – PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital directly into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.”

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with China accounting standards and regulations. Additionally, our subsidiaries can only distribute dividends upon approval of their shareholders after they have met the PRC requirements for appropriation to the statutory reserves.   As a result of these and other restrictions under the PRC laws and regulations, our subsidiaries are restricted from transferring a portion of their net assets to the Company either in the form of dividends, loans or advances. Even though the Company currently does not require any such dividends, loans or advances from the subsidiaries for working capital and other funding purposes, the Company may in the future require additional cash resources from its subsidiaries due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Risk Factors – We will rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.” As of the date of this prospectus, we have not made any dividends nor distributions to any U.S. investors.

Off-Balance Sheet Arrangements

We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the end of each reporting period and (iii) the reported amounts of revenues and expenses during each reporting period. We continually evaluate these estimates and assumptions based on historical experience, knowledge and assessment of current business and other conditions, expectations regarding the future based on available information and reasonable assumptions, which together form a basis for making judgments about matters not readily apparent from other sources. The use of estimates is an integral component of the financial reporting process, though actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places the most significant demands on the judgment of our management.

●	Revenue recognition

We follow the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (“FASB ASC 606”). FASB ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

In accordance with FASB ASC 606, revenues are recognized when control of the promised services are transferred to clients, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

Facilitation services

We provide facilitation services to SMEs who would like to sell RTPs to financial institutions. We identify a single performance obligation from contracts with clients. We determined that we are not the legal seller or legal buyer in the RTP transfer process. Therefore, we do not record RTP receivables and payables arising from the transfer of RTPs, SMEs and financial institutions.

We charge SME clients a facilitation fee, ranging from 0.2% to 0.3% of the face value of RTPs. Revenue and accounts receivable are recognized at a point in time upon successful transfer of RTPs between SMEs and financial institutions. Revenue is recorded net of value-added tax “VAT”).

Referral services

Since August 2019, we started offering referral services to one financial institution client whose business is to purchase low risk RTPs at a discount. We identify a single performance obligation from the contracts with the client. We determined that we are not the legal seller or legal buyer in the RTP referral process. Therefore, we do not record RTP receivables and payables arising from the referral of RTPs between SMEs and financial institutions.

We charge this client a referral fee, ranging from 0.1% to 3% of referred amount of RTPs. Revenue and accounts receivable are recognized at a point in time when our client enters into factoring service agreements with RTP holders. Revenue is recorded net of VAT.

Consulting services

We are responsible for providing ad hoc services to assist customers to draft plans for the use of proceeds and the preparation of loan applications required by banks. We identify a single performance obligation from contracts and recognize revenue upon SME clients obtaining loans from financial institutions. For the six months ended December 31, 2022, we assisted one SME client with bank loan applications and charged a consulting service fee at 3.5% of the loan proceeds. For the fiscal year ended June 30, 2021, we assisted two existing SME clients with their bank loan applications and charged a consulting service fee ranging from 1% to 2.5% of the loan proceeds. For the fiscal year ended June 30, 2022 and for the six months ended December 31, 2022, we did not generate revenues from this service.

●	Income taxes

We account for income taxes in accordance with FASB ASC Section 740, Accounting for Income Taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is probable that taxable income will be generated to utilize net operating loss carried forwards. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. As of December 31, 2022, income tax returns for the tax years ended December 31, 2017 through December 31, 2021 remain open for statutory examination.

Quantitative and Qualitative Disclosures about Market Risks

Inflation risk

Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for the fiscal years ended December 31, 2022 and 2021 were 1.8% and 0.9%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Interest rate risk

Our exposure to interest rate risk primarily relates to the interest rate that our deposited cash or loans made can earn. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. An increase, however, may raise the cost of any debt we incur in the future.

Foreign currency translation and transactions

Substantially all of our operating activities and our assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the PBOC or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Recently Issued Accounting Standards

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2(r) to our consolidated financial statements included elsewhere in this prospectus.

OUR INDUSTRY

Classification of Negotiable Instruments in Mainland China

Pursuant to the Negotiable Instruments Law of the PRC, negotiable instruments include bills of exchange, promissory notes and checks. There are two types of bills of exchange: bank drafts and commercial drafts. Commercial drafts include commercial acceptance bills and banker’s acceptance bills (“BA bills”). The payer of a commercial acceptance bill is a non-financial entity designated by a party to the payment due in a contract; the payer of a BA bill is a bank, but the source of the payment is the bank deposit or credit line of the payable party in the contract.

Overview of Negotiable Instrument Market in Mainland China

The negotiable instrument market in China includes primary market and secondary market. The primary market is where the negotiable instruments are issued, while the secondary market is where those instruments are traded. In the primary market, negotiable instruments mainly serve as credit vouchers and payment and settlement instruments and the transactions in the primary market is the issuance and acceptance of negotiable instruments.

In the secondary market, negotiable instruments may be endorsed and transferred, discounted, interbank discounted and rediscounted. As a consulting service provider, we facilitate our clients with transfer of negotiable instruments by endorsement to financial institutions or discounting of instruments to commercial banks.

a)	Transfer by Endorsement among Non-Bank Entities

A company may endorse negotiable instruments as a medium of credit instead of currency for payments in its daily operations. In order to cash a commercial draft in advance before its maturity, the legal holder of the commercial draft can transfer the draft by endorsement to third parties. Transfer by endorsement between companies usually corresponds to a certain commodity transaction relationship or debt relationship.

b)	Discounting to Commercial Banks

Commercial draft discounting means a financing operation that a holder of commercial drafts transfers the draft to a financial institution for cash with some interest discounted before the maturity date of the draft, a method of financing for the holder by financial institutions.

On December 8, 2016, the Shanghai Commercial Paper Exchange was established by PBOC, marking the full electronic transaction of Chinese bills. As a national trading platform for commercial paper, the Shanghai Commercial Paper Exchange primarily serves financial institutions only for transactions including interbank discounting, rediscounting, quoting transactions, and registration and custody among financial institutions. We primarily serve a different group of clients, which are commodity trading businesses seeking to transfer their negotiable instruments by endorsement.

Negotiable Instruments as a Financing Tool for SMEs

Negotiable Instruments may be used as a payment method or financing tool. Due to the rapid growth and wide usage of electronic payment methods in China, the payment function of negotiable instruments has gradually weakened and the financing function has become more prominent.

For SMEs, negotiable instrument financing costs are lower than loans. Due to the current underdeveloped direct financing market in China, corporate financing mainly relies on bank loans. The cost of bank loans is higher than that of negotiable instrument financing. From 2008 to 2018, the average interest rate for loans was two percentage points higher than the cost of negotiable instrument financing. Since 2018, benefiting from ample credit lines and lower capital costs, the interest rate in the negotiable instrument market has fallen, which has attracted more companies to finance through negotiable instruments. However, any increase in the interest rate in the negotiable instrument market could increase the cost of negotiable instrument financing and result in fewer companies to finance through negotiable instruments.

For SMEs, negotiable instrument financing has the characteristics of low qualification requirements, convenient procedures, and short approval time, which can effectively strengthen the financial support for SMEs.

According to statistics from the Shanghai Commercial Paper Exchange in 2020, the negotiable instrument market was RMB148.24 trillion (approximately $22.93 trillion), representing a 12.8% increase from the previous year. In 2020, the total face value of BA bills issued was $18.47 trillion (approximately $2.86 trillion), representing a 6.4% increase from the previous year. A total of 7,819 companies consummated transactions for an aggregate of $46.98 billion via electronic commercial drafts in 2020. In 2020 the commercial draft acceptance amount in China was RMB3.62 trillion (approximately $0.56 trillion), which indicates an increase of 19.8% over the previous year. As such, we believe that the market for our services is robust and growing.

BUSINESS

Overview

QinHong International Group is a holding company incorporated in the Cayman Islands. As a holding company with no material operations of its own, our Cayman Islands holding company conducts substantially all of its operations through its operating entities established in China. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company with substantially all of its operations in China.

We are an emerging provider of financial facilitation and referral services in Sichuan Province, China. We offer our clients, primarily SMEs and financial institutions, a variety of services in connection with the monetization of RTPs. We commenced operations in July 2017 and have since built a network of SMEs, commercial banks, factoring companies and other financial institutions which enable us to effectively and efficiently help our SME clients to obtain greater cash flows at lower costs through disposition of their RTPs and assist our financial institution client in finding diversified investment opportunities with attractive returns by referring to them SMEs with RTP financing requirements.

Through the extensive experience of our founders in the transfers of negotiable instruments, we strategically focus on the facilitation of transfer of BA bills, which is a type of negotiable instrument commonly used in trades in China, typically with aggregate face value of more than RMB10 million per transaction. Such transactions bring us higher revenue per transaction with relatively lower operating costs as we can focus our resources on servicing fewer clients with higher transaction value. As of December 31, 2022, we had facilitated transfer of negotiable instruments (all of which are BA bills) for our SME clients with an aggregate face value of approximately RMB 13.3 billion (approximately US$2.0 billion). The table below provides a breakdown of the face value of the negotiable instruments transferred through our facilitation, the facilitation service fees recognized and the average fee rate for the six months ended December 31, 2022 and 2021 and the fiscal years ended June 30, 2022, 2021, 2020, 2019 and 2018.

	For the Six Months Ended December 31,		For the Fiscal Year Ended June 30,
	2022	2021	2022	2021	2020	2019	2018
Face value of transferred negotiable instruments through our facilitation	$76,378,539	$168,507,115	$514,603,163	$539,994,286	$398,491,740	$290,567,752	$165,990,409
Facilitation service fees recognized	$190,946	$408,155	$1,271,227	$1,294,457	$799,386	$846,314	$431,498
Average fee rate	0.25%	0.24%	0.25%	0.24%	0.20%	0.29%	0.26%

Leveraging on our expanding network of SMEs and financial institutions, in August 2019, we started offering referral services to one financial institution whose business is to purchase low risk RTPs at a discount. We presently service one factoring company based in Shenzhen City, China and had referred 33 RTP holders to this client and facilitated its purchase of RTPs in the aggregate amount of approximately RMB 0.1 billion (approximately US$20.0 million) as of December 31, 2022.

We also make loans to customers in order to utilize idle funds and create higher returns. For the six months ended December 31, 2022, we entered into loan agreements totaling $3,152,585 with two third-party customers. For the years ended June 30, 2022 and 2021, we entered into loan agreements totaling $6,786,174 with three third-party customers and $3,210,955 with three third-party customers, respectively.

We receive service fees for our facilitation and referral services, which generally range from 0.2% to 0.3% of the face value of RTPs for SME clients and 0.1%-3% of proceeds from RTP transfers for financial institution clients. For the six months ended December 31, 2022 and 2021, we generated revenue of approximately $412,000 and $419,000, respectively, among which approximately $191,000 and $408,000 were derived from our facilitation services (before deducting sales taxes) to our SME clients. For the fiscal years ended June 30, 2022 and 2021, we generated revenue of approximately $1,438,000 and $2,132,000, respectively, among which approximately $1,271,000 and $1,294,000 were derived from our facilitation services (before deducting sales taxes) to our SME clients.

Our Competitive Strengths

Our key strategic priority is to achieve excellence for our clients by providing them with flexible and efficient solutions to meet their financial needs.

Focus on monetization of RTPs with high profit margins

We target on facilitating the transfer of high-denomination RTPs (presently BA bills) with an aggregate face value of at least RMB1 million (approximately $155,000) per transaction, where we believe we are able to obtain higher profitability than for low-denomination BA bills. The higher profitability is driven by complexities to transfer high-denomination BA bills, which require experience in issuance, deep knowledge of the market, transfer costs and procedures, effective coordination among various parties and expeditious execution within time constrains. We achieved net profit margins of 63.7%, 79.4% and 78.4%, respectively, for the six months ended December 31, 2022 and fiscal years ended June 30, 2022 and 2021.

Trusted relationship with our clients

Our focus on quality services has enabled us to establish a loyal client base. Although we do not have a large number of clients, we are able to maintain stable business relationships with our clients. 7 out of 18 of our clients for the facilitation services, referral services and consulting services during the fiscal year ended June 30, 2020 have continued to engage us for our services for the fiscal year ended June 30, 2021. 7 out of 17 of our clients for the facilitation services, referral services and consulting services during the fiscal year ended June 30, 2021 have continued to engage us for our services for the fiscal year ended June 30, 2022. Our largest client engaged us for a total of 2 and 13 transactions in the six months ended December 31, 2022 and the fiscal year ended June 30, 2022, respectively.

We believe that it is vital for us to continue to develop and maintain long-standing relationships with our existing clients. To this end, we strive to understand the evolving needs of our existing and potential clients on an on-going basis and flexibly adjust our services to match their needs. With respect to our existing clients, we proactively communicate with them to collect their feedback periodically through telephone calls and meetings.

Expeditious and seamless services that address clients’ needs

Our services are generally completed within three days as timing is critical to our clients generally due to their immediate needs of cash flow. To ensure timely receipt of funds, we always provide our clients with backup plans so that our clients’ cash requirements are met in time. To ensure quality services and client satisfaction, we assign each client with a primary point of contact—a trusted advisor—who knows the unique needs and preferences of each client. In addition, we offer a comprehensive suite of services, which not only include facilitation of the transfer of RTPs but also cover advice on selection of instruments before issuance and assistance with the issuance of RTPs, which are value-added services we offer to our clients. We believe our efficient and seamless services provide a solid foundation for fostering the growth of our client base as well as a springboard for future growth.

Visionary and experienced management team

We believe that the strength of our senior management team has enhanced and will continue to be a key driver of our business model. Our key management members have engaged in the facilitation of transfer of RTPs since 2013. In particular, our Chief Executive Officer has been instrumental in the development and growth of our business. Other members of our management have also held management positions with financial institutions in Chengdu, Sichuan.

Leveraging our senior management team’s collective experience and industry relationships, we are confident that we will be able to further strengthen our brand name and grow our business.

Our Strategies

Our principal objectives are to sustain the development of our business and maintain our competitive advantages such that we can be positioned as a leading player in the negotiable instrument industry in China. We plan to implement the following strategies to further develop our business and reputation in China.

Invest in human capital to expand facilitation and referral services to our clients

Driven by unmet market demand, we will continue to grow our facilitation and referral services to our clients primarily through new hires to our operations and management team. Our people are our strongest assets, and we believe they are key to growing our client base and driving our performance. We plan to use a portion of the proceeds from this offering to hire additional operation staff and management members and provide training and other educational channels to equip our employees with skills for our further expansion of facilitation and referral services to our clients.

Build a scalable platform for the transfer of negotiable instruments

A scalable, flexible, stable and secure technological platform is key to our growth. Due to the human capital constraint, we have been focusing on the high-denomination negotiable instruments segment, because we obtain higher profitability in facilitating the transfer of high-denomination RTPs than for low-denomination RTPs. We plan to develop and launch a digital platform, which allows efficient data collection and online information sharing for the transfer of negotiable instruments. We are designing our platform to replace the manual review and selection process in traditional transfers of negotiable instruments with automated information collection and analysis and aim to save time and labor costs and improve transaction efficiency for the transfer of low-denomination negotiable instruments which should facilitate quicker turnaround with lower costs and higher efficiency.

This platform will target the vast majority of holders of low-denomination negotiable instruments and provide quick access to information and sources of funds for these holders. This platform will enable us to expand our business in the low-denomination negotiable instruments segment, which has a larger client base. With the launch of the digital platform, both high/low-denomination RTPs can be facilitated on the platform, and we expect an increase in facilitation service fees with an increasing number of clients, but without a corresponding increase in employees and overhead costs. We have started the research and development as well as structuring of the platform and plan to use approximately 19.8% of the proceeds from this offering to complete the development and launch of the platform by the end of 2022. See “—Research and Development.”

Our goal is to be more efficient while utilizing fewer resources in our client interactions by focusing our efforts on four main areas: (i) becoming paperless, (ii) reducing labor cost by implementing automation and technology, (iii) shortening the service cycle, and (iv) expanding business scope. We will continue to focus on our digital transformation to enhance efficiency through the automation of internal processes and use of technology.

Pursue formation or acquisition of a factoring business

Our service fees for facilitating the transfer of RTPs are much lower than the fees factoring businesses recognize on RTPs. To monetize our network of SME clients, increase our profitability, diversify our business and serve our clients’ liquidity needs more directly, we intend to engage in the factoring business by forming or acquiring a factoring business to further expand our service offerings.

We plan to use approximately 75.5% of the proceeds of this offering towards forming a factoring company upon consummation of this offering. However, because a factoring license requires a minimum paid-in capital of RMB 50 million (approximately $7.7 million), we will not start the application process until such funds are in place. The application process generally takes three to six months to complete. See “Regulations – Regulations Relating to Commercial Factoring Business” for a description of the requirements to establish a commercial factoring business in China.

If the formation of a factoring business is unsuccessful within six months after the submission of application, we will use the proceeds for acquisition of an existing factoring business. As of the date of this prospectus, we have not identified or engaged in any material discussions regarding any potential factoring business acquisition.   As the acquisition of an existing factoring business involves negotiations with the acquisition target, we cannot predict the timing or additional capital or financing that would be required to complete an acquisition.

Our Services

Facilitation Services to SME Clients

The RTPs we help our SME clients to monetize are negotiable instruments, of which all are BA bills. Our services to SME clients cover the whole transfer process from the issuance of negotiable instruments to the disbursement of proceeds through the transfer of negotiable instruments. When our SME clients expect to receive BA bills rather than cash for payment of goods, they will approach us to find out costs for issuance of such BA bills from banks and the transfer price on the secondary market, among other things. We will gather requested information from 5 to 10 banks and/or financial institutions we work with and then report such information back to the client. We will discuss the results and proposals with our client and advise them on (i) selection of negotiable instruments, including, but not limited to, costs, type, issuer, face value per instruction and terms of the instruments and (ii) secondary market acceptance and price for such instruments.

Based on the available options that meet the client’s requirements, we then finalize a solution with the client that best fits the contemplated transaction with the other options as backup plans. If needed, we can also assist the payer of our clients with the issuance of selected negotiable instruments as we are very familiar with the process of the issuing banks and are able to expedite the issuance process and enable our clients to receive the negotiable instruments earlier.

Immediately following the issuance of the negotiable instruments, we will reach out to various parties to find out about the interest and needs for these instruments and time needed to complete the funding and provide such information for the client’s evaluation. In addition to price, the timing of funding is critical to our SME clients because when they expect a large payment, they generally allocate the use of funds beforehand and will need the proceeds in place timely for such uses. To avoid the delay in funding at any point during the transaction due to the failure to transfer the negotiable instruments timely, we always have backup plans which will allow our client to quickly transfer out all or part of the negotiable instruments to others so that our client would not be adversely impacted. Additionally, in order to receive proceeds from the transfer of negotiable instruments more expeditiously, our client would require the funding institutions to have accounts at the same bank so that the funds can be transferred at a later time on the closing date if closing after business hours is anticipated, avoiding delay due to earlier cutoff time for large amount interbank transfers.

Referral Services to Financial Institution Clients

Our referral services to financial institution clients involve the sales of account receivables and rights to receive interest under term deposits. We will contact the financial institutions, which presently are factoring companies, and confirm their specific requirements on the RTPs they are interested in purchasing and the holder of such RTPs, such as the credibility of the holder, the quality of assets of such holder, risks associated and the return of RTPs. We then screen potential owners of RTPs from our existing client pool for their consideration. In connection with our referral services, we typically provide complimentary services (not required under our agreement with our client) to facilitate the transactions, which services generally include information, collection and documents on the RTP holders, negotiation and coordination with RTP holders, as well as assistance on contract negotiation and execution. Once our client confirms its selection of potential RTPs, we will sign a service agreement with our client and receive our service fees accordingly upon conclusion of the RTP transfer.

Lending Activities

In order to utilize idle funds and create higher returns, we make loans to our customers at an above-the-market annualized interest rate for a term of 6 months to be repaid in a lump sum at maturity. All loans are secured by collaterals, such as accounts receivables, and guaranteed by third parties.

Before we make any loans, our management assesses the credit status of the customer by reviewing its business licenses, articles of association, corporate records, shareholder and legal person identity information, corporate credit report, shareholder and legal person credit report, the company's financial statements for the past three years.

After our management decides to make loans to a customer, our finance department is response for the lending, monitoring and collection activities. A one-week advance reminder will be sent to the customer whose loans became due. As of the date of this prospectus, all of our customers have repaid the full amounts due on time.

Lending activities by companies are generally permitted by the laws in the PRC, except that licenses and permits are required for business specialized in lending. The requirements and criteria vary in different municipalities. We may be required to apply for relevant licenses for lending activities.

RTPs

For our SME clients, we facilitate the monetization of BA bills, which are commonly used in China as a payment method in trades and are issued by banks in China. For our financial institution client, the RTPs being referred are accounts receivable. The RTPs being placed in our facilitation services are not secured and acquirers of RTPs do not have any recourse options against us or any other parties involved in the placement process, while the RTPs being placed in our referral services are secured by either collateral or guaranties provided by RTP holders, and the acquirer of RTPs (i.e. our client) has recourse against the RTP holders. We do not service the RTPs for the acquirers or provide any guarantee of payment for any of the RTPs being placed.

We do not take contractual possession of the RTPs during the process of our service. None of the RTPs being placed come from the peer-to-peer lending market. We do not intend to provide facilitation or referral services involving the peer-to-peer lending market.

During the six months ended December 31, 2022 and the fiscal years ended June 30, 2022 and 2021, all of the RTPs facilitated for SME clients were BA bills. During the six months ended December 31, 2022 and the fiscal years ended June 30, 2022 and 2021, 100% of RTPs placed for our financial institution client for referral services were accounts receivable for services/products sold.

Our Service Agreements

We enter into standard service agreements with our clients for each transaction, which typically is completed within three days after engagement. The agreements cover, among other things, scope of services, fees, representations and warranties of the parties, and the rights and obligations of the parties. The agreements may be terminated upon mutual consent, force majeure, expiration of the term, or by the non-breaching party if the breaching party fails to cure the breach. In addition, our agreements generally provide our clients the right to terminate the agreement with a 30-day written notice if our client decides it no longer needs our services.

Service Fees

We generally charge our SME clients a facilitation service fee ranging between 0.2% and 0.3% of the aggregate face value of the RTPs per transaction. This rate is subject to slight adjustments based on our relationship with clients (term and revenue contributed), qualifications and stability of the clients, the need for new client acquisition as well as market and general economic conditions at the time of transaction. During the six months ended December 31, 2022 and the fiscal years ended June 30, 2022 and 2021, our facilitation service fees charged to SME clients averaged 0.25%, 0.25% and 0.24%, respectively.

With regards to the referral services to financial institution clients, we charge fees based on the amount of proceeds our clients paid to the RPT holders. Since we just started offering these services, we charge our financial institution client referral service fees in the range of 0.1%-3% to promote our services.

We are paid facilitation service fees by our SME clients and referral service fees by our financial institution clients. We offer all of our clients a credit term of 20 days after the closing of the transfer of RTPs to pay our service fees.

Our Clients

Our clients are mainly SME businesses engaged in trading commodities, such as non-ferrous metals and chemical raw materials, in high volume and with most of them located in major cities of China, such as Chengdu, Shanghai and Shenzhen. We presently only have one financial institution client which is a factoring company based in Shenzhen and engages us for referral services in the purchase of RTPs.

Our Relationship with Major Clients

A client accounting for more than 10% of our revenue for a fiscal year is considered a major client. During the six months ended December 31, 2022 and the fiscal years ended June 30, 2022 and 2021, we had three, four and four major clients, accounting for an aggregate of 89%, 67% and 54%, respectively, of our total revenue. In addition, our revenue from commodity trading companies constituted approximately 46.3%, 88.4% and 60.7% of our total revenue for the six months ended December 31, 2022 and the fiscal years ended June 30, 2022 and 2021, respectively.

Despite the concentration of major clients, we believe that a number of factors will help mitigate any material adverse impact of such concentration on our business operations and financial condition. Our service model is not specifically designed to cater solely for one particular client. In contrast, it is flexible and adaptable in serving different clients’ needs. In the event that our current business relationship with our largest clients or any one of them deteriorates or terminates, our services can be readily transferred to serve other potential new clients and satisfy their needs. The preparation work required for serving new clients will not incur any significant cost or require long transition periods. In fact, our major clients continued to evolve in the past two years.

We believe that our continuous effort in providing high quality facilitation and referral services to our clients is the key to strengthen our client base as well as enhance our marketing effectiveness. Our operation team generally handles inquiries, complaints and feedback from our clients and will maintain regular contact with our clients after the conclusion of each service with the goal of addressing any inefficiencies and resolving issues in a timely fashion.

We recognize that having a high level of client services is crucial in maintaining our reputation in the market and cultivating client loyalty. Thus, we keep track of the level of satisfaction of our clients. We also gather clients’ feedback and review the flow of our services in order to increase our clients’ satisfaction and improve our service quality.

Client Acquisition

Our new clients are mainly referrals from our existing clients which in our view, is a reflection of our existing clients’ satisfaction with our services. We also receive referrals from banks, employees and their family and friends. We currently do not offer any incentives for client referrals. For the six months ended December 31, 2022 and the fiscal years ended June 30, 2022 and 2021, 100%, 100% and 60% of new clients were from existing clients, nil, nil and 30% from banks, and nil, nil and 10% were from employees and their family and friends, respectively.

Our primary strategy for new SME client acquisition is to focus on attracting commodity trading businesses with steady need to trade negotiable instruments and to expand into new geographic regions through referrals, cold calls and tele-marketing. We will continuously form strategic alliances with financial institutions, such as banks and factoring companies, to attain stronger regional market knowledge and influence.

For acquisition of financial institution clients, we will continue to explore the network of banks, factoring companies and other financial institutions we have built up for providing facilitation services to our SME clients. Additionally, we will seek out new clients through marketing activities such as telemarketing and office visits by our salesforce, referrals from clients, intermediaries and consulting agencies.

Competition

We currently compete with individual agents or unincorporated businesses in Sichuan, China that provide services for high-denomination RTPs.

We compete primarily on the basis of:

●	client base and client experience;

●	brand recognition and reputation; and

●	service offerings and pricing.

We believe that we are well-positioned to effectively compete on the basis of the factors listed above. However, many of our current or future competitors may have longer operating histories, greater brand recognition, stronger infrastructure, larger client bases or greater financial, technical or marketing resources than we do.

Risk Management

Although we are not directly subject to the risks associated with the RTPs as a buyer, we take measures to closely monitor risks to better protect our clients from potential credit risk of RTPs.

Our risk management efforts begin at the time of client intake and vary based on the types of RTPs involved in the transactions. We generally accept clients who look to sell bills with low credit risk, including commercial acceptance bills that are issued by state owned enterprises and public companies with credit ratings of AA and above. Once a client is accepted, we will conduct initial due diligence on general corporate information and creditworthiness of the client, including but not limited to, business license, bylaws, credit reports of the company and its shareholders and legal representatives, bank account information, national ID of the legal representative, procurement contracts, invoices and so on, which information and documentation are gathered through various sources, including from materials submitted by clients, government business registration websites and other Internet sources, as well as third-party credit report. The due diligence is for our own information and record only and has no bearing on the authentication and validity of RTPs being placed. Therefore, we are not subject to any liability for assessment of creditworthiness of any particular client. As the BA bills are issued and transferred electronically through the system of PBOC, the exposure to any risk of bill fraud has been minimized due to its electronic and instant nature, as opposed to bills in paper form, which practice has been abandoned in China.

Our risk management team also reviews our transaction proposals for clients to examine credit, legal, operational and compliance risks. In addition, our risk management department will also review our service agreement before execution. Key tasks of our risk management team include compliance, accuracy and reasonableness of our contract provisions.

Our operations department coordinates with our risk management team to jointly conduct risk management evaluation to ensure more effective internal control, daily operation, finance and accounting management and business operation.

With regards to our financial institution client, we conduct preliminary credit checks on the RPT holders whom we refer to the financial institution. However, we do not further participate in the process of the transactions between RTP holders and the financial institution after the referral. The financial institution conducts its own risk assessment.

Because we have been able to collect all of our accounts receivable timely and have never experienced any material difficulties in collection, we have not engaged any third-party collection agencies but may engage collection agencies if necessary.

Seasonality

Our operations do not typically experience any seasonality.

Employees

As of June 30, 2022, 2021 and 2020, we had approximately 11, 10 and 10 full-time employees, respectively, and two and one and no part-time employee, respectively. We also engage consultants for the development of our online platform for RTP transfers on an as-needed basis and had two consultants as of June 30, 2022. These consultants included product manager, web designer and software engineers who had completed the initial evaluation, design and structuring of our online platform and selection of program language and database, in accordance with our proposed business model.

The table below sets forth the breakdown of our full-time employees by function as of June 30, 2022:

Function	Number	Percentage
Management	1	9%
Operations	8	73%
Technology	1	9%
Risk Management	1	9%
Total	11	100%

As of June 30, 2022, all of our employees were based in China, where our principal executive offices are located.

We enter into employment contracts with our full-time employees. In addition to salaries and benefits, we provide performance-based bonuses for our full-time employees.

As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under PRC law to make contributions from time to time to employee benefit plans for our PRC-based full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China. We have not made adequate employee benefit payments to the social security insurance and the housing provident fund. We may be required to make up the contributions for these plans. In addition, we may be required to pay late fees and may be imposed fines if we fail to make up the difference within the time frame prescribed by relevant government authorities. See “Risk Factors – Risks Related to Our Business and Industry – If labor costs in China increase substantially, our business and costs of operations may be adversely affected” and “Risk Factors – Risks Related to Doing Business in China – Our business may be negatively affected by the potential obligations to make additional social insurance and housing fund contributions.”

Our employees are not covered by any collective bargaining agreement. We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes.

Facilities

Our corporate headquarters are located at Block 1, Unit 2, Suite 1705, Poly Center, 7 Consulate Road, Wuhou District, Chengdu, Sichuan, China 610000, where we lease an office of approximately 289 square meters.

The space we currently occupy is leased from a third party. We believe that the space is adequate to meet our needs for the foreseeable future, and we believe that we will be able to obtain adequate facilities, principally through leasing of additional properties, to accommodate our future expansion plans.

Insurance

We provide social security insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance for our employees as required by PRC law. We do not maintain property insurance to protect our properties essential to our business operation against risks and unexpected events. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain key-man insurance. We consider our insurance coverage in line with market practice for our business operations in China.

Intellectual Property

As of the date of the prospectus, we have registered a domain name (iqinhong.com) with the Internet Corporation for Assigned Names and Numbers and obtained two trademarks for “QinHong” (text and image).

We believe that our domain name, goodwill, know-how and other intellectual property rights are critical to our success. We enter into confidentiality agreements with all of our employees to protect our intellectual property.

Research and Development

We are in the process of developing our digital platform which is intended to service both holders and acquirers of negotiable instruments. In contrast to our current focus on BA bills of high-denomination, this platform will target the market of low-denomination negotiable instruments because of its larger customer base.

Our platform will support efficient data collection, sharing, analysis and matching to facilitate the transfer of negotiable instruments. Specifically, after the holders of negotiable instruments post the negotiable instruments for transfer on our platform and acquirers can set up to purchase negotiable instruments, our system will analyze and match the requests from both sides and provide us with the closest matches. We will then contact relevant parties and assist them to conclude the transfer of negotiable instruments and receive commissions for our services provided. Our platform is designed to replace the manual review and selection process in traditional transfers of negotiable instruments with automated information collection and analysis and aims to save time and labor costs and improve transaction efficiency for the transfer of low-denomination negotiable instruments which calls for quicker turnaround with lower costs and higher efficiency.

During the fiscal years of 2022 and 2021, we engaged part-time consultants including a product manager, web designer and software engineers to evaluate our platform structures, select program languages and databases as well as construct models. As of the date of this prospectus, we have completed approximately 10% of the research work for the platform, including coding of webpages connected to our platform where information regarding our Company, staff, services and latest developments can be found.

We plan to use a portion of the proceeds from this offering to continue and complete the development of the platform, which encompasses four phases:

Phase I: Continue to develop the backend of our platform which enables us to dynamically distribute clients’ requests, have clients’ subscription of services, confirm transactions and provide after-transaction services;

Phase II: Develop the backend operation system of our platform which enables our employees to publish, review and match orders;

Phase III: Develop our operation system which will enable our operation team to run real-time data analysis and provide more reasonable service plans by utilizing buried points, big data analysis and machine learning; and

Phase IV: Develop our risk management system and mobile applications for our platform.

We plan to hire a research and development team of 35 to 40 staff to develop and operate our platform which we estimate will cost approximately from $1.12 million to $1.26 million. We also expect to incur expenses for third-party services and purchase of equipment and server services in connection with our research and development efforts, which are estimated to be in the range of $0.21 million to $0.28 million.

Once our platform is operational, we plan to promote and market our platform through online marketing, including setting up our official corporate accounts on various social media platforms, such as WeChat and Weibo and marketing through third party websites, such as Sina.com, Weibo.com and Toutiao.com. We plan to spend approximately $1.4 million on the promotion and marketing of our platform.

We expect to allocate a portion of the proceeds of this offering for the development of our platform that should be sufficient to launch our platform (after completion of Phases I & II). However, we may need to devote more resources and funds to improve or add functions as our business develops. We plan to fund the further development of our platform through equity and debt financing, if cash generated from our operation is insufficient.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in a substantial cost and diversion to our resources, including our management’s time and attention.

REGULATION

We operate our business in China under a legal regime consisting of the NPC, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the Ministry of Industry and Information Technology, the SAMR and their respective local offices.

Regulations Relating to Business Scope of Our Company

The business scope of a company in China is primarily regulated by the SAMR, including its provincial and local branches. We are subject to regulations and oversight by the SAMR and its provincial and local branches. The establishment, operation and management of companies in China are mainly governed by the Company Law of the PRC (the “Company Law”) which was adopted at the Fifth Session of the Standing Committee of the Eighth NPC on December 29, 1993 and amended in 1999, 2004, 2005, 2013 and 2018. The Company Law provides that a company’s business scope shall be defined in its bylaws and shall be registered with the registration authority of the company. A company may change its business scope by modifying its bylaws, but it shall update its registration. If the business scope of a company covers any item subject to approval pursuant to any law or any administrative regulation, approval shall be obtained. According to the Implementing Rules for the Administrative Regulation of the People’s Republic of China on the Registration of Market Entities which was issued in 2022 by the State Administration for Market Regulation, an applicant shall, in accordance with the catalogue of business scope specifications published by the SAMR and based on the market entity’s key industry or business characteristics, independently select general business items and licensed business items and apply for registration of business scope. Where a market entity changes its domicile (main business premises or business premises), it shall apply for registration of change with the registration authority at the place of destination and submit the relevant documents for use of the new domicile (main business premises or business premises) before moving to the new domicile (main business premises or business premises).

Regulations Relating to Domicile and Office of Our Company

Pursuant to the Company Law, a company shall register its main office as its domicile in the company’s business license, and if the company changes its domicile, a modification registration as to the domicile shall be completed before the register of the company. In order to standardize the registration of companies, the State Council issued the Administrative Regulation of the People’s Republic of China on the Registration of Market Entities requiring that there shall be only one domicile registered with the company registration authority. The domicile of a company shall be within the jurisdiction of the company registration authority.

Regulations Relating to Enterprise Information Disclosure

The State Council issued the Interim Regulation on Enterprise Information Disclosure (the “Interim Regulation”) which took effective on October 1, 2014. According to such Interim Regulation, an enterprise shall, from January 1 to June 30 each year, submit the annual report of the previous year to the administrative department for industry and commerce through the enterprise credit information disclosure systems, and make it available to the public. The mailing address, postal code, telephone number, e-mail and other information of the enterprise shall be included in such annual report. According to the Interim Regulation, where an enterprise fails to disclose its annual report within the time limit as prescribed in the Interim Regulation or to disclose the relevant enterprise information within the time limit as ordered by the administrative department for industry and commerce, an administrative department for industry and commerce at or above the county level may incorporate an enterprise into the list of the enterprises with abnormal operations, make it available to the public through the enterprise credit information disclosure systems, and remind it to perform its disclosure obligation; where the circumstances are serious, the relevant competent department shall impose administrative punishments on the enterprise in accordance with the provisions of laws and administrative regulations; where any losses are caused to another person, the enterprise shall assume compensation liability in accordance with the law; or where any crime is constituted, the enterprise shall be subject to criminal liability in accordance with the law.

Regulations Relating to Banker’s Acceptance Bill Information Consulting Service

Currently, there are only scattered rules incorporated in the administrative regulations, departmental level regulatory documents and local commercial bank internal rules instead of a separate code or piece of law enacted to regulate the banker’s acceptance bill service. Currently, we engage in information consulting service for clients holding the banker’s acceptance bill in China, and the aforesaid rules only aim at regulating the staff in banks or staff in other financial institution. Laws, regulations and rules specifically for regulating banker’s acceptance bill related information consulting service providers as us are in absence. As we are currently providing information advisory services to our clients for facilitating their transactions with others using banker’s acceptance bills as payment method, and we also plan to engage in commercial factoring business which involves transactions using banker’s acceptance bill as payment method, we will have to act in line with certain rules for banker’s acceptance bill matters in the future.

On October 8, 2012, the former China Banking Regulatory Commission (the “CBRC”) issued its Notice on Strengthening the Supervision of the Banker’s Acceptance Bill Business (the “Notice No. 286”) to regulate all local offices of the CBRC, all policy banks, state-owned commercial banks and joint-stock commercial banks, Postal Savings Bank of China, and all provincial rural credit cooperative unions to strengthen the supervision of the banker’s acceptance bill business. The Notice No. 286 provides that banking financial institutions shall strengthen employee management, continue to improve employees' competency in the bill business and awareness of regulatory compliance, and strictly prohibit employees from engaging in any form of bill intermediary and fund brokerage activities. On December 31, 2015, the CBRC in its Notice on Risk Warning of the Draft Business (the “Notice No. 203”) reiterated that all local offices of the CBRC, all policy banks, large-scale banks, and joint-stock banks, Postal Savings Bank of China, foreign-funded banks; financial assets management companies and other financial institutions administered by the CBRC shall be aware of the risks and prevent from dealing with transactions in violation of regulations and disrupting the market order in conjunction with the bill intermediaries, cooperating with intermediaries, handling bill discount without real trade background in large volume off the counter or outside of the banks, and gaining profits illegally.

On April 30, 2016, the PBOC issued the Notice on Strengthening the Administration of Negotiable Instrument Business and Promoting the Sound Development of Negotiable Instrument Market (the “Notice No. 126”) prohibiting all types of transactions in violation of regulations, requiring that banks shall be prohibited from conducting business with illegal "agency of negotiable instruments" and "funds brokers" and no transaction of negotiable instruments shall be conducted with "agency of negotiable instruments" or "funds brokers" as buyer or seller.

On August 1, 2019, the General Office of the State Council issued the Guiding Opinions on internet platform which provides that market entry restrictions respecting integrated products and services is to be relaxed and access to internet platform for financial services is to be granted. Administrative licensing, eligibility and qualifications, and other matters that limit the sound development of the platform economy shall be reviewed and regulated, and platforms that only provide information intermediary and trade matching services are not required in principle to apply for relevant business permits by analogy to in-platform businesses, except in financial, news, or other fields directly related to personal health, public security, or social stability, or for which the national policies establish separately provisions. The Guiding Opinion further provides that for internet platforms relating to the financial field, the market access administration and interim and ex-post regulation of their financial business shall be governed by the laws, regulations and relevant provisions. Pursuant to the Guiding Opinions, businesses engaging in provision of financial information intermediary and facilitation services are subject to market entry administration.

Regulations Relating to Commercial Factoring Business

In 2012, the MOFCOM issued its Circular on Issues Related to Commercial Factoring Pilot Projects (the “Circular No. 419”) and agreed to carry out the commercial factoring pilot project in Binhai New Area, Tianjin and Pudong New Area, Shanghai, in order to actively explore new modes of optimization and utilization of foreign funds, to promote credit sale, to develop the credit service industry, to explore the development channels of commercial factoring, to better take advantage of active role of commercial factoring in export expansion and circulation promotion, to support the development of middle- and small-sized business enterprises. According to Circular No. 419, the commercial factoring companies may provide enterprises with services including trade financing, management of sales ledger, investigation and evaluation of clients' credits, management and call of accounts payable and guarantee for credit risks.

In October 2012, the MOFCOM further issued its Reply on the Implementation Plans for the Pilot Program of Commercial Factoring detailing the requirements as to establishing a commercial factoring company as follows:

1)	Conditions for establishing a commercial factoring company are as follows: The registered capital of a company is not lower than RMB50 million (approximately $7.7 million); the company has two or more senior executives with management experience in the financial area and a clean credit record; the company's foreign investor or affiliated entity has satisfactory commercial factoring performance and experience;

2)	Tianjin Municipal Commission of Commerce and Shanghai Municipal Commission of Commerce are generally responsible for approving the establishment and modification of commercial factoring companies according to their current approval powers. The industry classification shall be “Other Commercial Services” under “Leasing and Commercial Service Industry” for the time being;

3)	A commercial factoring company shall explicitly include the words “commercial factoring” in its name;

4)	The value of the risk assets of a commercial factoring company in conducting business shall not exceed ten times the value of its net assets;

5)	Commercial factoring companies shall register each assignment of accounts receivable in the Registration and Publication System for Pledge with Accounts Receivable at the People's Bank of China Credit Reference Center for the publication of the ownership of accounts receivable.

Since January 1, 2013, Hong Kong and Macao service suppliers are allowed by MOFCOM to form commercial factoring enterprises in the form of a Chinese-foreign equity or contractual joint venture or a wholly foreign-owned enterprise in Shenzhen and Guangzhou.

In August 2013, the pilot commercial factoring plans of Chongqing Municipality, Jiangsu Province and the Suzhou Industrial Park were approved in principle by the MOFCOM.

In October 2015, the MOFCOM issued an order on the amendment of some regulations and regulatory documents to eliminate the requirement of the registered capital amount for the commercial factoring business formation (No.2 in 2015).

Regulations Relating to Anti-Money Laundering Activities

The Anti-Money Laundering Law of the People's Republic of China (the “AML Law”) was adopted at the 24th meeting of the Standing Committee of the 10th NPC of the PRC and promulgated and came into force as of January 1, 2007. According to the AML Law, "anti-money laundering" refers to an act of adopting the relevant measures according to the provisions of the present Law to prevent any money laundering activity for the purpose of concealing or disguising, by all means, the sources and nature of criminal proceeds generated from any drug-related crime, organizational crime of any gangland, terrorist crime, crime of smuggling, crime of corruption or bribery, crime of disrupting the financial management order, crime of financial fraud and so on. All financial institutions and special non-financial institutions established within the territory of the PRC shall perform their respective obligations of anti-money laundering.

For the purposes of preventing activities of money laundering and financing of terrorism, suppressing crimes of money laundering and related crimes, and enhancing the designated non-financial institutions' anti-money laundering work and work of combating the financing of terrorism, the General Office of the PBOC issued its Notice of Strengthening the Anti-money Laundering Supervision of Designated Non-financial Businesses Institutions on July 26, 2018, providing that the special non-financial institutions designated in the AML Law shall include the “company service providers carrying out or preparing for transactions for their clients concerning: the creation, operation or management of companies, acting as or arranging for another person to act as a director of a company or a partner of a partnership or a nominee shareholder of a company, or providing a registered address, business address or correspondence address for a company.”

Regulations Relating to Foreign Investment

According to the PRC Company Law, companies established in China are either limited liability companies or joint stock limited liability companies. The establishment procedures, approval procedures, registered capital requirements, foreign exchange matters, accounting practices, taxation and labor matters of a wholly foreign-owned enterprise were previously regulated by the Law of the People's Republic of China on Wholly Foreign-Owned Enterprises (2016 Amendment), and the Detailed Rules for the Implementation of the Law of the People's Republic of China on Wholly Foreign-owned Enterprises (2014 Revision).

In September 2016, the NPC Standing Committee published the Decision on Revising Four Laws including the Wholly Foreign-Owned Enterprise Law of the People’s Republic of China. Such decision, which became effective in October 2016, changed the “filing or approval” procedure for foreign investments in China. Foreign investments in those business sectors that are not subject to special entry management measures will only be subject to filing instead of approval requirement. Pursuant to the Interim Measures for the Recordation Administration of the Formation and Modification of Foreign-Invested Enterprises promulgated by the MOFCOM in October 2016, as amended in June 2018, establishment and changes of foreign investment enterprises not subject to the approval under the special entry management measures shall be filed with the relevant authorities.

On March 15, 2019, the Foreign Investment Law of the People’s Republic of China (the “FIL”) was adopted at the Second Session of the 13th NPC came into effect as of January 1, 2020. According to the FIL, the business forms, structures and rules of activities of foreign-invested enterprises shall be governed by the Company Law of the People's Republic of China, the Partnership Law of the People's Republic of China, and other laws. The State Council shall implement the management systems of pre-establishment national treatment and negative list for foreign investment. The negative list is issued upon approval by and updated at intervals by the State Council. Foreign investors shall not invest in any field forbidden by the negative list for access of foreign investment (the “Negative List”). For any field restricted by the Negative List, foreign investors shall conform to the investment conditions provided in the Negative List. Fields not included in the Negative List shall be managed under the principle that domestic investment and foreign investment shall be treated uniformly. During the process of foreign investment, where verification and record-filing of a foreign investment project are required, relevant provisions of the State Council shall be followed.

On December 26, 2019, the Supreme People’s Court published the Interpretation of the Supreme People’s Court on Several Issues concerning the Application of the Foreign Investment Law of the People’s Republic of China, which went into effect on January 1, 2020, pursuant to which the court shall rule in favor of the party claim the invalidity of the investment agreement with respect to foreign investment in the “restricted” industry under the “negative list” or foreign investment in the “restricted” industry under the “negative list” that fails to comply with the requirements unless necessary mitigating measures are taken before the ruling.

When the Foreign Investment Law became effective, the three former laws regulating foreign investment in China, namely, the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures, the Law of the People's Republic of China on Wholly Foreign-owned Enterprises and the Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures, together with their implementation rules and ancillary regulations, were repealed simultaneously.

Special Administrative Measures (Negative List) for the Access of Foreign Investment (2021 Version)

The Special Administrative Measures (Negative List) for the Access of Foreign Investment (2021), as approved by the Central Committee of the Communist Party of China and the State Council became effective on January 1, 2022, upon which the Special Administrative Measures (Negative List) for the Access of Foreign Investment (2020) issued by the National Development and Reform Commission and the MOFCOM on June 23, 2020, was repealed.

Pursuant to the Negative List, a foreign investor may not invest in any prohibited field on the Negative List; if a foreign investor is to invest in a field not prohibited on the Negative List, a foreign investment access permit must be applied for; and if a foreign investor is to invest in a field with ownership requirements (such as no more than 50% equity interest may be held by foreign investors), it may not establish a foreign-funded partnership. The Company’s proposed online platform business which facilitates the monetization of negotiable instruments falls under the Negative List.

Regulations Relating to Private Lending

The transfer of funds among companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases, or the Provisions on Private Lending Cases, which was issued by the Supreme People’s Court of the People’s Republic of China on August 6, 2015 and amended on August 19, 2020 and December 29, 2020, respectively, to regulate the private lending activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases do not apply to the disputes arising from relevant financial services such as loan disbursement by financial institutions and their branches established upon approval by the financial regulatory authorities to engage in lending business.

The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is violations of public orders or good morals; or (vi) the lending is in violations of mandatory provisions of laws or administrative regulations.

In addition, the Provisions on Private Lending Cases set forth that the People's Court shall support the interest rates not exceeding four times of the market interest rate quoted for one-year loan at the time the private lending contracts were entered into.

Regulations on Intellectual Property Rights

Trademarks

Trademarks are protected under the PRC Trademark Law, which was adopted in 1982 and subsequently amended in 1993, 2001, 2013 and 2019, as well as the Implementation Regulation of the PRC Trademark Law, which was adopted by the State Council in 2002 and amended on April 29, 2014. The Trademark Office of National Intellectual Property Administration handles trademark registrations and grants a term of 10 years to registered trademarks and another 10 years if requested upon expiry of the first or any renewed 10-year term. Trademark license agreements must be filed with the Trademark Office for record. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registrations. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use.

Domain Names

Internet domain name registration and related matters are primarily regulated by the Measures on the Administration of Domain Names for the Chinese Internet, issued by the Ministry of Industry and Information Technology (the “MIIT”) on November 5, 2004 and effective as of December 20, 2004, which was replaced by the Measures on Administration of Internet Domain Names issued by the MIIT as of August 24, 2017. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and the applicants become domain name holders upon successful registration.

Regulations Related to Employment and Social Welfare—Social Insurance and Housing Fund

According to the Social Insurance Law of the People's Republic of China (Revised in 2018) (the “SIL”), every Chinese employer within the territory of the PRC shall pay social insurance premiums, and every employee shall be entitled to the social insurance benefits, and have the right to overlook insurance premiums paid by the employer on his or her behalf. The SIL further provides that every employee shall enroll in basic endowment insurance, basic medical insurance, work injury insurance, unemployment insurance and maternity insurance, and the employer and the employee shall jointly pay basic endowment insurance premiums, the basic medical insurance premiums and the unemployment insurance premiums for employees, while only the employer shall pay the work injury insurance premiums and the maternity insurance premiums. In addition, the SIL requires that the employer shall, within thirty days after the date of employment, proceed to the social insurance agency to apply for social insurance registrations on behalf of the employees and shall declare on its own and pay on time and in full social insurance premiums. The payment shall not be deferred or lowered in amount or exempted unless due to lawful causes such as force majeure. Social insurance premiums payable by an employee shall be paid by the employer on the employee’s behalf by withholding from the employee’s salary. The employer shall inform each employee of details of the social insurance premiums paid to his or her account on a monthly basis. Due to the reformed registration system which integrates multiple licenses and certificates into one Business License with one code, Chinese employers are not required to complete a separate registration for social insurance anymore. However, they still have to pay off all the social insurance premiums for all the employees in China in accordance with the SIL.

Besides, according to the Administrative Regulations on the Housing Fund (Revised in 2019), the housing fund paid and deposited both by employees themselves and by the Chinese employers for their employees shall be owned by such employees. When an employer hires a new employee, it shall undertake housing fund payment and deposit registration at a housing fund management center within 30 days from the date of employment, and shall open or transfer the housing fund account for the employee. Where an employer terminates the employment relationship with any of its employees, the employer shall amend the registration at a housing fund management center within 30 days from the date of termination of the employment, and shall transfer or seal up housing fund account of the employee. The housing fund to be paid and deposited by an individual employee shall be withheld from his/her salary by the employer. An employer shall, within five days from the payday of each month, remit the housing fund paid and deposited by the employer and fund withheld from the employees to the special housing fund account which is opened by the housing fund management center at the commissioned bank. The commissioned bank shall then have the fund transferred to housing fund accounts of employees. The employer shall pay and deposit housing fund on schedule and in full, and may not be overdue in the payment and deposit or underpay the housing fund.

Regulations Relating to Tax

Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income, which is determined under (i) the Enterprise Income Tax Law of the People’s Republic of China (the “EIT Law”), promulgated by the NPC and implemented in January 2008 and revised in February 2017 and in December 2018, and (ii) the Implementation Rules of the EIT Law promulgated by the State Council and implemented in January 2008 and revised in April 2019. The EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in China, which EIT Law refers to enterprises that are established inside China, or which are established under the law of a foreign country (region) but whose actual management institutions are inside China, for their incomes derived from both inside and outside China. The implementation rules of the EIT Law define “actual management institutions” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, and properties of the enterprises”.

Currently, the available guidance for the definition of “actual management institutions” as well as the determination and administration of tax residency status of offshore incorporated enterprises are set forth in the Notice of the State Administration of Taxation on Issues about the Classification of Chinese-Controlled Offshore Incorporated Enterprises as Resident Enterprises on the Basis of De Facto Management Bodies (the “Circular No. 82”), promulgated by the SAT in April 2009, and the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version) issued by the SAT in July 2011, which provides guidance on the administration as well as the determination of the tax residency status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder. According to Circular No. 82, a Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC resident enterprise by virtue of having its “actual management institution” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met:

●

The premises where the senior management and the senior management bodies responsible for the routine production and business management of the enterprise perform their functions are mainly located within China;

●

The financial decisions (about borrowing, lending, financing, financial risk management and so on) and the personnel decisions (about appointment, dismissal, payment and so on) of the enterprise are made by the bodies or persons within China or are subject to the approval of the bodies or persons within China;

●	The enterprise's primary properties, account books, company seals, minutes and archives of the meetings of the board of directors and shareholders are located or preserved within China; and

●	One half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

According to Article 28 of the EIT Law, corporate income tax for qualified small profit enterprises shall be at a reduced tax rate of 20%. Corporate income tax for key advanced and new technology enterprises supported by the State shall be at a reduced tax rate of 15%.

Value-Added Tax

Since 2012, the MOF and the SAT have implemented the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries.” According to the implementation circulars released by the MOF and the SAT on the VAT Pilot Plan, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. According to the Notice of the Ministry of Finance and the SAT on Implementing the Pilot Program of Replacing Business Tax with Value-Added Tax in an All-round Manner which became effective on May 1, 2016, the entities and individuals that sell services, intangible assets or immovable properties (hereinafter referred to as “taxable acts”) within the territory of the PRC are VAT payers, and shall pay VAT instead of business tax.

According to the Interim Regulations on Value-added Tax (the “VAT Regulations”), which was promulgated by the PRC State Council on December 13, 1993 and amended in November 2008, February 2016 and November 2017, and the Implementing Rules of the Interim Regulations on Value-added Tax, which were promulgated by the MOF on December 25, 1993 and subsequently amended by the MOF and the SAT on December 15, 2008 and October 28, 2011, all taxpayers selling goods, services, intangible assets or immovable properties, or providing processing, repairing or replacement services or importing goods within China must pay value-added tax.

Regulations Relating to Small-Scale VAT Taxpayers

For purposes of improving the VAT system, and further supporting the development of micro, small and medium-sized enterprises, the MOF and the SAT together issued the Notice of the Ministry of Finance and the State Administration of Taxation on Unifying the Threshold for Small-Scale Value-Added Tax Taxpayers (the “Notice No. 33”) which took effect on May 1, 2018, providing the unification of the threshold for being qualified as “small-scale VAT taxpayers”. According to the Notice No. 33, the threshold for becoming a small-scale VAT taxpayer shall be that the annual sales amount subject to VAT of the enterprise shall equals to or less than RMB 5 million (approximately $0.77 million).

According to the VAT Regulations, a small-scale taxpayer that has taxable sales activities shall calculate the taxable amount under the simplified method by directly multiplying the sales value by the applicable VAT levy rate, and the input tax shall not be deductible. The taxable amount equals to the sales value multiply the applicable VAT levy rate, which is 3%.

Regulations Relating to Foreign Exchange

Regulation on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008.

Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China.

On February 13, 2015, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment (the “SAFE Notice No. 13”). After SAFE Notice No. 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of the SAFE, will directly examine the applications and conduct the registration.

In November 2012, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, which lately revised in May 2015 (the “SAFE Circular 59”). Pursuant to this SAFE Circular 59, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in China and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer requires the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously.

In March 2015, SAFE issued SAFE Circular 19, which aims at reforming the mode of management of settlement of foreign exchange capital of foreign-invested enterprises nationwide and better satisfy the requirements for and facilitate the business and fund operation of foreign-invested enterprises. SAFE Circular 19 confirms that the foreign exchange capital of foreign-invested enterprises apply the voluntary settlement and the RMB funds obtained from the willingness settlement of foreign exchange capital of foreign-invested enterprises shall be included in the account for settled foreign exchange to be paid for management. SAFE Circular 19 allows foreign-invested enterprises to make equity investments by using RMB funds converted from foreign exchange capital. SAFE Circular 19 prohibits foreign-invested enterprises from using RMB funds converted from their foreign exchange capitals for expenditure beyond its business scope, securities investment unless otherwise provided by law or regulation, providing entrusted loans or repaying loans between nonfinancial enterprises, paying the costs relevant to purchase of the real estate not for self-use.

On June 9, 2016, the SAFE promulgated SAFE Circular 16, which expands the application scope of the willingness settlement to include not only the capital of the foreign-invested enterprises but also the foreign debt fund and the fund from overseas listings.

In January 2017, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Reform of Foreign Exchange Administration and Improving the Examination of Authenticity and Compliance (the “SAFE Circular 3”), which stipulates several policies and measures with respect to the outward remittance of foreign exchange profit from direct investment, which require that a bank that handles outward remittance of profits equivalent to more than USD 50,000 for a domestic entity shall, under the principle of true transactions, review the resolution of the board of directors on distribution of profits (or resolution of partners on distribution of profits), original tax record form, and audited financial statements, relating to the outward remittance, and stamp and endorse the relevant original tax record form with the actual remittance amount and remittance date of the profits. A domestic institution shall cover losses in the previous years as legally required before the outward remittance of profits. Besides, SAFE Circular 3 strengthens the examination of authenticity and compliance of outbound direct investment by requiring that when undergoing the registration and outward remittance formalities for outbound direct investment, a domestic entity shall, in addition to submitting relevant materials for examination as required, explain the source of the investment funds and the use of funds (use plan) to the bank, and provide the resolution of the board of directors (or the resolution of partners), contract, or other proof on authenticity of such investment. Banks shall strengthen the examination of authenticity and compliance.

In October 2019, the SAFE promulgated the Notice for Further Advancing the Facilitation of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all Foreign-Invested Enterprises to use Renminbi converted from foreign currency denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. The Circular Regarding Further Optimizing the Cross-border RMB Policy to Support the Stabilization of Foreign Trade and Foreign Investment jointly promulgated by the PBOC, the National Development and Reform Commission, the MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the China Banking and Insurance Regulatory Commission and SAFE on December 31, 2020 and effective on February 4, 2021 allows the non-investment foreign-invested enterprises to make domestic reinvestment with RMB capital in accordance with the law on the premise that they comply with prevailing regulations and the invested projects in China are authentic and compliant. In addition, if a foreign-invested enterprise uses RMB income under capital accounts to conduct domestic reinvestment, the invested enterprise is not required to open a special deposit account for RMB capital.

According to the Circular of the State Administration for Foreign Exchange on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business, or the SAFE Circular 8, promulgated and effective on April 10, 2020 by the SAFE, the reform of facilitating the payments of incomes under the capital accounts shall be promoted nationwide. Under the prerequisite of ensuring true and compliant use of funds and compliance and complying with the prevailing administrative provisions on use of income from capital projects, enterprises which satisfy the criteria are allowed to use income under the capital account, such as capital funds, foreign debt and overseas listing, etc., for domestic payment, without the need to provide proof materials for veracity to the bank beforehand for each transaction.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

On July 4, 2014, the SAFE issued SAFE Circular 37 for purposes of making full use of both domestic and foreign resources and markets, further simplifying and facilitating the cross-border capital transactions involved in the investment, financing and round-trip investment activities conducted by domestic PRC residents through special-purpose companies. According to SAFE Circular 37, a special-purpose company means an overseas enterprise directly formed or indirectly controlled for investment or financing purposes by a domestic resident (domestic institution or domestic resident individual) with the assets or interests it legally holds in a domestic enterprise, or with the overseas assets and interests it legally holds, and “round-trip investment” refers to the direct investments made in PRC by domestic residents directly or indirectly through special-purpose companies, namely, the behavior of establishing foreign-invested enterprises in PRC by establishment, merger and acquisition, or any other means, and acquiring interests, such as ownership, control, or operating rights, in them. The SAFE Circular 37 provides that before making contributing capital to a special-purpose company with its legal assets or interests within or outside PRC, a domestic resident shall complete the foreign exchange registration procedure for such foreign investment.

Then, On June 1, 2015, the SAFE implemented the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment requiring PRC residents or entities to register with qualified banks rather than the SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

A modification to the foreign exchange registration is required if there is a material change where there is any change in the basic information of an overseas special-purpose company which has already been registered such as its domestic resident individual shareholder, name, or term of operation, or where a significant matter occurs, such as a capital increase/decrease or equity transfer/replacement by a domestic resident individual, a merger, or a division. Failure to comply with the registration procedures set forth in SAFE Circular 37 or the subsequent notices, or failure to truthfully disclose information about the actual controller of the enterprise formed by way of round-trip investment, or to conduct any false representation may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including the inward remittance of profits or dividends, and may also subject relevant PRC residents or entities to administrative penalties under PRC foreign exchange administration regulations.

Regulations on Dividend Distributions

The principal regulations governing the distribution of dividends of foreign-invested enterprises are included in the Company Law of the PRC. According to such law, a WFOE, being established as a limited liability company, shall retain certain amounts from its profits after the income tax has been paid in accordance with Chinese tax law as statutory reserve funds. The amount retained for the statutory reserve funds shall not be less than 10% of    the profits (profits after the income tax has been paid), the withdrawal for statutory reserve funds may stop when the accumulated amount reaches 50% of the registered capital of the enterprise. After the WFOE has withdrawn statutory reserve funds from the after-tax profits, it may, by virtue of a shareholder(s)’s resolution, withdraw discretionary reserve funds from the after-tax profits. After the losses have been made up and reserve funds have allocated, the remaining after-tax profits may be distributed to shareholders. According to the Company Law of the PRC, shareholders shall receive the dividends based on the percentages of the capital that they actually contributed. The exception shall be given if all shareholders agree that they will not be distributed with the dividends based on the percentages of the capital that they contributed.

Regulations on Overseas Listing and M&A

On August 8, 2006, six PRC regulatory agencies, including the CSRC, adopted the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe to the increased capital of a domestic company and thus change the nature of the domestic company into a foreign-invested enterprise; or when the foreign investors establish a foreign-invested enterprise in China, purchase the assets of a domestic company and operate the assets; or when the foreign investors purchase the assets of a domestic company, establish a foreign-invested enterprise by injecting such assets and operate the assets. The M&A Rules purport to require offshore special purpose companies/vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain approval from the CSRC prior to publicly listing their securities on an overseas stock exchange.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and which became effective 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On July 6, 2021, the State Council and General Office of the CPC Central Committee issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. The opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

In December 2019, the newly revised Securities Law of the PRC clarified that direct and indirect overseas issuances and listings should comply with the relevant regulations of the State Council. On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (the “Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Filing Measures”), both of which have a comment period that expired on January 23, 2022.

On February 17, 2023, the CSRC published the Tentative Measures, which became effective on March 31, 2023. The Tentative Measures lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in China which appointed by the issuer and such filing obligation shall be completed within three business days after the overseas listing application is submitted. The Tentative Measures provide directional guidance to the PRC's reform plan for the supervision of overseas listings. The Tentative Measures adopt an “ex-post filing mechanism” where the filer completes its filing obligation within three business days after it submits its listing application to the regulator in the place of intended listing. With respect to the domestic enterprises, non-compliance with the Tentative Measures or an overseas listing completed in breach of it may result in a warning or a fine ranging from RMB 1 million to RMB10 million. Furthermore, the directly responsible executives and other directly responsible personnel of the domestic enterprises may be warned, or fined between RMB 500,000 and RMB 5 million and the controlling shareholder, actual controllers, and other legally appointed persons of the domestic enterprises may be warned, or fined between RMB 1 million and RMB 10 million. If, during the filing process, the domestic enterprises conceal important factors or the content is materially false, and securities are not issued, they are subject to a fine of RMB1 million to RMB10 million. With respect to the directly responsible executives and other directly responsible personnel of the domestic enterprises, they are subject to a warning and fine between RMB 500,000 and RMB 5 million, and with respect to the controlling shareholder, actual controllers, and other legally appointed persons of the domestic enterprises, they are subject to a warning and fine between RMB 1 million and RMB 10 million.

On February 24, 2023, the CSRC published the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises, or the Confidentiality and Archives Administration, which became effective on March 31, 2023. The Confidentiality and Archives Administration requires that, in the process of overseas issuance and listing of securities by domestic entities, the domestic entities, and securities companies and securities service institutions that provide relevant securities service shall strictly implement the provisions of relevant laws and regulations and the requirements of these provisions, establish and improve rules on confidentiality and archives administration. Where the domestic entities provide with or publicly disclose documents, materials or other items related to the state secrets and government work secrets to the relevant securities companies, securities service institutions, overseas regulatory authorities, or other entities or individuals, the companies shall apply for approval of competent departments with the authority of examination and approval in accordance with law and report the matter to the secrecy administrative departments at the same level for record filing. Where there is unclear or controversial whether or not the concerned materials are related to state secrets, the materials shall be reported to the relevant secrecy administrative departments for determination.

Regulation under the PRC Securities Law

The PRC Securities Law was promulgated in December 1998 and was subsequently revised in October 2005, June 2013, August 2014 and December 2019. According to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While there is no detailed interpretation regarding the rule implementation under Article 177, it will be difficult for an overseas securities regulator to conduct investigation or evidence collection activities in China.

Cybersecurity Laws and Regulations

We are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous United States federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

In June 2018, California adopted the California Consumer Privacy Act (“CCPA”), which becomes effective in 2020. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that we delete the information it has on the consumer. The CCPA broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the CAC and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments. In December 2021, the CAC, together with other authorities, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022 and replaces its predecessor regulation. Pursuant to the Cybersecurity Review Measures, critical information infrastructure operators that procure internet products and services must be subject to the cybersecurity review if their activities affect or may affect national security. The Cybersecurity Review Measures further stipulates that critical information infrastructure operators or network platform operators that hold personal information of over one million users shall apply with the Cybersecurity Review Office for a cybersecurity review before any public offering at a foreign stock exchange. As of the date of this prospectus, we are not an online platform operator and no detailed rules or implementation rules have been issued by any authority and we have not been informed that we are a critical information infrastructure operator by any government authorities. Under the current circumstance, we do not need to declare to the Office of Cybersecurity Review for cybersecurity review before any public offering. If we start the online platform or deemed to be a critical information infrastructure operator under the PRC cybersecurity laws and regulations in the future, we may be subject to obligations in addition to what we have fulfilled under the PRC cybersecurity laws and regulations. On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which took effect on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits. The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR imposes significant penalties for non-compliance. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, we may become subject to provisions of the GDPR.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results. Although we maintain cybersecurity insurance, we cannot assure you that this insurance will cover or satisfy any claim made against us or adequately cover any defense costs we may incur.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at Block 1, Unit 2, Suite 1705, Poly Center, 7 Consulate Road, Wuhou District, Chengdu, Sichuan, China 610000.

Name	Age	Position
Xu Jiang	33	Chief Executive Officer and Chairman of the Board
Yao Liu	30	Chief Financial Officer
Sucheng Huang	29	Director
Long Yi	46	Director
Yong Hu	39	Director
Ling Shen	34	Director

Mr. Xu Jiang has served as our Chief Executive Office and Chairman since July 1, 2019. Since July 2019, he has also served as Chief Executive Officer of QinHong Technology, overseeing its overall operations. He was Chief Executive Officer of QinHong Management from May 2017 to June 2019. From March 2014 to April 2017, Mr. Jiang was the general manager of Nanchong Branch Company of Shenzhen Jiufu Chaoneng Financial Services Co., Ltd., a consumer finance service provider in China, responsible for making and implementing company strategies and plans. From May 2013 to January 2014, he served as general manager of Shenzhen Huixiang Financial Services Co., Ltd. (Dazhou Branch Company), where he was in charge of making company strategies, operation, marketing and project management planning and managing company operations. He received an associate’s degree in business management from the Open University of China. Mr. Jiang is well qualified to serve on our board of directors due to his significant experience in consumer finance and business operations.

Ms. Yao Liu has served as our Chief Financial Officer since July 8, 2019. She has also served as the Chief Financial Officer of QinHong Technology since July 2019. Prior to joining us, she worked as an auditor at Sichuan Huaxin (Group) CPA Firm, an audit and consulting service firm in China, from July 2015 to June 2018, where she participated in the audit of private and public companies. She received bachelor’s degrees in financial mathematics from Southwestern University of Finance and Economics in China.

Ms. Sucheng Huang has served as our director since September 2, 2019 and Chief Risk Management Officer of QinHong Technology, overseeing our risk management department, since July 1, 2019. She is also the legal representative and general manager of Sichuan Lianchuang Limin Technology Co., Ltd., a company engaged in software design and development. From October 2016 to April 2017, Ms. Huang worked at Sichuan Tianfu Bank, where she was promoted to the general manager position, in charge of customer development and service. She received her bachelor’s degree in pharmaceutical engineering from Southwestern University of Technology in China. Ms. Huang is well qualified to serve on our board of directors due to her experience in consumer businesses and business operations.

Mr. Long Yi has served as our director since October 25, 2019. He served as chief executive officer of Urban Tea Inc. (formerly Delta Technology Holdings Limited) (Nasdaq: MYT), a premier retailer of specialty teas and baked goods in China, since January 2018 and a director of Urban Tea Inc. from March 2019   to March 2021. Mr. Yi was the chief financial officer of iFresh, Inc. (Nasdaq: IFMK), an Asian American grocery supermarket chain, from January 2019 to December 2019. Prior to that, he served as the chief financial officer and director of China Bat Group Inc. (formerly China Commercial Credit, Inc.) (Nasdaq: GLG) (“GLG”), an emerging used luxurious car rental service provider headquartered in Beijing, China, from January 2013 to January 2018. Mr. Yi acted as the interim chief executive officer of GLG between August 21, 2014 and December 29, 2014 and served as a director of GLG from June 12, 2015 to January 2019. From June 2010 to November 11, 2012, he was the senior financial manager at AEM Technology (Suzhou) Co., Ltd., a manufacturing company. From May 2008 to May 2010 Mr. Yi was the financial manager of Sutor Technology Group Ltd., one of the leading China-based manufacturers and customized service providers for fine finished steel products used by a variety of downstream applications. He served as an accounting manager at Forterra Inc. in Canada, a manufacturing company, from April 2005 to April 2008. He is a Certified Public Accountant in the State of Illinois. Mr. Yi has a bachelor’s degree in accounting from Northeastern University in China and a master’s degree in accounting and finance from University of Rotterdam. He also obtained a master’s degree in accounting from McGill University. Mr. Yi is well qualified to serve on our board of directors due to his significant experience in finance and accounting.

Mr. Yong Hu has served as our director since October 25, 2019. Mr. Hu is the general manager of Yicheng Financial Leasing Co., Ltd., a company engaged in the business of financial leasing and automotive financing and leasing in China, since August 2019. Prior to that, he served as the assistant to chief executive officer of Sichuan Senmiao Ronglian Technology Co., Ltd., an internet finance company, from April 2016 to July 2019. From November 2011 to March 2016, Mr. Hu served as the general manager of business department at Chengdu Hongsen Financial Guarantee Co., Ltd., a provider of financial guarantee and lending services and from July2008 to October 2011, he served as the assistant to general manager at Sichuan Chuangye Financial Guarantee Co., Ltd., a financial guarantee company. From February 2006 to June 2008, Mr. Hu was the customer service manager at Chengdu Bank (formerly Chengdu City Commercial Bank) (Xindu Branch). Mr. Hu received a bachelor’s degree in education technology from Leshan Normal University and a master’s degree in quantitative economics from Southwestern University of Finance and Economics. Mr. Hu is well qualified to serve on our board of directors due to his significant experience in consumer finance industry.

Mr. Ling Shen has served as our director since October 25, 2019. Mr. Shen is a PRC licensed attorney and has been working at Sichuan Jinglun Law Firm since July 2017. His practice areas include corporate law, civil and criminal litigation and arbitration. From September 2015 to June 2018, Mr. Shen was an apprentice lawyer at Sichuan Mingju Law Firm. He received a bachelor of engineering in electrical engineering from Beijing Jiaotong University and a master of engineering in electrical and computer engineering from New York University. Mr. Shen is well qualified to serve on our board of directors due to his significant legal experience.

Board of Directors and Committees

Our board of directors consists of five directors, including two executive directors and three independent directors. Our board of directors have determined that each of Messrs. Yi, Hu and Shen qualifies as an “independent director” as defined under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. We will also establish an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We will adopt a charter for each of the three committees. Each of the committees of our board of directors shall have the composition and responsibilities described below.

Audit Committee

Long Yi, Yong Hu and Lin Shen will serve as members of our Audit Committee with Mr. Yi serving as the chairman of the Audit Committee. Each of our Audit Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our board of directors have determined that Mr. Yi possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee will perform several functions, including:

●	evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviewing the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board;

●	reviewing and approving in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

●	providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Long Yi, Yong Hu and Lin Shen will serve as members of our Compensation Committee with Mr. Hu serving as the chairman of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Compensation Committee will be responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Corporate Governance Committee

Long Yi, Yong Hu and Lin Shen will serve as members of our Nominating and Corporate Governance Committee, with Mr. Shen serving as the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Nominating and Corporate Governance Committee will be responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Code of Ethics

Effective upon consummation of this offering, we will adopt a code of ethics that applies to all of our executive officers, directors and employees in accordance with the rules of the Nasdaq and the SEC. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will file a copy of our Code of Ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (Revised) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the afore-mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the election of directors and until their successor is duly appointed or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the directors resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally or is found to be or becomes of unsound mind.

Independent Director Offer Letter

For each independent director, we have provided an offer letter, which sets out the customary terms, including but not limited to compensation, scope of service, restrictions to serve for a competitive business, coverage of directors and officers insurance, confidentiality and non-solicitation, and indemnification of the independent director against certain liabilities and expenses incurred by him/her in connection with claims made by reason of him/her being a director of our company. The membership on our board of directors may be terminated in accordance with our memorandum and articles of association and the independent director may terminate in writing such membership for any or no reason. Upon termination or resignation, the independent director’s right to compensation will terminate subject to our obligations to pay any compensation that the independent director already earned and to reimburse the independent director for approved expenses already incurred in connection with his/her performance of duties as a director.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term of three years and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

The executive officers are entitled to a fixed salary and to participate in our equity incentive plans, if any and other company benefits, each as determined by the Board from time to time.

We may terminate the executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law. We may also terminate the executive officer’s employment without cause immediately and without prior written notice upon the removal of the executive officer pursuant to the exercise of any power contained in the memorandum and articles of association of our company or upon 30 days’ advance written notice. In such case of termination by us, we are required to provide the following severance payments and benefits to the executive officer: a cash payment of three month of base salary as of the date of such termination.

The executive officer may terminate his or her employment at any time with 30 days’ advance written notice if there is any significant change in his or her duties and responsibilities or a material reduction in his or annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to three months of his or her base salary. In addition, if we or our successor terminates the employment agreements upon a merger, consolidation, or transfer or sale of all or substantially all of our assets with or to any other individual(s) or entity, the executive officer shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three months of base salary at a rate equal to the greater of his or her annual salary in effect immediately prior to the termination, or his or her then current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under our health plans for three months fo1lowing the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive officer. The employment agreements also contain customary restrictive covenants relating to confidentiality, non-competition and non-solicitation, as well as indemnification of the executive officer against certain liabilities and expenses incurred by him or her in connection with claims made by reason of him or her being an officer of our company.

During the fiscal year ended June 30, 2022, we incurred salary and welfare expenses aggregating approximately $68,000 to our executive officers. During the fiscal year ended June 30, 2022, we did not pay any compensation to our directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors and 5% or greater beneficial owners of ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

As of the date of this prospectus, we had no ordinary shares outstanding that were held by record holders in the United States. Other than disclosed above, none of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. Our principal shareholders do not have any different voting rights from any of our other shareholders.

	Prior to Offering		After Offering
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares(2)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares(3)
5% or Greater Shareholders
Rain Capital Holdings Limited(4)	1,392,000	23.2%	1,392,000	14.3%
Conor Capital Holdings Limited(5)	4,020,000	67.0%	4,020,000	41.2%
Executive Officers and Directors
Xu Jiang(5)	4,020,000	67.0%	4,020,000	41.2%
Yao Liu	—	—	—	—
Sucheng Huang(4)	1,392,000	23.2%	1,392,000	14.3%
Long Yi	—	—	—	—
Yong Hu	—	—	—	—
Ling Shen	—	—	—	—
All directors and executive officers as a group (six individuals)	5,412,000	90.2%	5,412,000	55.5%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is Block 1, Unit 2, Suite 1705, Poly Center, 7 Consulate Road, Wuhou District, Chengdu, Sichuan, China 610000.

(2)	Applicable percentage of ownership is based on 6,000,000 ordinary shares outstanding as of the date of this prospectus.

(3)	Applicable percentage of ownership is based on 9,750,000 ordinary shares outstanding immediately after the offering, assuming no exercise of underwriters’ over-allotment option.

(4)	Sucheng Huang, our director, is the sole shareholder and director of Rain Capital Holdings Limited, a British Virgin Islands company and holds the voting and dispositive power over the ordinary shares held by Rain Capital Holdings Limited. The address of Rain Capital Holdings Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(5)	Xu Jiang, our Chief Executive Officer and director, is the sole shareholder and director of Conor Capital Holdings Limited, a British Virgin Islands company, and holds the voting and dispositive power over the ordinary shares held by Conor Capital Holdings Limited. The address of Conor Capital Holdings Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

RELATED PARTY TRANSACTIONS

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

Set forth below are the related party transactions of our company that occurred during the past three fiscal years up to the date of this prospectus.

In January 2018, the Company entered into an office sublease agreement with Sichuan Lianchuang Limin Technology Co., Ltd. (“Sichuan Lianchuang”), of which Ms. Sucheng Huang, our principal shareholder and director, serves as legal representative. Pursuant to the sublease agreement, the Company shared 50% of the office space with Sichuan Lianchuang and 50% of the rental fee equal to approximately US$2,900 monthly. The office sublease agreement was terminated in August 2019. For the six months ended December 31, 2019, the Company incurred office rental expenses to the related party of $4,891. In September 2019, Mr. Bangwen Zhang repaid the outstanding balances in full to Sichuan Lianchuang on behalf of the Company.

Mr. Bangwen Zhang, who is a 4.9% shareholder of QinHong Management in August 2019, and a 4.9% shareholder of the Cayman Island holding company upon its establishment, referred clients to the Company when the Company initially started facilitation services. Since these clients had good relationships with, and trust in, Mr. Zhang, they made payments directly to Mr. Zhang’s account. To centralize the management of cash collections, Mr. Zhang was authorized to collect facilitation service fees from all clients on behalf of the Company, and this practice continued through June 2019. Mr. Zhang did not charge the Company any referral or other fees. Pursuant to the agreements between the Company and its customers, the customers agreed with the Company to pay facilitation service fees to Mr. Bangwen Zhang’s personal bank account. However, the Company ceased this arrangement with its customers and Mr. Bangwen Zhang in July 2019 and does not plan to continue such arrangement in the future. All cash receipts that are generated on or after July 1, 2019 go directly to the Company’s bank account.  In July 2019, QinHong Management declared dividends of approximately RMB 3,200,000 (approximately $0.45 million) to its shareholders on a pro rata basis. In September 2019, on behalf of QinHong Management, Mr. Bangwen Zhang paid $359,245, a portion of the $0.45 million dividends, to QinHong Management shareholders in order for Mr. Zhang to pay back partial amount owed to the Company as a result of the above-mentioned arrangement among the Company, its customers and Mr. Zhang. Both shareholders of QinHong Management that received the dividends are also shareholders of QinHong International Group. In addition, Mr. Bangwen Zhang settled the balance due to the Company by payment of operating expenses of $134,667 and $5,527 to Sichuan Lianchuang and a third party on behalf of the Company, and payment of the remaining balance to the Company.

For the fiscal year ended June 30, 2021, the Company loaned an aggregate of RMB13,000,000 (approximately $1,936,000) to Mr. Jiang to earn interest income by making use of idle cash. The loans carried an interest rate of 3% per annum and were payable on demand. As of June 30, 2021, Mr. Jiang had repaid the outstanding loan principal and interest to the Company.

For the fiscal year ended June 30, 2022, the Company did not make loans to related parties.

Employment Agreements

See “Management — Employment Agreements.”

DESCRIPTION OF SHARE CAPITAL

QinHong International Group is a Cayman Islands exempted company and its affairs are governed by its amended and restated memorandum and articles of association and the Companies Act (Revised) of the Cayman Islands, which we refer to as the Companies Act below. Any reference in this section to “we,” “us,” “company” or “our company” are to QinHong International Group.

We intend to adopt an amended and restated memorandum and articles of association (which we refer to as the Articles below) immediately prior to the completion of this offering and will replace its current memorandum and articles of association in its entirety.

Cayman Islands holding company was incorporated as an exempted company with limited liability under the Companies Act on September 2, 2019. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

The following are summaries of material provisions of Cayman Islands holding company’s proposed post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of Cayman Islands holding company’s ordinary shares that we expect will become effective upon the completion of this offering.

Ordinary Shares

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Our authorized share capital consists of 500,000,000 ordinary shares, par value $0.0001 per share. As of the date of this prospectus, 6,000,000 ordinary shares were issued and outstanding. Subject to the provisions of the Companies Act and our Articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary shares. No share may be issued at a discount except in accordance with the provisions of the Companies Act. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

Dividends

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into shares, and reconvert that shares into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of 10 percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the Articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the Articles) and, within 14 days of the date on which the notice is deemed to be given under the Articles, such notice has not been complied with.

Unclaimed Dividends

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, our company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary of us and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Companies Act.

Redemption and Purchase of Own Shares

Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of ordinary shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Listing Rules or in any other form approved by the directors, executed:

(a)	where the ordinary shares are fully paid, by or on behalf of that shareholder; and

(b)	where the ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into the register of members of our company.

Where the ordinary shares in question are not listed on or subject to the Nasdaq Listing Rules our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such ordinary share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of ordinary shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the ordinary share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under the Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the Articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the Articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than 10 percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the Articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Powers and Duties of Directors

Subject to the provisions of the Companies Act and the Articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our Articles. However, to the extent allowed by the Companies Act, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nominating and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the Articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the company, a statement of the shares held by each member, which:

o	distinguishes each share by its number (so long as the share has a number);

o	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

o	confirms the number and category of shares held by each member; and

o	confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England and Wales. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our Articles.

Anti-Takeover Provisions in Our Articles

Some provisions of our Articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Companies Act, our directors may only exercise the rights and powers granted to them under our Articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our Articles, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.’

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the Articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Companies Act, our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our Articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Companies Act and our Articles, we may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our Articles may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which the Company   collects, processes and maintains personal data about investors of the Company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The Company is committed to processing personal data in accordance with the DPA. In its use of personal data, the Company will be characterized under the DPA as a “data controller,” whilst certain of the Company’s service providers, affiliates and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the company.

By virtue of making an investment in the Company, the Company and certain of the Company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the Company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the Company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the Company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the Company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils the Company’s obligation in this respect) (b) the right to obtain a copy of your personal data (c) the right to require us to stop direct marketing (d) the right to have inaccurate or incomplete personal data corrected (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial) (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data (h) the right to complain to the Office of the Ombudsman of the Cayman Islands and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky

Listing

We have applied to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “QHI.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Vstock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 9,750,000 ordinary shares outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional ordinary shares. All of the ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on the Nasdaq Capital Market, but we cannot assure you that a regular trading market will develop. We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Lock-up Agreements

We have agreed not to, for a period of 12 months from the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representative of the underwriters.

Furthermore, each of our directors, executive officers and shareholders of 5% or more of our ordinary shares has also entered into a similar lock-up agreement for a period of 12 months from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares. These parties collectively own all of our issued and outstanding ordinary shares, without giving effect to this offering.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ordinary shares may dispose of significant numbers of our ordinary shares in the future. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of our ordinary shares from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ordinary shares.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then issued and outstanding ordinary shares which will equal 97,500 ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

●	the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Beijing DOCVIT Law Firm, our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Ellenoff Grossman & Schole LLP.

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

As an exempted company conducting business mainly outside the Cayman Islands, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

People’s Republic of China Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within China is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, State Administration of Taxation (SAT) Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in China; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in China; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in China; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in China. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that QinHong International Group is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, QinHong International Group may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors — Risk Factors Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-mainland-China shareholders.”

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which became effective on January 1, 2008. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which became effective on December 1, 2017 and was amended on June 15, 2018 (the “SAT Circular 37”). By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in China resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. Furthermore, the Administrative Measures on Non-resident Taxpayers Enjoying Treaty Benefits, which became effective in January 2020, requires that the non-resident taxpayer enjoying treaty benefits shall be handled in accordance with the principles of “self-assessment, enjoying benefits, and retention of the relevant materials for future inspection”. Where a non-resident taxpayer self-assesses and concludes that it satisfies the criteria for enjoying treaty benefits, it may enjoy treaty benefits at the time of tax declaration or at the time of withholding through the withholding agent, and should collect and retain the relevant materials for future inspection, and shall subject to further monitoring and oversight by the tax authorities. Accordingly, QinHong Capital Group Limited may be able to enjoy the 5% withholding tax rate for the dividends it receives from WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

The Enterprise Income Tax Law and Implementation Regulations for the Enterprise Income Tax Law of the PRC also imposes a withholding income tax of 10% on dividends distributed by an FIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. According to the arrangement between China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the FIE satisfies the criteria for “beneficial owner” under Circular No. 9, which was issued by the State Administration of Taxation in February 2018, and the foreign investor owns directly at least 25% of the shares of the FIE). The Company did not record any dividend withholding tax on the retained earnings of its FIEs in China, as the Company intends to reinvest all earnings in China to further expand its business in China, and its FIEs do not intend to declare dividends on the retained earnings to their immediate foreign holding companies.

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, because we become primary beneficiary of such entities for accounting purposes, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

UNDERWRITING

The Benchmark Company LLC and Axiom Capital Management, Inc. (collectively, the “Representatives”) are serving as the joint bookrunners and representatives of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us on a firm commitment basis the following respective number of ordinary shares   at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriter	Number of Ordinary Shares
The Benchmark Company LLC	[●]
Axiom Capital Management, Inc.	[●]
Total	3,750,000

The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the ordinary shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer to the public the ordinary shares purchased pursuant to the underwriting agreement at the public offering price per share on the cover page of this prospectus. Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. The underwriters may offer some of the ordinary shares to other securities dealers at such price less a concession of $[●] per share. After the ordinary shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times. The Representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the closing of this offering, to purchase additional ordinary shares to cover over-allotments, if any, up to 15% of the total number of securities offered. If this option is exercised in full, the total offering price to the public will be $[●] and the total net proceeds, before expenses, to us will be $[●]. We will pay the expenses associated with the exercise of the over-allotment option.

Discounts, Commissions and Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share	Total Without Exercise of Over- Allotment Option	Total With Exercise of Over- Allotment Option
Public offering price	$	$	$
Underwriting discounts (1)	$	$	$

(1)	Reflects an underwriting discount of 7% of the public offering price; however, in the event and to the extent that purchasers are introduced to the underwriters by us, the discount shall be 6.5%. Does not include (i) the warrant to purchase ordinary shares equal to 5% of the number of shares sold in the offering, (ii) a 1% non-accountable expense allowance, or (iii) certain out-of-pocket expenses, each as described below.

We have also agreed to reimburse the underwriters for its expenses in connection with this offering, up to $175,000. We have also agreed to pay the underwriters a non-accountable expense allowance equal to 1.00% of the gross proceeds of this offering. We estimate the total expenses of this offering which will be payable by us, excluding the underwriting discount and the underwriter’s expenses payable by us, will be approximately $898,866.

Indemnification; Indemnification Escrow

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Concurrently with the execution and delivery of the underwriting agreement, we will set up an escrow account with a third-party escrow agent in the United States and will fund such account with $250,000 from this offering that may be utilized by the underwriters to fund any bona fide indemnification claims of the underwriters arising during a 15-month period following the offering. The escrow account will be interest bearing, and we will be free to invest the assets in securities. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. We will pay the reasonable fees and expenses of the escrow agent.

Right of First Refusal

We have granted to the Representatives the right to act as lead or joint investment bankers, lead or joint book-runners, lead or joint placement agents and/or investment banker/advisor, for each and every future public and private equity and debt offering, including all equity-linked financings as well as for each M&A transactions effected by us, or any successor and any subsidiary on customary terms for a period of twelve (12) months following the closing of this offering.

Representative’s Warrants

We have also agreed to issue to the underwriters a warrant to purchase a number of securities equal to 5% of the securities sold in this offering. The representative’s warrant will have an exercise price equal to 100% of the public offering price of the ordinary shares set forth on the cover of this prospectus and may be exercised on a cashless basis. The representative’s warrant will be exercisable at any time, and from time to time, in whole or in part, during the period commencing six months from the closing of this offering, and expiring five years from the commencement date of sales in this offering. The representative’s warrant is not redeemable by us. This prospectus also covers the sale of the representative’s warrant and the ordinary shares underlying such warrant. The representative’s warrant and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110. In accordance with FINRA Rule 5110, neither the representative’s warrant nor any securities issued upon exercise of the representative’s warrant may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the representative’s warrant is being issued, except the transfer of any security: (i) by operation of law or by reason of reorganization of our company; (ii) to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period; (iii) if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The Company considered Representative Warrants as a liability because net cash settlement is assumed under ASC 815-40 as the Company is required to deliver registered shares to the purchasers of Representative Warrants. The warrant will be initially measured at fair value and subsequently measured at fair value at each reporting dates, with changes in fair value charged to the consolidated statements of income and the Company plans to engage a third party valuation team to perform the accounting estimate.

Lock-up Agreements

In connection with this offering, we agreed that we will not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares or any securities convertible into or exercisable or exchangeable for shares; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our shares, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of our ordinary shares or such other securities, in cash or otherwise, in each case without the prior consent of the underwriters for a period of twelve (12) months after the date of the underwriting agreement, other than (A) the securities sold in this offering, or (B) the issuance by us of our ordinary shares upon the exercise of a stock option or warrant or the conversion of a security outstanding on the date of this prospectus, hereafter issued pursuant to our currently existing or hereafter adopted equity compensation plans or employment or consulting agreements or arrangements of which the underwriters have been advised in writing or which have been filed with the SEC.

Our executive officers and directors, and certain holders of at least 5% or more of our ordinary shares have agreed to enter into lock-up agreements in connection with this offering. Under the lock-up agreements, subject to certain exceptions, each of these persons may not, without the prior written approval of the underwriters, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our ordinary shares or securities convertible into or exchangeable or exercisable for our ordinary shares. These restrictions remain in effect and will generally terminate on the six-month anniversary after the closing date.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ordinary shares. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our ordinary shares for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of ordinary shares that they may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our ordinary shares or reduce any short position by bidding for, and purchasing, ordinary shares in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

The underwriters may also engage in syndicate covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions.

Finally, the underwriters may bid for, and purchase, shares of our ordinary shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our ordinary shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our ordinary shares immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our ordinary shares in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our ordinary shares during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of the ordinary shares . As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares . In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the Representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on the Nasdaq Capital Market

We have applied for the listing of our ordinary shares on the Nasdaq Capital Market under the symbol “QHI.”

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offeror solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the ordinary shares or possession or distribution of this prospectus or any other offering or publicity material relating to the ordinary shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any ordinary shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of ordinary shares by it will be made on the same terms.

Offering Price

Prior to this offering, there has been no public market for the ordinary shares. The initial public offering price will be determined by negotiations between us and the underwriters. In determining the initial public offering price, we and the underwriters expect to consider a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the underwriter;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the underwriters and us.

The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

Notice to Prospective Investors in the Cayman Islands

No invitation, whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for our ordinary shares.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

SEC Registration Fee	$2,245
Nasdaq Listing Fee	55,000
FINRA Filing Fee	3,556
Legal Fees and Expenses	550,000
Accounting Fees and Expenses	185,000
Printing and Engraving Expenses	40,000
Miscellaneous Expenses	63,065
Total	$898,866

LEGAL MATTERS

We are being represented by Ellenoff Grossman & Schole LLP, New York, New York, with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by ArentFox Schiff LLP, Washington, DC. The validity of the ordinary shares offered in this offering will be passed upon for us by Ogier. Certain legal matters as to PRC law will be passed upon for us by Beijing DOCVIT Law Firm, and for the underwriters by PacGate Law Group. Ellenoff Grossman & Schole LLP may rely upon Ogier with respect to matters governed by Cayman Islands law and Beijing DOCVIT Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our Company as of June 30, 2022 and 2021, and for each of the fiscal years in the two-year period ended June 30, 2022 included in this prospectus have been so included in reliance on the report of Wei, Wei & Co., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of Wei, Wei & Co., LLP is located at 133-10 39th Avenue, Flushing, NY 11354.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing to us at Block 1, Unit 2, Suite 1705, Poly Center, 7 Consulate Road, Wuhou District, Chengdu, Sichuan, China 610000, or call us at +86 28-81403245. We also maintain a website at www.iqinhong.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

QinHong International Group

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of QinHong International Group and subsidiaries (the “Company”) as of June 30, 2022 and 2021, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

We have served as the Company’s auditors since 2019.

Flushing, NY

June 20, 2023

F-2

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollars)

	June 30, 2022	June 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$16,042	$72,963
Accounts receivable	1,117,019	111,826
Loans receivable	3,136,013	3,201,955
Other current assets	42,055	36,596
Total Current Assets	4,311,129	3,423,340

Property and equipment, net	5,017	4,067

Total Assets	$4,316,146	$3,427,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accrued expenses and other liabilities	$201,687	$245,795
Income tax payable	183,922	249,374
Total Liabilities	385,609	495,169

Commitments and Contingencies

Shareholders’ Equity:
Ordinary shares - par value $0.0001 per share; 500,000,000 shares authorized, 6,000,000 shares issued and outstanding*	600	600
Additional paid-in capital	14,864	14,864
Statutory reserve	565,687	327,642
Retained earnings	3,393,498	2,490,580
Accumulated other comprehensive (loss) income	(44,112)	98,552
Total Shareholders’ Equity	3,930,537	2,932,238
Total Liabilities and Shareholders’ Equity	$4,316,146	$3,427,407

* Retroactively adjusted for the effect of the share split, reverse share split and reorganization (see Note 9).

The accompanying notes are an integral part of these consolidated financial statements.

F-3

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollars)

	For the Fiscal Years Ended June 30,
	2022	2021

Net Revenues	$1,437,750	$2,132,477

Operating Expenses:
Salaries and employee benefits	267,888	236,754
Office rental expenses	50,296	50,885
Other operating expenses	120,438	60,587
Total Operating Expenses	438,622	348,226

Income from Operations	999,128	1,784,251

Other income	46,479	59,806
Interest income	118,617	61,939
Income Before Provision for Income Taxes	1,164,224	1,905,996

Provision for income taxes	(23,261)	(233,570)

Net Income	1,140,963	1,672,426

Other Comprehensive (Loss) Income:
Foreign currency translation adjustments	(142,664)	145,003

Comprehensive Income	$998,299	$1,817,429

Earnings Per Share
Basic and diluted*	$0.19	$0.28

Weighted Average Number of Ordinary Shares Outstanding
Basic and diluted*	6,000,000	6,000,000

* Retroactively adjusted for the effect of the share split, reverse share split and reorganization (see Note 9).

The accompanying notes are an integral part of these consolidated financial statements.

F-4

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in U.S. dollars)

	Ordinary shares		Additional paid-in	Statutory	Retained	Accumulated other comprehensive
	Number*	Amount	capital	reserve	earnings	(loss) income	Total

Balance as at June 30, 2020	6,000,000	$600	$14,864	$160,399	$985,397	$(46,451)	$1,114,809
Net income	—	—	—	—	1,672,426	—	1,672,426
Appropriation of statutory reserve	—	—	—	167,243	(167,243)	—	—
Foreign currency translation adjustments	—	—	—	—	—	145,003	145,003
Balance as at June 30, 2021	6,000,000	600	14,864	327,642	2,490,580	98,552	2,932,238

Net income	—	—	—	—	1,140,963	—	1,140,963
Appropriation of statutory reserve	—	—	—	238,045	(238,045)	—	—
Foreign currency translation adjustments	—	—	—	—	—	(142,664)	(142,664)
Balance as at June 30, 2022	6,000,000	$600	$14,864	$565,687	$3,393,498	$(44,112)	$3,930,537

* Retroactively adjusted for the effect of the share split, reverse share split and reorganization (see Note 9).

The accompanying notes are an integral part of these consolidated financial statements.

F-5

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars)

	For the Fiscal Years Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$1,140,963	$1,672,426
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	3,144	2,964
Changes in operating assets and liabilities:
Accounts receivable	(1,046,910)	168,802
Other current assets	(6,977)	10,416
Accrued expenses and other liabilities	(36,943)	15,548
Income taxes payable	(58,960)	109,908
Net Cash (Used in) Provided by Operating Activities	(5,683)	1,980,064

Cash Flows from Investing Activities:
Purchase of property and equipment	(4,275)	(710)
Loans made to related parties	—	(2,355,748)
Loans collected from related parties	—	2,355,748
Loans made to third parties	(6,786,174)	(2,431,253)
Loans collected from third parties	6,739,693	—
Net Cash Used in Investing Activities	(50,756)	(2,431,963)

Effect of Exchange Rate Changes	(482)	34,856

Net Decrease in Cash and Cash Equivalents	(56,921)	(417,043)
Cash and Cash Equivalents at Beginning of Year	72,963	490,006
Cash and Cash Equivalents at End of Year	$16,042	$72,963

Cash paid for:
Income taxes	$81,838	$123,661
Interest expense	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-6

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

QinHong International Group (“QinHong Cayman”) is a holding company incorporated on September 2, 2019, under the laws of the Cayman Islands.

QinHong Cayman owns 100% of the equity interests of QinHong Capital Group Limited (“QinHong HK”), a holding company incorporated in accordance with the laws and regulations of Hong Kong on September 25, 2019.

QinHong HK owns 100% of the equity interests of Chengdu Xiyuan Supply Chain Management Co., Ltd. (“WFOE”), a limited company established under the laws of the PRC on November 18, 2019.

QinHong Cayman and its subsidiaries are collectively referred to as the “Company.”

Reorganization

On November 18, 2019, WFOE entered into a series of agreements (the “VIE Agreements”) with QinHong Management, QinHong Technology, and the two equity shareholders of QinHong Management and QinHong Technology. The two equity shareholders collectively held 100% equity interest in both Qinhong Management and QinHong Technology and they voted in concert. The VIE Agreements were designed to provide WFOE with the control so that QinHong Management and QinHong Technology can be consolidated into the financial statements of QinHong Cayman in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). ..

On March 7, 2022, WFOE entered into an equity transfer agreement with QinHong Technology and the shareholders of QinHong Technology. Pursuant to the equity transfer agreement, each of the shareholders of QinHong Technology transferred to WFOE their respective equity interests in QinHong Technology at a consideration of nil. Upon completion of such transfers, QinHong Technology became a direct wholly-owned subsidiary of WFOE and an indirect-wholly owned subsidiary of QinHong Cayman.

On April 7, 2022, WFOE entered into an equity transfer agreement with QinHong Management and the shareholders of QinHong Management. Pursuant to the equity transfer agreement, each of the shareholders of QinHong Management transferred to WFOE their respective equity interests in QinHong Management at a consideration of nil. Upon completion of such transfers, QinHong Management became a direct wholly-owned subsidiary of WFOE and an indirect-wholly owned subsidiary of QinHong Cayman.

As a result, the VIE structure was dissolved. and WFOE holds 100% of the equity interests of both QinHong Technology and QinHong Management.

QinHong Cayman, QinHong HK, QinHong WOFE, QinHong Management and QinHong Technology are under common control of same group of shareholders before and after the reorganization. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the consolidated financial statements.

QinHong Cayman, through its wholly-owned subsidiaries, is engaged in the provision of facilitation of the transfer of negotiable instruments, accounts receivable and other rights to payment (collectively, “RTPs”) between small-to-medium enterprises (“SMEs”) and financial institutions in the in People’s Republic of China (“China” or “PRC”), and refers to financial institution clients holders of RTPs who look to sell their RTPs. The Company receives service fees for these facilitation services to SME clients, which generally range from 0.2% - 0.3% of the face value of the RTPs (all of which are banker’s acceptance bills) from SME clients, and service fees for the referral services to financial institution clients, which generally range from 0.1%-3.0% of proceeds from the RTP transfer.

F-7

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

As of June 30, 2022, the Company’s subsidiaries are as follows:

Name	Information of the Subsidiary	Ownership
QinHong Capital Group Limited (“QinHong HK”)	● A Hong Kong limited company ● Incorporated on September 25, 2019 ● A holding company	100% owned by QinHong Cayman
Chengdu Xiyuan Supply Chain Management Co., Ltd. (“WFOE”)	● A mainland China limited liability company and a wholly foreign owned enterprise ● Incorporated on November 18, 2019 ● Registered capital of $150,000 ● A holding company	100% owned by QinHong HK
Sichuan QinHong Enterprise Management Co., Ltd. (“QinHong Management”)

●      A mainland China limited liability company

●      Incorporated on July 7, 2011

●      Registered capital increased on July 16, 2019, from $15,464 to $154,643 (RMB 1 million) with registered capital of $139,179 to be funded

●      Engaged in facilitation of the monetization of RTPs in mainland China.

100% owned by WFOE
Sichuan QinHong Technology Co., Ltd. (“QinHong Technology”)

●      A mainland China limited liability company

●      Incorporated on September 14, 2017

●      Registered capital of $152,604 (RMB 1 million) with registered capital of $152,604 to be funded

●      Engaged in facilitation of the monetization of RTPs in mainland China.

100% owned by WFOE
Chengdu QinHong Business Information Consulting Co., Ltd. (“QinHong Consulting”)

●      A mainland China limited liability company

●      Incorporated on February 25, 2022

●      Registered capital of $154,752 (RMB 1 million) with registered capital of $154,752 to be funded

●      Engaged in facilitation of the monetization of RTPs in mainland China.

100% owned by WFOE

F-8

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP.

(b) Basis of consolidation

The consolidated financial statements include the accounts of the Company and include the assets, liabilities, revenues and expenses of its subsidiaries which are all wholly owned. All inter-company accounts and transactions have been eliminated in consolidation.

(c) Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives and residual value of property and equipment, the allowance for accounts receivable and other receivables, and impairment of property and equipment. Actual results could differ from those estimates.

(d) Foreign currency translation

The reporting currency of the Company is the U.S. dollar (“USD”), and the functional currency is the Renminbi Yuan (“RMB”), as the PRC is the primary economic environment in which the Company operates.

The consolidated financial statements of the Company are prepared using RMB, and translated into the Company’s reporting currency, USD, at the exchange rates quoted by www.oanda.com. Monetary assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rate of exchange prevailing at the balance sheet date. Revenue and expenses are translated using the average rates during each reporting period, and shareholders’ equity is translated at historical exchange rates. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income (loss) in shareholders’ equity. The following are the rates used to convert RMB to the USD:

	June 30, 2022	June 30, 2021
Balance sheet items, except for equity accounts	6.6964	6.4648

	For the Fiscal Years Ended June 30,
	2022	2021
Items in the statements of operations and comprehensive income, and statements of cash flows	6.4543	6.6221

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

F-9

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e) Fair value of financial instruments

The accounting standards regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of current assets and liabilities to approximate their fair values because of their short-term nature.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurements and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

Level 1	inputs - unadjusted quoted prices for identical assets or liabilities in active markets.
Level 2	inputs - quoted prices, not included in Level 1, for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3	inputs - inputs based upon prices or valuation techniques that are unobservable and significant to the fair value.

Financial instruments of the Company are primarily comprised of cash and cash equivalents, accounts receivable, loans receivable, other current assets, accrued expenses and other liabilities, due to a related party, and income tax payable. As of June 30, 2022 and 2021, the carrying values of these financial instruments approximated their fair values because of the short-term nature of these instruments.

(f) Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits and investments with original maturities of three months or less, which are readily convertible to cash. The Company maintains its cash at banks and has not experienced any losses from such concentrations.

F-10

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g) Accounts receivable

Accounts receivable are recorded at the gross amount less an allowance for doubtful accounts, if necessary, and do not bear interest, depending on the credit assessment of clients. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and the aging of receivables. Management also periodically evaluates individual client’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. In accordance with ASC 310-10-35-41, account balances are charged off against the allowance after the Company have exhausted all means of collection, including litigation, and the collection is considered remote. The Company starts to collect the outstanding accounts receivable upon maturity of credit term. As of June 30, 2022 and 2021, the Company determined no allowance for doubtful accounts was necessary for accounts receivable.

As affected by the COVID-19 pandemic, our customers suffered temporary closure of business and could not make repayments in due time. During the year ended June 30, 2022, the Company offered a temporary extension of payment terms ranging between six and twelve months to customers. The following table represents the aging of accounts receivable as of June 30, 2022 and 2021. As of June 30, 2022, the aging of accounts receivable took consideration of the extended credit term ranging between six and twelve months. The total gross accounts receivable as of June 30, 2022 were granted with extended credit terms.

For the year ended June 30, 2022, facilitation service fees of $863,072 and referral service fees of $156,207 were granted with temporary extension of credit term ranging between 6 and 12 months. Because the Company assessed it was probable to collect the service fees from customers, the Company recognized revenues upon completion of performance obligations. See Note 2. Summary of Significant Accounting Policies – (j) Revenue recognition.

No customers who had outstanding accounts receivables with extended payment terms borrowed loans from the Company for the year ended June 30, 2022.

	Within due date	1-90 Days	91-180 Days	181 – 270 Days	Total
As of June 30, 2022	$1,046,086	$70,933	$—	$—	$1,117,019
As of June 30, 2021	$77,409	$34,417	$—	$—	$ 111,826

As of the date of this prospectus, accounts receivable of approximately $686,000 has been collected. Below is a roll-forward of activity of accounts receivable for the fiscal years ended June 30, 2022 and 2021.

	June 30, 2022	June 30, 2021
Opening balance	$111,826	$260,373
Increase of accounts receivable from revenues	1,511,319	2,219,909
Collection of accounts receivable	(464,409)	(2,388,711)
Foreign exchange adjustment	(41,717)	20,255)
Ending balance	$1,117,019	$111,826

(h) Property and equipment, net

Property and equipment primarily consist of electronic equipment, which is stated at cost less accumulated depreciation less any provision required for impairment in value. Depreciation is computed using the straight-line method with a residual value of 5% based on the estimated useful life. The useful life of office equipment is 3 years.

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statements of income.

(i) Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment of long-lived assets was recognized for the fiscal years ended June 30, 2022 and 2021.

F-11

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(j) Revenue recognition

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (“ASC 606”). FASB ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

In accordance with ASC 606, revenues are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Facilitation services

The Company provides facilitation services to SMEs who would like to sell RTPs (banker’s acceptance bills) to financial institutions. The Company identifies a single performance obligation from contracts with clients. Revenue is recorded at a point in time when the RTP is sold and collection is reasonable assured. The Company determined that it is not the legal seller or legal buyer in the RTP transfer process. Therefore, the Company does not record RTP receivables and payables arising from the transfer of RTPs between small-to-medium enterprises and financial institutions.

The Company charges SME clients a facilitation service fee, ranging from 0.2% to 0.3% of the face value of the RTPs. The facilitation service fees are generally collected within 20 days after the transfer of RTPs from clients to financial institutions, and revenue and accounts receivable are recognized upon successful transfer of RTPs between SMEs and financial institutions. Revenue is recorded net of value-added tax (“VAT”).

F-12

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(j) Revenue recognition (continued)

Referral services

Since August 2019, the Company started offering referral services to clients who purchase low risk RTPs at a discount. The Company identifies a single performance obligation from contracts with clients. The Company determined that it is not the legal seller or legal buyer in the RTP referral process. Therefore, the Company does not record RTP receivables and payables arising from the referral of RTPs between small-to-medium enterprises and financial institutions.

The Company charges clients a referral fee, ranging from 0.1% to 3.0% of the amount of the RTPs. The referral fees are generally collected within 20 days after the referral of RTPs to clients, and revenue and accounts receivable are recognized upon successful referral of RTPs to the clients, at the point in time when our clients enter into factoring service agreements with RTP holders. Revenue is recorded net of value-added tax (“VAT”).

For the fiscal years ended June 30, 2022 and 2021, the Company generated revenues from referral revenues of holders of RTP’s to one factoring company.

Consulting services

For the fiscal years ended June 30, 2021 the Company assisted certain existing SME clients with their bank loan applications and charged consulting service fees ranging from 1% to 2% of the loan proceeds. The Company is responsible to provide ad hoc services to assist customers to draft plans for the use of proceeds and preparation of loan applications required by banks. The Company identifies a single performance obligation from contracts and recognizes revenue at a point in time when the SME clients obtain loans from the financial institutions. The consulting service fees are generally collected within 20 days after the customers obtain loans from the bank.

The following table identifies the disaggregation of the Company’s revenue for the fiscal years ended June 30, 2022 and 2021, respectively.

	For the Fiscal Years Ended June 30,
	2022	2021
Facilitation services for transfer of RTPs	$1,271,227	$1,294,458
Referral services for transfer of RTPs	168,237	274,708
Consulting services	—	565,164
Less: taxes and surcharges	(1,714)	(1,853)
Revenues	$1,437,750	$2,132,477

(k) Research and development expenses

The research and development expenses (“R&D expenses”) are expensed as incurred and are classified in salaries and employee benefits and other operating expenses in the consolidated statements of income and comprehensive income. R&D expenses include expenditures for the Company’s new platform and software development services provided to a third party. R&D expenses primarily consisted of salary and welfare expenses for the Company’s information technology department employees who work for development of its digital platform, and software expenses incurred for coding of the digital platform framework. For the fiscal years ended June 30, 2022 and 2021, the Company incurred research and development expenses of $42,324 and $34,371, respectively.

(l) Employee benefits

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare programs, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans. Total expenses for these plans were $22,784 and $26,118 for the fiscal years ended June 30, 2022 and 2021, respectively.

(m) Other income

Other income represents the one-off software development services provided to a financial institution who is the customer of the Company’s referral services. The Company identifies three performance obligations from contract with the client, and transaction price for each performance obligation was identifiable and reflect the fair market value. The Company recognized revenue and accounts receivable are recognized upon completion of each performance obligation and accepted by the customer. Revenue is recorded net of value-added tax (“VAT”).

F-13

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(n) Earnings per share

Basic earnings per share is computed by dividing net income by the weighted average number of issued and outstanding ordinary shares during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of June 30, 2022 and 2021, there were no dilutive shares.

(o) Value added tax

The Company is subject to VAT and related surcharges on the revenues earned for services provided in mainland China and interest earned from deposits in banks. The applicable rate of VAT is 3%. For the period from January 1, 2020 through December 31, 2021, the PRC tax bureau reduced the applicable VAT to 1% for all small and medium size entities (“SMEs”) due to COVID-19. The related surcharges for revenues derived from the Company’s facilitation services, referral services and other services are deducted from gross receipts to arrive at net revenues. For the fiscal years ended June 30, 2022 and 2021, the disaggregation of related value added tax by revenue streams were as follows:

	For the Fiscal Years Ended June 30,
	2022	2021
Facilitation services for transfer of RTPs	$15,280	$15,663
Referral services for transfer of RTPs	10,093	3,861
Consulting services	—	5,652
Total value added taxes	$25,373	$25,176

(p) Income taxes

The Company accounts for income taxes in accordance with the FASB ASC 740, Income Taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is probable that future taxable income can be utilized with prior net operating loss carry forwards. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination. Penalties and interest incurred related to underpayment of income taxes are classified as income tax expense in the period incurred. As of June 30, 2022, income tax returns for the tax years ended December 31, 2017 through December 31, 2021 remain open for statutory examination.

F-14

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(q) Comprehensive income

The Company’s comprehensive income includes net income and other comprehensive income (loss) arising from foreign currency translation adjustments. Comprehensive income (loss) is reported in the consolidated statements of income and comprehensive income.

(r) Commitment and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with FASB ASC 450-20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

(s) Statutory reserve

In accordance with PRC regulations on Enterprises with Foreign Investment, the Company’s subsidiaries established in mainland China are required to provide certain statutory reserves, namely a general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profits as reported in the enterprise’s PRC statutory accounts in accordance with PRC accounting standards. PRC entities are required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

For the fiscal years ended June 30, 2022 and 2021, the Company allocated to the required statutory reserve funds $238,045 and $167,666, respectively.

F-15

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(t) Recently issued accounting standards

In February 2016, the FASB issued ASU 2016-02, Amendments to ASC 842 Leases. This update requires the lessee to recognize the assets and liability (the lease liability) arising from operating leases on the balance sheet for the lease term. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Within twelve months or less lease term, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. If a lessee makes this election, it should recognize lease expense on a straight-line basis over the lease term.

As an “emerging growth company,” or EGC, the Company has elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards applicable to private companies. The amendments in this ASU and its subsequent amendments are effective for annual reporting periods beginning after December 15, 2021, including interim periods beginning after December 15, 2022. While the Company continues to evaluate certain aspects of the new standard, it does not expect the new standard to have a material effect on its financial statements and the Company does not expect a significant change in its leasing activities between now and adoption. The Company believes substantially all of its leases will continue to be classified as operating leases under the new standard.

In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments (Topic 326)”, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses”, which amends Subtopic 326-20 (created by ASU No.2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued ASU No.2019-04, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”, in May 2019, the FASB issued ASU No. 2019-05, “Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief”, and in November 2019, the FASB issued ASU No. 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates”, and ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses”, to provide further clarifications on certain aspects of ASU No. 2016-13 and to extend the nonpublic entity effective date of ASU No. 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022, and the Company is in the process of evaluating the potential effect on its consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

F-16

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(u) Significant risks and uncertainties

1)	Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount at the balance sheet dates. As of June 30, 2022, the Company held cash and cash equivalents of approximately $16,000, which was primarily deposited in financial institutions located in Mainland China, and the amount deposited in each bank is insured by the government authority with the maximum limit of RMB 500,000 (equivalent to approximately $74,600). To limit exposure to credit risk relating to deposits, the Company primarily places its cash and cash equivalent deposits with large financial institutions in mainland China which management believes are of high credit quality and also continually monitors their worthiness.

2)	Liquidity risk

The Company is also exposed to liquidity risk which is the risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the shareholders to obtain short-term financing to meet its liquidity needs, if necessary.

3)	Foreign currency risk

Substantially all of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other regulatory authorities requires submitting a payment application form together with the suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and international, economic and political developments affecting supply and demand in the China Foreign Exchange Trade System.

4)	Other risks

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the COVID-19 outbreak and spread, which could significantly disrupt the Company’s operations.

F-17

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. PROPERTY AND EQUIPEMENT, NET

Property and equipment, net, consist of the following:

	June 30, 2022	June 30, 2021

Electronic equipment	$14,716	$10,974
Less: accumulated depreciation	(9,699)	(6,907)
Property and equipment, net	$5,017	$4,067

Depreciation expense totaled $3,144 and $2,964 for the fiscal years ended June 30, 2022 and 2021, respectively.

4. LOANS RECEIVABLE

	June 30, 2022	June 30, 2021

Loans receivable	$3,136,013	$3,201,955

Below is a roll forward of activity of loans receivable for the fiscal years ended June 30, 2022 and 2021.

	June 30, 2022	June 30, 2021

Opening balance	$3,201,955	$650,664
Loans made to third parties	6,786,174	3,210,955
Collection of loans from third parties	(6,739,693)	(779,702)
Foreign exchange adjustment	(112,423)	120,038
Ending balance	$3,136,013	$3,201,955

Loans agreements entered into during the year ended June 30, 2021

From April 6, 2021 through June 30, 2021, the Company entered into loan agreements totaling $3,210,955 with three third party customers for which the Company also provided facilitation services. The Company made loans to these customers for the purposes of earning higher interest income from its idle cash. The loans earned interest of 3.5% to 4.0% per annum. These loans matured in July 2021 through January 2022. The Company did not grant payment extensions to these customers. As of June 30, 2021, none of these loans were due. The principal and interest were repaid at maturity.

F-18

The following table sets forth the breakdown of loans receivable due from each of the three customers as of June 30, 2022 and 2021, and the date of this prospectus, and amount of negotiable instruments purchased by these customers and revenues recognized from facilitation services from these customers for the fiscal years ended June 30, 2022 and 2021, respectively.

	Loans receivable as of		Revenues for the Fiscal Years Ended		Negotiable instruments Purchased for the Fiscal Years Ended
	June 30, 2021	June 30, 2022 and Date of this prospectus	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Customer A	$1,361,218	$—	$145,204	$147,459	$58,737,911	$59,573,247
Customer B	1,299,344	—	54,286	128,514	21,934,943	52,330,522
Customer C	541,393	—	—	—	—	—
Total	$3,201,955	$—	$199,490	$275,973	$80,672,854	$111,903,769

Loans agreements entered into during the year ended June 30, 2022

For the fiscal year ended June 30, 2022, the Company entered into loan agreements totaling $6,786,174 with three third party customers for which the Company also provided facilitation services. The Company made loans to these customers for the purposes of earning higher interest income from idle cash. The loans bear interest of 3.5% to 3.9% per annum. These loans matured commencing in November 2021 through December 2022. The principal and interest were repaid at maturity. The Company did not grant payment extensions to these customers. As of June 30, 2022, the outstanding balance represented loans which were not due.

The following table sets forth the breakdown of loans receivable due from each of the three customers as of June 30, 2022 and the date of this prospectus, and amount of negotiable instruments purchased by these customers and revenues recognized from facilitation services from these customers for the fiscal years ended June 30, 2022 and 2021, respectively.

	Loans receivable as of		Revenues for the Fiscal Years Ended		Negotiable instruments Purchased for the Fiscal Years Ended
	June 30, 2022	Date of this prospectus	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Customer I (a)	$1,344,006	$1,493,340	$—	$—	$—	$—
Customer II (a)	1,792,007	1,792,007	—	—	—	—
Customer III	—	—	54,286	128,514	21,934,943	52,330,522
Total	$3,136,013	$3,285,347	$54,286	$128,514	$21,934,943	$52,330,522

* Loan customers of Customer I, Customer II and Customer III for the fiscal year ended June 30, 2022 are not the same as Customer A, B and C for the fiscal year ended June 30, 2021.

(a) During the period from July 1, 2022 through the date of this prospectus, Customer I and II repaid  the principal and interest which were outstanding as of June 30, 2022. The Company subsequently renewed the loan agreements with these two customers. See Note 12 – Subsequent Events.   As of the date of this prospectus, the Company had outstanding loan receivables of $3,285,347 (equivalent to RMB 22,000,000).

For the fiscal years ended June 30, 2022 and 2021, the Company recognized interest income of $118,421 and $31,175 on loans to third parties, respectively.

F-19

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	June 30, 2022	June 30, 2021

Other taxes payable	$144,406	$153,957
Accrued payroll and benefits	57,176	68,635
Accrued professional fees	—	23,203
Accrued expenses and other liabilities	$201,582	$245,795

Other taxes payable

Other taxes payable consisted of the following:

	June 30, 2022	June 30, 2021

VAT payable	$43,106	$48,500
Dividend withholding tax payable *	95,574	98,998
Local tax payable	5,726	6,459
Other tax payable	$144,406	$153,957

* On July 8, 2019, QinHong Management’s shareholders approved dividends of approximately RMB 3,200,000 (approximately $0.45 million) to its shareholders on a pro rata basis. QinHong Management was subject to withholding tax payable of approximately RMB 640,000 (approximately $0.09 million) for shareholder dividends. As of June 30, 2022 and 2021, QinHong Management did not pay the dividend withholding tax payable.

6. INCOME TAXES

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

QinHong HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for corporations in Hong Kong for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million is subject to the rate of 16.5%, effective from the year of assessment 2018/2019. The Company did not make any provisions for Hong Kong profits tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, QinHong HK is exempted from income tax on its foreign-derived income and there is no tax withholding in Hong Kong on remittance of dividends.

F-20

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. INCOME TAXES (CONTINUED)

PRC

The tax rate is 25% for corporations in mainland China.

WFOE, QinHong Technology, QinHong Management and QinHong Consulting qualify as small and low profit enterprises, and are subject to a preferential income tax rate. For the period from July 1, 2020 through December 31, 2020, the applicable tax rate is 5% for the first RMB 1 million of assessable profits and 10% for the next RMB 2 million of assessable profits, and 25% for assessable profits above RMB 3 million for small and low profit enterprises in mainland China. For the period from January 1, 2021 through December 31, 2021, the applicable tax rate is 2.5% for the first RMB 1 million of assessable profits and 10% for the next RMB 2 million of assessable profits, and 25% for assessable profits above RMB 3 million. For the period from January 1, 2022 through December 31, 2022, the applicable tax rate is 2.5% for the first RMB 1 million of assessable profits and 5% for the next RMB 2 million of assessable profits, and 25% for assessable profits above RMB 3 million.

For the fiscal years ended June 30, 2022 and 2021, the Company incurred current income tax expenses of $23,261 and $233,570, respectively. For the fiscal years ended June 30, 2022 and 2021, the Company did not incur any deferred tax expenses or benefits.

Below is a reconciliation of the statutory tax rate to the effective tax rate:

	For the Fiscal Year Ended June 30,
	2022	2021

PRC statutory income tax rate	25.0%	25.0%
Effect of preferential tax benefits	(23.2)%	(12.7)%
Effect of non-deductible expenses	0.2%	0%
Effective tax rate	2.0%	12.3%

* WFOE, QinHong Technology, QinHong Management and QinHong Consulting qualify as small and low profit enterprises, and are subject to the above described preferential income tax rates. For the fiscal years ended June 30, 2022 and 2021, the tax savings as the result of the favorable tax rate amounted to $270,603 and $243,191, respectively, and the per share effect of the favorable tax rates were $0.05 and $0.04, respectively.

As of June 30, 2022 and 2021, the Company had no deferred tax assets or liabilities.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2022 and 2021, the Company did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefits. The Company does not believe that its uncertain tax benefits position will materially change over the next twelve months.

F-21

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. EARNINGS PER SHARE

On November 18, 2019, QinHong Cayman completed a reorganization of entities under common control of its then existing shareholders, who collectively owned a majority of the equity interests of QinHong Cayman prior to the reorganization. All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been adjusted to reflect such issuance of shares on a retrospective basis.

The following table sets forth the computation of basic and diluted earnings per share for the fiscal years ended June 30, 2022 and 2021:

	For the Fiscal Years Ended June 30,
	2022	2021
Numerator:
Net Income	$1,140,963	1,672,426
Denominator:
Weighted average ordinary shares outstanding – basic and dilutive	6,000,000	6,000,000
Earnings per share
Earnings per share – basic and dilutive	$0.19	$0.28

Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the fiscal years ended June 30, 2022 and 2021, the Company had no dilutive securities or debt outstanding.

8. RELATED PARTY TRANSACTIONS AND BALANCES

1) Transactions with related parties

For the fiscal year ended June 30, 2021, the Company lent an aggregate of RMB13,000,000 (approximately $1,935,700) to Mr. Jiang, the Chief Executive Officer of the Company, to earn interest income from idle capital. The loans were payable on demand with interest of 3% per annum. As of June 30, 2021, Mr. Jiang repaid in full the outstanding loan principal and interest to the Company. For the fiscal year ended June 30, 2021, the Company earned interest income of $30,976 from loans to Mr. Jiang.

For the fiscal year ended June 30, 2022, the Company did not enter into any significant transactions with related parties.

2) Balances with related parties

As of June 30, 2022 and 2021, the Company had a balance of $105 and nil due to a related party.

9. EQUITY

Ordinary shares

The Company is authorized to issue 500,000,000 ordinary shares of $0.0001 par value. On September 2, 2019, the Company issued an aggregate of 10,000 ordinary shares to the shareholders of QinHong Management. On December 8, 2021, the Company’s shareholders and Board of Directors approved the issuance of an additional 8,740,000 ordinary shares to all existing shareholders on a pro rata basis. Par value was paid for the issuance of 8,750,000 ordinary shares. All the existing shareholders and directors of the Company consider this share issuance as part of the Company’s reorganization to result in 8,750,000 ordinary shares issued and outstanding prior to completion of this offering and similar to a share split.

On February 21, 2023, the Company’s Board of Directors approved a share surrender of an aggregate of 2,750,000 issued ordinary shares by all existing shareholders on a pro rata basis. No cash or other consideration was paid for the shares. The surrender was part of the Company’s reorganization resulting in 6,000,000 ordinary shares issued and outstanding prior to completion of this offering and similar to a reverse stock split.

The Company believes it is appropriate to reflect this surrender on a retroactive basis pursuant to ASC 260 Earning Per Share. The Company has retroactively adjusted all share and per share data for all periods presented. As a result, the Company has 500,000,000 authorized shares, par value of US$0.0001, of which 6,000,000 were issued and outstanding as of June 30, 2022 and 2021.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payment of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with mainland China accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As of June 30, 2022 and 2021, the Company had restricted net assets of approximately $581,151 and $343,106, respectively, which included paid-in capital and the statutory reserve of the Company’s PRC subsidiaries that are included in the Company’s consolidated financial statements.

F-22

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. CONCENTRATION RISK (CONTINUED)

Client concentration

For the fiscal years ended June 30, 2022 and 2021, there were four and four clients that each accounted for 10% or more of total revenues, respectively. Clients accounting for 10% or more of the Company’s revenue were as follows:

	For the Fiscal Year Ended June 30,
	2022	2021

Client A	25%	12%
Client B	21%	0%
Client C	12%	15%
Client D	10%	0%
Client E	0%	17%
Client F	0%	10%
	68%	54%

As of June 30, 2022 and 2021, there were five and four clients each with accounts receivable accounting for 10% or more of the Company’s total accounts receivable, respectively. The details are as follows:

	June 30, 2022	June 30, 2021

Client A	20%	0%
Client B	16%	23%
Client C	12%	0%
Client D	10%	31%
Client E	10%	0%
Client F	0%	29%
Client G	0%	10%
	68%	93%

F-23

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. COMMITMENTS AND CONTINGENCIES

Lease commitments

In August 2019, the Company entered into an office lease agreement with a third party, with a monthly rental fee of $3,972. The lease expired in August 2020 and the Company extended the lease twice to August 2024.

The following table sets forth the Company’s contractual obligations as of June 30, 2022:

Rental payments

For the fiscal year ending June 30, 2023	$46,636
For the fiscal year ending June 30, 2024	46,636
Total	$93,272

Rent expense for the fiscal years ended June 30, 2022 and 2021 was $48,385 and $50,885, respectively.

12. SUBSEQUENT EVENTS

From July 1, 2022 through the date of this report, the Company entered into loan agreements totaling $4,183,258 (equivalent RMB 27,000,000) with two customers for which the Company also provided facilitation services. The loans were made to customers for the purpose of earning higher interest income. The loans earn interest of 3.65% to 3.70% per annum. One of these loans for approximately $775,000 (equivalent RMB 5,000,000) was repaid in January 2023 upon maturity.

On February 21, 2023, the Company’s Board of Directors approved a share surrender of an aggregate of 2,750,000 issued ordinary shares by all existing shareholders on a pro rata basis. No cash or other consideration was paid for the share surrender. All the existing shareholders and directors of the Company consider this surrender as part of the Company’s reorganization to result in 6,000,000 ordinary shares issued and outstanding prior to completion of this offering and similar to a reverse stock split. The Company believes it is appropriate to reflect this surrender on a retroactive basis pursuant to ASC 260 Earning Per Share. The Company has retroactively adjusted all share and per share data for all periods presented. As a result, the Company had 500,000,000 authorized shares, par value of US$0.0001, of which 6,000,000 were issued and outstanding as of June 30, 2022 and 2021.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued and determined that other than the above, there were no issues that affect the consolidated financial statements or the disclosures.

F-24

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of its consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information for the parent company.

For the purpose of presenting parent only financial information, the Company records its investment in its subsidiaries and VIEs under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiaries” and the income of the subsidiaries is presented as “share of income of subsidiaries”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2022 and 2021.

PARENT COMPANY BALANCE SHEETS

(Expressed in U.S. dollars)

	June 30, 2022	June 30, 2021
ASSETS
Investment in subsidiaries	$3,930,537	$2,932,238
Total Assets	$3,930,537	$2,932,238

LIABILITIES AND EQUITY
Total Liabilities	$—	$—

Commitments and Contingencies

Shareholders’ Equity
Ordinary shares - par value $0.0001 per share; 500,000,000 shares authorized, 6,000,000 shares issued and outstanding	600	600
Additional paid-in capital	14,864	14,864
Statutory reserve	565,687	327,642
Retained earnings	3,393,498	2,490,580
Accumulated other comprehensive (loss) income	(44,112)	98,552
Total Shareholders’ Equity	3,930,537	2,932,238
Total Liabilities and Shareholders’ Equity	$3,930,537	$2,932,238

* Retroactively adjusted for the effect of the share split, reverse share split and reorganization (see Note 9).

F-25

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollars)

	For the Fiscal Years Ended June 30,
	2022	2021

Share of income of subsidiaries	$1,140,963	$1,672,426
Net Income	1,140,963	1,672,426

Other Comprehensive Income (Loss)
Foreign currency translation adjustments	(142,664)	145,003
Comprehensive Income	$998,299	$1,817,329

PARENT COMPANY STATEMENTS OF CASH FLOWS

 (Expressed in U.S. dollars)

For the Fiscal Years Ended June 30,
	2022	2021

Net Cash Provided by Operating Activities	$—	$—
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—
Cash and cash equivalents at end of year	$—	$—

F-26

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

CODENSED CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollars)

	December 31, 2022	June 30, 2022
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$81,589	$16,042
Accounts receivable	1,093,194	1,117,019
Loans receivable	3,189,192	3,136,013
Other current assets	33,728	42,055
Total Current Assets	4,397,703	4,311,129

Property and equipment, net	4,521	5,017
Right of use assets	73,287	—
Total Assets	$4,475,511	$4,316,146

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accrued expenses and other liabilities	$209,618	$201,687
Income tax payable	118,843	183,922
Operating lease liabilities	43,290	—
Total Current Liabilities	371,751	385,609

Operating lease liabilities, non-current	22,452	—
Total Liabilities	394,203	385,609

Commitments and Contingencies

Shareholders’ Equity:
Ordinary shares - par value $0.0001 per share; 500,000,000 shares authorized, 6,000,000 shares issued and outstanding*	600	600
Additional paid-in capital	14,864	14,864
Statutory reserve	685,107	565,687
Retained earnings	3,536,834	3,393,498
Accumulated other comprehensive loss	(156,097)	(44,112)
Total Shareholders’ Equity	4,081,308	3,930,537
Total Liabilities and Shareholders’ Equity	$4,475,511	$4,316,146

* Retroactively adjusted for the effect of the share split, reverse share split and reorganization (see Note 9).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-27

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollars)

	For the Six Months Ended December 31,
	2022	2021

Net Revenues	$412,364	$419,111

Operating Expenses:
Salaries and employee benefits	159,058	148,062
Office rental expenses	25,911	26,200
Other operating expenses	51,775	93,195
Total Operating Expenses	236,744	267,457

Income from Operations	175,620	151,654

Interest income	54,699	58,151
Other (expenses) income, net	(487)	385
Income Before Provision for Income Taxes	229,832	210,190

Income tax benefits	32,924	57,722

Net Income	262,756	267,912

Other Comprehensive (Loss) Income:
Foreign currency translation adjustments	(111,985)	51,900

Comprehensive Income	$150,771	$319,812

Earnings Per Share
Basic and diluted*	$0.04	$0.04

Weighted Average Number of Ordinary Shares Outstanding
Basic and diluted*	6,000,000	6,000,000

* Retroactively adjusted for the effect of the share split, reverse share split and reorganization (see Note 9).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-28

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in U.S. dollars)

For the six months ended December 31, 2021
	Ordinary shares		Additional paid-in	Statutory	Retained	Accumulated other comprehensive
	Number*	Amount	capital	reserve	earnings	(loss) income	Total

Balance as at June 30, 2021	6,000,000	600	$14,864	$327,642	$2,490,580	$98,552	$2,932,238
Net income	—	—	—	—	267,912	—	267,912
Appropriation to statutory reserve	—	—	—	26,791	(26,791)	—	—
Foreign currency translation adjustments	—	—	—	—	—	51,900	51,900
Balance as at December 31, 2021	6,000,000	$600	$14,864	$354,433	$2,731,701	$150,452	$3,252,050

For the six months ended December 31, 2022
	Ordinary shares		Additional paid-in	Statutory	Retained	Accumulated other comprehensive
	Number*	Amount	capital	reserve	earnings	(loss) income	Total

Balance as at June 30, 2022	6,000,000	$600	$14,864	$565,687	$3,393,498	$(44,112)	$3,930,537
Net income	—	—	—	—	262,756	—	262,756
Appropriation to statutory reserve	—	—	—	119,420	(119,420)	—	—
Foreign currency translation adjustments	—	—	—	—	—	(111,985)	(111,985)
Balance as at December 31, 2022	6,000,000	$600	$14,864	$685,107	$3,536,834	$(156,097)	$4,081,308

* Retroactively adjusted for the effect of the share split, reverse share split and reorganization (see Note 9).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-29

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars)

	For the Six Months Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$262,756	$267,912
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,196	1,465
Amortization of right of use assets	20,624	—
Changes in operating assets and liabilities:
Accounts receivable	(8,766)	(138,874)
Other current assets	7,015	(15,580)
Accrued expenses and other liabilities	13,676	(36,618)
Income taxes payable	(59,010)	(119,627)
Operating lease liabilities	(28,083)	—
Net Cash Provided by (Used in) Operating Activities	209,408	(41,322)

Cash Flows from Investing Activities:
Purchase of property and equipment	(851)	(995)
Loans made to third parties	(3,152,585)	(3,545,603)
Loans collected from third parties	3,009,286	3,530,052
Net Cash Used in Investing Activities	(144,150)	(16,546)

Effect of Exchange Rate Changes	289	563

Net Increase (Decrease) in Cash and Cash Equivalents	65,547	(57,305)
Cash and Cash Equivalents at Beginning of Period	16,042	72,963
Cash and Cash Equivalents at End of Period	$81,589	$15,658

Cash paid for:
Income taxes	$27,319	$40,208
Interest expense	$—	$—

Non-cash Investing and Financing activities
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$93,070	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-30

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

The accompanying unaudited condensed consolidated financial statements include the financial statements of Qinhong International Group (“Qinhong Cayman”) and its subsidiaries (collectively “the Company”). QinHong Cayman, through its wholly-owned subsidiaries, is engaged in the provision of facilitation of the transfer of negotiable instruments, accounts receivable and other rights to payment (collectively, “RTPs”) between small-to-medium enterprises (“SMEs”) and financial institutions in the in People’s Republic of China (“China” or “PRC”), and refers to financial institution clients holders of RTPs who look to sell their RTPs. The Company receives service fees for these facilitation services to SME clients, which generally range from 0.2% - 0.3% of the face value of the RTPs (all of which are banker’s acceptance bills) from SME clients, and service fees for the referral services to financial institution clients, which generally range from 0.1%-3.0% of proceeds from the RTP transfer.

Reorganization

On November 18, 2019, WFOE entered into a series of agreements (the “VIE Agreements”) with QinHong Management, QinHong Technology, and the two equity shareholders of QinHong Management and QinHong Technology. The two equity shareholders collectively held 100% equity interest in both Qinhong Management and QinHong Technology and they voted in concert. The VIE Agreements were designed to provide WFOE with the control so that QinHong Management and QinHong Technology can be consolidated into the financial statements of QinHong Cayman in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

On March 7, 2022, WFOE entered into an equity transfer agreement with QinHong Technology and the shareholders of QinHong Technology. Pursuant to the equity transfer agreement, each of the shareholders of QinHong Technology transferred to WFOE their respective equity interests in QinHong Technology at a consideration of nil. Upon completion of such transfers, QinHong Technology became a direct wholly-owned subsidiary of WFOE and an indirect-wholly owned subsidiary of QinHong Cayman.

On April 7, 2022, WFOE entered into an equity transfer agreement with QinHong Management and the shareholders of QinHong Management. Pursuant to the equity transfer agreement, each of the shareholders of QinHong Management transferred to WFOE their respective equity interests in QinHong Management at a consideration of nil. Upon completion of such transfers, QinHong Management became a direct wholly-owned subsidiary of WFOE and an indirect-wholly owned subsidiary of QinHong Cayman.

As a result, the VIE structure was dissolved. and WFOE holds 100% of the equity interests of both QinHong Technology and QinHong Management.

QinHong Cayman, QinHong HK, QinHong WOFE, QinHong Management and QinHong Technology are under common control of same group of shareholders before and after the reorganization. The unaudited condensed consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the unaudited condensed consolidated financial statements.

F-31

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

As of December 31, 2022, the Company’s subsidiaries are as follows:

Name	Information of the Subsidiary	Ownership
QinHong Capital Group Limited (“QinHong HK”)	● A Hong Kong limited company ● Incorporated on September 25, 2019 ● A holding company	100% owned by QinHong Cayman
Chengdu Xiyuan Supply Chain Management Co., Ltd. (“WFOE”)	● A mainland China limited liability company and a wholly foreign owned enterprise ● Incorporated on November 18, 2019 ● Registered capital of $150,000 ● A holding company	100% owned by QinHong HK
Sichuan QinHong Enterprise Management Co., Ltd. (“QinHong Management”)

●      A mainland China limited liability company

●      Incorporated on July 7, 2011

●      Registered capital increased on July 16, 2019, from $15,464 to $154,643 (RMB 1 million) with registered capital of $139,179 to be funded

●      Engaged in facilitation of the monetization of RTPs in mainland China.

100% owned by WFOE
Sichuan QinHong Technology Co., Ltd. (“QinHong Technology”)

●      A mainland China limited liability company

●      Incorporated on September 14, 2017

●      Registered capital of $152,604 (RMB 1 million) with registered capital of $152,604 to be funded

●      Engaged in facilitation of the monetization of RTPs in mainland China.

100% owned by WFOE
Chengdu QinHong Business Information Consulting Co., Ltd. (“QinHong Consulting”)

●      A mainland China limited liability company

●      Incorporated on February 25, 2022

●      Registered capital of $154,752 (RMB 1 million) with registered capital of $154,752 to be funded

●      Engaged in facilitation of the monetization of RTPs in mainland China.

100% owned by WFOE

F-32

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Security and Exchange Commission and accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these statements should be read in conjunction with the Company’s audited consolidated financial statements for the years ended June 30, 2022 and 2021.

In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Company’s consolidated financial statements for the years ended June 30, 2022 and 2021. The results of operations for the six months ended December 31, 2022 and 2021 are not necessarily indicative of the results for the full year.

(b) Foreign currency translation

The reporting currency of the Company is the U.S. dollar (“USD”), and the functional currency is the Renminbi Yuan (“RMB”), as the PRC is the primary economic environment in which the Company operates.

The condensed unaudited consolidated financial statements of the Company are prepared using RMB, and translated into the Company’s reporting currency, USD, at the exchange rates quoted by www.oanda.com. Monetary assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rate of exchange prevailing at the balance sheet date. Revenue and expenses are translated using the average rates during each reporting period, and shareholders’ equity is translated at historical exchange rates. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited condensed consolidated balance sheets. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income (loss) in shareholders’ equity. The following are the rates used to convert RMB to the USD:

	December 31, 2022	June 30, 2022
Balance sheet items, except for equity accounts	6.8983	6.6964

	For the Six Months Ended December 31,
	2022	2021
Items in the statements of operations and comprehensive income, and statements of cash flows	6.9784	6.4305

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

F-33

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c) Accounts receivable

Accounts receivable are recorded at the gross amount less an allowance for doubtful accounts, if necessary, and do not bear interest, depending on the credit assessment of clients. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and the aging of receivables. Management also periodically evaluates individual client’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. In accordance with ASC 310-10-35-41, account balances are charged off against the allowance after the Company has exhausted all means of collection, including filing litigation, and collection is considered remote. The Company starts to collect the outstanding accounts receivable upon maturity of credit terms. As of December 31, 2022 and June 30, 2022, the Company determined no allowance for doubtful accounts was necessary for accounts receivable.

As affected by the COVID-19 pandemic, our customers suffered temporary closure of business and could not make repayments in due time. During the year ended June 30, 2022, the Company offered a temporary extension of payment terms ranging between six and twelve months to customers. The following table represents the aging of accounts receivable as of December 31, 2022 and June 30, 2022. The aging of accounts receivable took consideration of the extended credit term ranging between six and twelve months. The total gross accounts receivable as of December 31, 2022 and June 30, 2022 were granted extended credit terms.

For the six months ended December 31, 2022, all revenues recognized in regard to both the facilitation and referral services were granted a temporary extension of credit term of 12 months. Because the Company assessed it is probable to collect the service fees from customers, the Company recognized revenues upon completion of performance obligations. See 2. Summary of significant accounting policies – (d) revenue recognition.

Besides no customers who had outstanding accounts receivables with extended payment terms borrowed loans from the Company for the six months ended December 31, 2022.

	Within due date	1-90 Days	91-180 Days	181 – 270 Days	Total
As of June 30, 2022	$1,046,086	$70,933	$—	$—	$1,117,019
As of December 31, 2022	$1,093,194	$—	$—	$—	$1,093,194

As of the date of this report, accounts receivable of approximately $0.84 million has been collected. Below is a roll-forward of activity of accounts receivable for the six months ended December 31, 2022 and for the fiscal year ended June 30, 2022.

	December 31, 2022	June 30, 2022
Opening balance	$1,117,019	$111,826
Increase of accounts receivable from revenues	426,530	1,511,319
Collection of accounts receivable	(417,764)	(464,409)
Foreign exchange adjustment	(32,591)	(41,717)
Ending balance	$1,093,194	$1,117,019

F-34

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d) Revenue recognition

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (“ASC 606”). FASB ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

In accordance with ASC 606, revenues are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Facilitation services

The Company provides facilitation services to SMEs who would like to sell RTPs (banker’s acceptance bills) to financial institutions. The Company identifies a single performance obligation from contracts with clients. Revenue is recorded at a point in time when the RTP is sold and collection is reasonable assured. The Company determined that it is not the legal seller or legal buyer in the RTP transfer process. Therefore, the Company does not record RTP receivables and payables arising from the transfer of RTPs between small-to-medium enterprises and financial institutions.

The Company charges SME clients a facilitation service fee, ranging from 0.2% to 0.3% of the face value of the RTPs. The facilitation service fees are generally collected within 20 days after the transfer of RTPs from clients to financial institutions, and revenue and accounts receivable are recognized upon successful transfer of RTPs between SMEs and financial institutions. Revenue is recorded net of value-added tax (“VAT”).

Referral services

Since August 2019, the Company started offering referral services to clients who purchase low risk RTPs at a discount. The Company identifies a single performance obligation from contracts with clients. The Company determined that it is not the legal seller or legal buyer in the RTP referral process. Therefore, the Company does not record RTP receivables and payables arising from the referral of RTPs between small-to-medium enterprises and financial institutions.

The Company charges clients a referral fee, ranging from 0.1% to 3.0% of the amount of the RTPs. The referral fees are generally collected within 20 days after the referral of RTPs to clients, and revenue and accounts receivable are recognized upon successful referral of RTPs to the clients, at the point in time when our clients enter into factoring service agreements with RTP holders. Revenue is recorded net of value-added tax (“VAT”).

For the six months ended December 31, 2023 and 2022, the Company generated revenues from referral revenues of holders of RTP’s to one factoring company.

F-35

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d) Revenue recognition (continued)

Consulting services

For the six months ended December 31, 2022 the Company assisted certain existing SME clients with their bank loan applications and charged consulting service fees ranging from 1% to 2% of the loan proceeds. The Company is responsible to provide ad hoc services to assist customers to draft plans for the use of proceeds and preparation of loan applications required by banks. The Company identifies a single performance obligation from contracts and recognizes revenue at a point in time when the SME clients obtain loans from the financial institutions. The consulting service fees are generally collected within 20 days after the customers obtain loans from the bank.

The following table identifies the disaggregation of the Company’s revenue for the six months ended December 31, 2022 and 2021, respectively.

	For the Six Months Ended December 31,
	2022	2021

Facilitation services for transfer of RTPs	$190,946	$408,155
Referral services for transfer of RTPs	9,328	12,030
Consulting services	212,921	—
Less: taxes and surcharges	(831)	(1,074)
Revenues	$412,364	$419,111

(e) Value added tax

The Company is subject to VAT and related surcharges on the revenues earned for services provided in mainland China and interest earned from deposits in banks. The applicable rate of VAT is 6% for general entities and 3% for small and medium size entities (“SMEs”). For the period from January 1, 2020 through December 31, 2021, the PRC tax bureau reduced the applicable VAT to 1% for all SMEs due to COVID-19. For the period from January 1, 2022 through December 31, 2022, the PRC tax bureau reduced the applicable VAT to 0% for all SMEs due to COVID-19. The related surcharges for revenues derived from the Company’s facilitation services, referral services and other services are deducted from gross receipts to arrive at net revenues. For the six months ended December 31, 2022 and 2021, the disaggregation of related value added tax by revenue streams were as follows:

	For the Six Months Ended December 31,
	2022	2021

Facilitation services for transfer of RTPs	$—	$13,113
Referral services for transfer of RTPs	560	722
Consulting services	12,775	—
Total value added taxes	$13,335	$13,835

F-36

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(f) Operating leases

The Company early adopted the ASU 2016-02, Leases (Topic 842) on July 1, 2022 using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered after, the beginning of the earliest comparative period presented in the consolidated financial statements.

The Company leases its offices, which are classified as operating leases in accordance with Topic 842. Operating leases are required to record in the balance sheet as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date, and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected the short-term lease exemption as the lease terms are 12 months or less.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease.

The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. There was no impairment for right-of-use lease assets as of December 31, 2022 and June 30, 2022.

(g) Significant risks and uncertainties

1)	Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount at the balance sheet dates. As of December 31, 2022, the Company held cash and cash equivalents of approximately $82,000, which was primarily deposited in financial institutions located in Mainland China, and the amount deposited in each bank is insured by the government authority with the maximum limit of RMB 500,000 (equivalent to approximately $72,500). To limit exposure to credit risk relating to deposits, the Company primarily places its cash and cash equivalent deposits with large financial institutions in mainland China which management believes are of high credit quality and continually monitors their worthiness.

2)	Liquidity risk

The Company is also exposed to liquidity risk which is the risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the shareholders to obtain short-term financing to meet its liquidity needs, if necessary.

3)	Foreign currency risk

Substantially all of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other regulatory authorities requires submitting a payment application form together with the suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and international, economic and political developments affecting supply and demand in the China Foreign Exchange Trade System.

4)	Other risks

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the COVID-19 outbreak and spread, which could significantly disrupt the Company’s operations.

F-37

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. PROPERTY AND EQUIPEMENT, NET

Property and equipment, net, consist of the following:

	December 31, 2022	June 30, 2022
Electronic equipment	$15,146	$14,716
Less: accumulated depreciation	(10,625)	(9,699)
Property and equipment, net	$4,521	$5,017

  Depreciation expense totaled $1,196 and $1,465 for the six months ended December 31, 2022 and 2021, respectively.

4. LOANS RECEIVABLE

	December 31, 2022	June 30, 2022
Loans receivable	$3,189,192	$3,136,013

Below is a roll forward of activity of loans receivable for the six months ended December 31, 2022 and for the fiscal years ended June 30, 2022.

	December 31, 2022	June 30, 2022
Opening balance	$3,136,013	$3,201,955
Loans made to third parties	3,152,585	6,786,174
Collection of loans from third parties	(3,009,286)	(6,739,693)
Foreign exchange adjustment	(90,120)	(112,423)
Ending balance	$3,189,192	$3,136,013

Loans agreements entered into during the six months ended December 31, 2022

For the six months ended December 31, 2022, the Company entered into loan agreements totaling $3,152,585 with two third party customers for which the Company also provided facilitation services. The Company made loans to these customers for the purpose of earning higher interest income from idle cash. The loans bear interest of 3.65% to 3.70% per annum. These loans mature commencing in January 2023 through June 2023. The principal and interest are being repaid at maturity. The Company did not grant payment extensions to these customers. \

The following table sets forth the breakdown of loans receivable due from each of the two customers as of December 31, 2022 and the date of this prospectus, and amount of negotiable instruments purchased by these customers and revenues recognized from facilitation services from these customers for the six months ended December 31, 2022 and 2021, respectively.

F-38

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. LOANS RECEIVABLE (CONTINUED)

	Loans receivable as of		Revenues for the Six Months Ended December 31		Negotiable instruments Purchased for the Six Months Ended December 31
	December 31, 2022	Date of this prospectus	2022	2021	2022	2021
Customer I (a)	$1,432,993	$—	$—	$—	$—	$—
Customer II (a)	1,719,592	—	—	—	—	—
Total	$3,152,585	$—	$—	$—	$—	$—

(a) During the period from January 1, 2023 through the date of this prospectus, Customers I and II fully repaid principal and interest which were outstanding as of December 31, 2022. The Company subsequently renewed the loan agreement with Customer I and a new customer. See Note 12 – Subsequent Events. As of the date of this prospectus, the Company had outstanding loan receivables of $3,582,483 (equivalent to RMB 25,000,000).

For the six months ended December 31, 2022 and 2021, the Company recognized interest income of $54,698 and $58,570, respectively, on loans to third parties.

Loans agreements entered into during the year ended June 30, 2022

For the fiscal year ended June 30, 2022, the Company entered into loan agreements totaling $6,786,174 with three third party customers for which the Company also provided facilitation services. The Company made loans to these customers for the purposes of earning higher interest income from idle cash. The loans bear interest of 3.5% to 3.9% per annum. These loans matured commencing in November 2021 through December 2022. The principal and interest were repaid at maturity. The Company did not grant payment extensions to these customers. As of the date of this report, Customers I and II repaid the principal and interest which were outstanding as of June 30, 2022. The Company subsequently renewed the loan agreements with these two customers.

The following table sets forth the breakdown of loans receivable due from each of the three customers as of June 30, 2022 and the date of this prospectus, and amount of negotiable instruments purchased by these customers and revenues recognized from facilitation services from these customers for the fiscal years ended June 30, 2022 and 2021, respectively.

	Loans receivable as of		Revenues for the Fiscal Years Ended		Negotiable instruments Purchased for the Fiscal Years Ended
	June 30, 2022	Date of this prospectus	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Customer I	$1,344,006	$1,493,340	$—	$—	$—	$—
Customer II	1,792,007	1,792,007	—	—	—	—
Customer III	—	—	54,286	128,514	21,934,943	52,330,522
Total	$3,136,013	$3,285,347	$54,286	$128,514	$21,934,943	$52,330,522

For the fiscal years ended June 30, 2022, the Company recognized interest income of $118,421 on loans to third parties.

F-39

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31, 2022	June 30, 2022
Other taxes payable	$151,710	$144,406
Accrued payroll and benefits	57,908	57,176
Accrued expenses and other liabilities	$209,618	$201,582

Other taxes payable

Other taxes payable consisted of the following:

	December 31, 2022	June 30, 2022
VAT payable	$51,513	$43,106
Dividend withholding tax payable *	92,776	95,574
Local tax payable	7,421	5,726
Other tax payable	$151,710	$144,406

* On July 8, 2019, QinHong Management’s shareholders approved dividends of approximately RMB 3,200,000 (approximately $0.45 million) to its shareholders on a pro rata basis. QinHong Management was subject to withholding tax payable of approximately RMB 640,000 (approximately $0.09 million) for shareholder dividends. As of December 31, 2022 and June 30, 2022, QinHong Management has not paid the dividend withholding tax payable.

6. INCOME TAXES

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

QinHong HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for corporations in Hong Kong for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million are subject to the rate of 16.5%. The Company did not make any provisions for Hong Kong profits tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, QinHong HK is exempted from income tax on its foreign-derived income and there is no tax withholding in Hong Kong on remittance of dividends.

F-40

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. INCOME TAXES (CONTINUED)

PRC

The tax rate is 25% for corporations in mainland China.

WFOE, QinHong Technology, QinHong Management and QinHong Consulting qualify as small and low profit enterprises and are subject to a preferential income tax rate. For the period from January 1, 2021 through December 31, 2021, the applicable tax rate is 2.5% for the first RMB 1 million of assessable profits and 10% for the next RMB 2 million of assessable profits, and 25% for assessable profits above RMB 3 million. For the period from January 1, 2022 through December 31, 2022, the applicable tax rate is 2.5% for the first RMB 1 million of assessable profits and 5% for the next RMB 2 million of assessable profits, and 25% for assessable profits above RMB 3 million.

For the six months ended December 31, 2022 and 2021, the Company incurred current income tax benefits of $32,924 and $57,722, respectively. For the six months ended December 31, 2022 and 2021, the Company did not incur any deferred tax expenses or benefits.

The Company recognized current income tax benefits because the Company estimated an annual effective tax rate to calculate the income tax expenses for the six months ended June 30, 2022 and 2021. However, the actual effective tax rate for the twelve months ended December 31, 2022 and 2021 was lower than the estimated amount, leading to a current income tax benefits for the six months ended December 31, 2022 and 2021, respectively.

As of June 30, 2022 and 2021, the Company had no deferred tax assets or liabilities.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2022 and June 30, 2022, the Company did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefits. The Company does not believe that its uncertain tax benefits position will materially change over the next twelve months.

F-41

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. EARNINGS PER SHARE

On November 18, 2019, QinHong Cayman completed a reorganization of entities under common control of its then existing shareholders, who collectively owned a majority of the equity interests of QinHong Cayman prior to the reorganization. All references to numbers of ordinary shares and per-share data in the accompanying unaudited condensed consolidated financial statements have been adjusted to reflect such issuance of shares on a retrospective basis.

The following table sets forth the computation of basic and diluted earnings per share for the six months ended December 31, 2022 and 2021:

	For the Six Months Ended December 31,
	2022	2021
Numerator:
Net Income	$262,756	$267,912
Denominator:
Weighted average ordinary shares outstanding – basic and dilutive	6,000,000	6,000,000
Earnings Per Share
Earnings per share – basic and dilutive	$0.04	$0.04

Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the six months ended December 31, 2022 and 2021, the Company had no dilutive securities or debt outstanding.

8. RELATED PARTY TRANSACTIONS AND BALANCES

1) Transactions with related parties

For the six months ended December 31 2022 and 2021, the Company did not enter into any significant transactions with related parties.

2) Balances with related parties

As of December 31, 2022 and June 30, 2022, the Company had a balance of $nil and $105 due to a related party.

F-42

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. EQUITY

Ordinary shares

The Company is authorized to issue 500,000,000 ordinary shares of $0.0001 par value. On September 2, 2019, the Company issued an aggregate of 10,000 ordinary shares to the shareholders of QinHong Management. On December 8, 2021, the Company’s shareholders and Board of Directors approved the issuance of an additional 8,740,000 ordinary shares to all existing shareholders on a pro rata basis. Par value was paid for the issuance of 8,750,000 ordinary shares. All the existing shareholders and directors of the Company consider this share issuance as part of the Company’s reorganization to result in 8,750,000 ordinary shares issued and outstanding prior to completion of this offering and was treated similar to a share split.

On February 21, 2023, the Company’s Board of Directors approved a share surrender and retirement of an aggregate of 2,750,000 issued ordinary shares by all existing shareholders on a pro rata basis. No cash or other consideration was paid for the shares. The surrender was part of the Company’s reorganization resulting in 6,000,000 ordinary shares issued and outstanding prior to completion of this offering and similar to a reverse stock split.

The Company believes it is appropriate to reflect this surrender on a retroactive basis pursuant to ASC 260 Earning Per Share. The Company has retroactively adjusted all share and per share data for all periods presented. As a result, the Company has 500,000,000 authorized shares, par value of US$0.0001, of which 6,000,000 were issued and outstanding as of December 31, 2022 and June 30, 2022.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payment of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with mainland China accounting standards and regulations. The results of operations reflected in the unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As of December 31, 2022 and June 30, 2022, the Company had restricted net assets of approximately $700,522 and $581,151, respectively, which included paid-in capital and the statutory reserve of the Company’s PRC subsidiaries that are included in the Company’s unaudited condensed consolidated financial statements.

F-43

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. CONCENTRATION RISK (CONTINUED)

Client concentration

For the six months ended December 31, 2022 and 2021, there were three and two clients that each accounted for 10% or more of total revenues, respectively. Clients accounting for 10% or more of the Company’s revenue were as follows:

	For the Six Months Ended December 31,
	2022	2021
Client A	51%	*
Client B	22%	29%
Client C	15%	*
Client D	*	53%
	88%	82%

* Less than 10% of the Company’s revenues

As of December 31, 2022 and June 30, 2022, there were four and five clients each with accounts receivable accounting for 10% or more of the Company’s total accounts receivable, respectively. The details are as follows:

	December 31, 2021	June 30, 2022
Client A	21%	*
Client B	20%	20%
Client C	*	16%
Client D	12%	12%
Client E	*	10%
Client F	10%	10%
	63%	68%

F-44

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. COMMITMENTS AND CONTINGENCIES

Operating Leases

As of December 31, 2022, the Company leases one office Chengdu, Sichuan Province, under non-cancelable operating leases, with lease term ending in August 2024. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the leases do not provide a readily determinable implicit rate. Therefore, the Company discount lease payments based on an estimate of the incremental borrowing rate.

For operating leases that include rent holidays and rent escalation clauses, the Company recognizes lease expense on a straight-line basis over the lease term from the date it takes possession of the leased property. The Company records the straight-line lease expense and any contingent rent, if applicable, in general and administrative expenses on the consolidated statements of income and comprehensive income. The corporate office lease also requires the Company to pay real estate taxes, common area maintenance costs and other occupancy costs which are included in the general and administrative expenses on the condensed consolidated statements of income and comprehensive income.

The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The table below presents the operating lease related assets and liabilities recorded on the consolidated balance sheets.

	December 31, 2022	June 30, 2022
Right of use assets	$73,287	$—

Operating lease liabilities	$43,290	$—
Operating lease liabilities, noncurrent	22,452	—
	$65,742	$—

Other information about the Company’s leases is as follows:

	For the Six Months Ended December 31,
	2022	2021
Operating cash flows used in operating leases	22,376	—
Weighted average remaining lease term (years)	1.67	—
Weighted average discount rate	4.75%	—

Rent expense for the six months ended December 31, 2022 and 2021 was $22,376 and $26,200, respectively.

F-45

QINHONG INTERNATIONAL GROUP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following is a schedule, by years, of maturities of lease liabilities as of December 31, 2022:

December 31,
2022
For the six months ending June 30, 2023	$22,635
For the year ending June 30, 2024	45,271
Total lease payments	67,906
Less: Imputed interest	(2,164)
Present value of lease liabilities	$65,742

12. SUBSEQUENT EVENTS

From January 1, 2023 through the date of this report, the Company renewed loan agreements totaling $3,582,483 (equivalent RMB 25,000,000) with two customers. The loans were made to customers for the purpose of earning higher interest income. The loans earn interest of 3.65% per annum.

On February 21, 2023, the Company’s Board of Directors approved a share surrender and retirement of an aggregate of 2,750,000 issued ordinary shares by all existing shareholders on a pro rata basis. No cash or other consideration was paid for the share surrender. All the existing shareholders and directors of the Company consider this surrender as part of the Company’s reorganization to result in 6,000,000 ordinary shares issued and outstanding prior to completion of this offering and similar to a reverse stock split. The Company believes it is appropriate to reflect this surrender on a retroactive basis pursuant to ASC 260 Earning Per Share. The Company has retroactively adjusted all share and per share data for all periods presented. As a result, the Company had 500,000,000 authorized shares, par value of US$0.0001, of which 6,000,000 were issued and outstanding as of December 31, 2022 and June 30, 2022.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued and determined that other than the above, there were no issues that affect the unaudited condensed consolidated financial statements or the disclosures.

F-46

3,750,000 Ordinary Shares

QINHONG INTERNATIONAL GROUP

PROSPECTUS

THE BENCHMARK COMPANY LLC AXIOM CAPITAL MANAGEMENT, INC.

Joint Book-Running Managers

, 2023

Dealer Prospectus Delivery Obligation

Until [●], 2023, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to our offer letters to directors and employment agreements with executive officers, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of ordinary shares.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Sertus Nominees (Cayman) Limited(1)	September 2, 2019	1	$0.0001
Maggie Capital Holdings Limited	September 2, 2019	490	$0.049
Rain Capital Holdings Limited	September 2, 2019	2,320	$0.232
Saviour Capital Holdings Limited	September 2, 2019	490	$0.049
Conor Capital Holdings Limited	September 2, 2019	6,699	$0.6699
Maggie Capital Holdings Limited	December 8, 2021	428,260	$42.83
Rain Capital Holdings Limited	December 8, 2021	2,027,680	$202.77
Saviour Capital Holdings Limited	December 8, 2021	428,260	$42.83
Conor Capital Holdings Limited	December 8, 2021	5,855,800	$585.58

(1)	On September 2, 2019, Sertus Nominees (Cayman) Limited transferred one ordinary share to Conor Capital Holdings Limited for $0.0001.

On February 21, 2023, the following shareholders surrendered, on a pro-rata basis, certain ordinary shares for no consideration. Such surrendered ordinary shares were cancelled immediately after the surrender.

Shareholders	Number of Shares Surrendered	Number of Shares Owned After Surrender
Maggie Capital Holdings Limited	134,750	294,000
Rain Capital Holdings Limited	638,000	1,392,000
Saviour Capital Holdings Limited	134,750	294,000
Conor Capital Holdings Limited	1,842,500	4,020,000

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b) Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chengdu, Sichuan, People’s Republic of China, on June 20, 2023.

QINHONG INTERNATIONAL GROUP

By:	/s/ Xu Jiang
Name:	Xu Jiang
Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, as amended, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xu Jiang	Chief Executive Officer and Chairman	June 20, 2023
Xu Jiang	(principal executive officer)

*	Chief Financial Officer	June 20, 2023
Yao Liu	(principal financial and accounting officer)

*	Director	June 20, 2023
Sucheng Huang

*	Director	June 20, 2023
Long Yi

*	Director	June 20, 2023
Yong Hu

*	Director	June 20, 2023
Ling Shen

* By:	/s/ Xu Jiang
Xu Jiang
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of QinHong International Group, has signed this registration statement or amendment thereto in Newark, Delaware on June 20, 2023.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

QINHONG INTERNATIONAL GROUP
EXHIBIT INDEX

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement
3.1***	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2**	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1***	Registrant’s Specimen Certificate for Ordinary Shares
5.1**	Opinion of Ogier regarding the validity of the ordinary shares being registered
5.2**	Opinion of Ellenoff Grossman & Schole LLP r regarding the validity of the underwriters’ warrants being registered
8.1**	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1***	Form of Employment Agreement between the Registrant and an executive officer of the Registrant
10.2***	Form of Director Offer Letter
10.3***	Form of Consulting Service Agreement
10.4**	Form of Indemnification Escrow
21.1***	Subsidiaries of the Registrant
23.1*	Consent of Wei, Wei & Co., LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Ogier (included in Exhibit 5.1)
23.3**	Consent of Beijing DOCVIT Law Firm (included in Exhibit 99.2)
23.4**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibits 5.2 and 8.3)
24.1***	Powers of Attorney (included on signature page to initial filing of the Registration Statement on Form F-1)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Opinion of Beijing DOCVIT Law Firm regarding certain PRC law matters
107***	Calculation of Filing Fees Table

* Filed herewith.

** To be filed by amendment

*** Previously filed.